Execution Version

SECURITIES PURCHASE AGREEMENT
by and among
XIRGO TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC,
XIRGO HOLDINGS, INC.,
THE BLOCKER SELLERS,
THE COMPANY SELLERS LISTED ON THE SIGNATURE PAGES HERETO,
THE COMPANY OPTION HOLDERS DELIVERING OPTION CANCELLATION AND JOINDER AGREEMENTS,
SENSATA TECHNOLOGIES, INC.,
and
THE SELLER REPRESENTATIVE IDENTIFIED HEREIN

dated as of
February 11, 2021

Table of Contents

2

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13.13 Non-Recourse	72
13.14 Interpretive Provisions	73
13.15 Definitions	73

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EXHIBITS

Exhibit A    –    Sample Working Capital Calculation
Exhibit B    –    Form of Stock Power
Exhibit C     –    Form of Option Cancellation and Joinder Agreement
Exhibit D         –    Allocation Methodology
Exhibit E        –    R&W Insurance Policy
Exhibit F        –    Xirgo Retention Bonus Plan

SCHEDULES

Schedule A        –    [RESERVED]
Schedule B        –    Purchased Units Purchase Price Allocation
Schedule C        –    Blocker Sellers
Schedule D         –    Resigning Persons

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SECURITIES PURCHASE AGREEMENT
    THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into and effective as of February 11, 2021, by and among (i) Xirgo Technologies Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), (ii) Xirgo Holdings, Inc., an Indiana corporation (“Blocker”), (iii) the Blocker Sellers (as defined in Section 13.15), (iv) the Company sellers listed on the signature pages hereto (each individually a “Company Seller”, and collectively, the “Company Sellers” and together with the Blocker Sellers, the “Sellers”), (v) the Company Option Holders (as defined in Section 13.15) delivering Option Cancellation and Joinder Agreements, (vi) Sensata Technologies, Inc., a Delaware corporation (“Buyer”), and (vii) Hammond, Kennedy, Whitney & Company, Inc., a New York corporation, solely in its capacity as the Seller Representative. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in Section 13.15.
    WHEREAS, the Sellers constitute, directly or indirectly (in the case of the Blocker Sellers), all of the members of the Company and are, collectively, the record and beneficial owners, directly or indirectly (in the case of the Blocker Sellers), of all of the issued and outstanding Class A Units of the Company (the “Class A Units”), and the Class B Units of the Company (the “Class B Units” and together with the Class A Units, the “Units”);
    WHEREAS, the Blocker Sellers constitute all of the stockholders of the Blocker and are, collectively, the record and beneficial owners of all of the issued and outstanding capital stock of the Blocker (the “Blocker Shares”); and
    WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (i) Buyer desires to purchase from the Blocker Sellers, and the Blocker Sellers desire to sell to Buyer, all of the Blocker Shares, and (ii) Buyer desires to purchase from the Company Sellers, and the Company Sellers desire to sell to Buyer, all of the Units held by the Company Sellers (the “Purchased Units”, and together with the Blocker Shares, collectively, the “Acquired Securities”), in each case as of the Closing for the consideration described herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    PURCHASE AND SALE OF ACQUIRED SECURITIES
1.1    Agreement to Sell and Purchase. Upon the terms set forth in this Agreement, at the Closing, (a) each Blocker Seller will sell and transfer to Buyer, and Buyer will purchase and acquire from such Blocker Seller, all right, title and interest of such Blocker Seller in and to the Blocker Shares held by such Blocker Seller, free and clear of all Liens, other than Permitted Equity Liens, and (b) each Company Seller will sell and transfer to Buyer, and Buyer will purchase and acquire from such Company Seller, all right, title and interest of such Company Seller in and to the Purchased Units held by such Company Seller, free and clear of all Liens, other than Permitted Equity Liens.
1.2    Cancellation of Company Options. Upon the terms set forth in this Agreement, at the Closing, each Company Option shall be canceled and terminated pursuant to the Option Cancellation and Joinder Agreements in exchange for the right of the Company Option Holder thereof to receive the portion of the payment due to such Company Option Holder under this Agreement that is attributable to the Company Options held by such Company Option Holder.

2.    PURCHASE PRICE; PAYMENT
2.1    Purchase Price. The aggregate purchase price for the Acquired Securities (the “Purchase Price”) shall be calculated according to the methods and procedures in this Article 2 and shall be an amount equal to (a) $400,000,000 (the “Base Purchase Price”); (b) plus the Final Company Closing Cash Amount; (c) plus the Final Blocker Closing Cash Amount, (d) plus the amount, if any, by which the Final Adjusted Net Working Capital Amount is greater than the Adjusted Net Working Capital Target or minus the amount, if any, by which the Final Adjusted Net Working Capital Amount is less than the Adjusted Net Working Capital Target; (e) minus the Final Indebtedness Amount; and (f) minus the Final Seller Transaction Expenses Amount.
2.2    Estimated Closing Statement; Closing Consideration Allocation Certificate and Funds Flow.
(a)    Estimated Closing Statement. At least two (2) Business Days prior to the Closing Date (but not earlier than five (5) Business Days prior to the Closing Date), the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”), that sets forth the Company’s good-faith estimate and calculation of each of the following, together with reasonably detailed documentation supporting each calculation:
(i)    the aggregate amount of Closing Cash of the Company Entities (the “Estimated Company Closing Cash Amount”);
(ii)    the aggregate amount of Closing Cash of Blocker (the “Estimated Blocker Closing Cash Amount”);
(iii)    the amount of the Adjusted Net Working Capital as of the Adjustment Time (the “Estimated Adjusted Net Working Capital Amount”);
(iv)    the aggregate amount of all Indebtedness (excluding the PPP Loan Amount if outstanding as of the Closing Date) of the Acquired Companies that is outstanding and unpaid as of the Closing (the “Estimated Indebtedness Amount”);
(v)    the aggregate amount of all Seller Transaction Expenses outstanding and unpaid as of the Closing (the “Estimated Seller Transaction Expense Amount”);
(vi)    the amount and calculation of the estimated purchase price (the “Estimated Purchase Price”), which shall be an amount equal to the sum of (A) the Base Purchase Price, (B) plus the Estimated Company Closing Cash Amount, (C) plus the Estimated Blocker Closing Cash Amount, (D) plus the amount, if any, by which the Estimated Adjusted Net Working Capital Amount exceeds the Adjusted Net Working Capital Target or minus the amount, if any, by which the Estimated Adjusted Net Working Capital Amount is less than the Adjusted Net Working Capital Target, (E) minus the Estimated Indebtedness Amount, and (F) minus the Estimated Seller Transaction Expense Amount; and
(vii)    the amount and calculation of the Closing Consideration Amount (the “Estimated Closing Consideration Amount”), which shall be calculated based upon the Company’s good-faith calculation of the actual component amounts pursuant to this Section 2.2(a).

Following delivery of the Estimated Closing Statement, the Sellers and the Acquired Companies shall provide Buyer with reasonably prompt access to any information that Buyer shall reasonably request for purposes of validating the information and calculations in the Estimated Closing Statement and related supporting documentation, and the Company shall consider in good faith any comments Buyer may have to correct such amounts.
(b)    Closing Consideration Allocation Certificate. At least three (3) Business Days prior to the Closing Date (but not earlier than five (5) Business Days prior to the Closing Date), the Company shall deliver to Buyer a certificate, signed by the Company’s chief financial officer and chief executive officer (the “Closing Consideration Allocation Certificate”), which shall set forth, as of the immediately prior to the Closing, the following:
(i)    the name and physical address or email address, if known, of each Company Securityholder and (A) the number, class and series of Purchased Units held, directly or indirectly, by such Person, if any, (B) the number, class and series of Blocker Shares held, directly or indirectly, by such Person, if any, and (C) the number of outstanding Company Options, Company Option Units, the portion of the Aggregate Exercise Price and grant date, in each case, as applicable to such Person (on a Company Option by Company Option basis), if any;
(ii)    with respect to each Company Option held by a Company Option Holder, whether such Company Option Holder was an employee of the Company as of the Closing Date or at any point during the term of such Company Option, and whether such Company Option Holder’s compensation is required to be reported as “guaranteed payments for services” on IRS Schedule K-1 (Form 1065);
(iii)    each Company Securityholder’s applicable portion of the Estimated Closing Consideration Amount, determined in accordance with the Allocation Methodology, expressed as a Dollar amount and as a percentage, before any Tax withholdings (which amount will be calculated in accordance with the provisions of the applicable Organizational Documents of the relevant Acquired Company in effect immediately prior to the Closing, Law, the Company Options, and the terms and conditions of this Agreement) in respect of each of (A) such Purchased Units, (B) such Blocker Shares, and (C) such Company Options;
(iv)    each Company Securityholder’s applicable portion (on an estimated basis as if the full amount thereof is paid) of the Adjustment Escrow Amount, Indemnity Escrow Amount, PPP Loan Escrow Amount and the Representative Expense Fund Amount, in each case, determined in accordance with the Allocation Methodology and expressed in Dollars and as a percentage;
(v)    each Company Securityholder’s Indemnification Pro Rata Percentage for indemnification claims under Section 9.1 as of such date (which Indemnification Pro Rata Percentages shall be equal, in the aggregate, to 100%);
(vi)    each Blocker Seller’s Indemnification Pro Rata Percentage for indemnification claims under to Section 9.3 (which Indemnification Pro Rata Percentages shall be equal, in the aggregate, to 100%);
(vii)    the calculation of the Estimated Closing Consideration Amount (including each component thereof); and

(viii)    a separate column that indicates whether the Company Securityholder will be paid through the Paying Agent or through the applicable Acquired Company payroll provider.
    In no event shall Buyer be required to make, or cause to be made, any payments under this Article 2 unless and until the Closing Consideration Allocation Certificate has been executed and delivered by the Company. The Parties agree that Buyer and the Paying Agent shall be entitled to rely on the Closing Consideration Allocation Certificate in making payments under Article 2, and Buyer and the Paying Agent shall not be responsible for the calculations or the determinations regarding such calculations in such Closing Consideration Allocation Certificate including any errors therein.
(c)    Funds Flow Memorandum. On or prior to the Closing Date, Buyer and the Company shall prepare a mutually agreeable funds flow memorandum (the “Funds Flow Memorandum”), setting forth the amounts to be paid pursuant to Section 2.3 (which shall be consistent with the Closing Consideration Allocation Certificate following any adjustments made thereto in accordance with Section 2.2(a)) and the wire transfer instructions for each payee thereunder.
2.3    Closing Payments. Following, and taking into account, any mutually agreed upon adjustments made in accordance with Section 2.2(a):
(a)    Payment of Estimated Indebtedness Amount. At the Closing, Buyer shall deliver and pay to the applicable obligees (other than any payments which would constitute compensatory payments to employees), for and on behalf of the Company Entities and Blocker, amounts sufficient to pay each item of Indebtedness included in the calculation of the Estimated Indebtedness Amount in accordance with payoff letters in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”), and delivered by the applicable obligees to Buyer at least two (2) Business Days prior to the Closing Date, in full satisfaction and retirement of such Indebtedness, as set forth in the Estimated Closing Statement and the Funds Flow Memorandum.
(b)    Payment of Estimated Seller Transaction Expense Amount. At the Closing, (i) Buyer shall deliver and pay to the applicable obligees (other than any payments which would constitute compensatory payments or remittances of payroll Taxes related thereto or payments made in respect of Company Options or K-1 Option Holder Self-Employment Taxes), for and on behalf of the Company Entities, amounts sufficient to pay each Seller Transaction Expense included in the calculation of the Estimated Seller Transaction Expense Amount as set forth in the Estimated Closing Statement and the Funds Flow Memorandum, and (ii) Buyer shall deliver and pay to the Company (or its applicable payroll provider) any Seller Transaction Expenses that constitute compensatory payments or remittances of payroll Taxes related thereto or payments made in respect of Company Options or K-1 Option Holder Self-Employment Taxes, and Buyer shall cause the Company to pay through payroll to the applicable obligees, amounts sufficient to pay each Seller Transaction Expense that constitutes a compensatory payment and is included in the calculation of the Estimated Seller Transaction Expense Amount, as set forth in the Estimated Closing Statement and the Funds Flow Memorandum. Any compensatory payments shall be paid to the applicable recipients no later than the next regularly scheduled payroll date following the Closing.
(c)    Escrow Deposits. At the Closing, (i) a portion of the Purchase Price in an amount equal to one million dollars ($1,000,000) (the “Adjustment Escrow Amount”) shall not be paid to the Company Securityholders, but shall instead be deposited with the Escrow Agent to be held in a segregated, interest-bearing escrow account on behalf of the Company Securityholders pursuant to and in accordance with the terms of the Escrow Agreement (the “Adjustment Escrow Account”), and distributed in accordance therewith, (ii) a portion of the Purchase Price in an amount equal to eight million dollars ($8,000,000) (the “Indemnity Escrow Amount”) shall not be paid to the Company Securityholders, but shall instead be deposited with the Escrow Agent to be held in a segregated, interest-bearing escrow account on behalf of the Company Securityholders pursuant to and in accordance with the terms of the Escrow Agreement (the “Indemnity Escrow Account”), and distributed in accordance therewith, (iii) a portion of the Purchase Price in an amount equal to seven million dollars ($7,000,000.00) (the “Retention Bonus Escrow Amount”) shall not be paid to the Company Securityholders, but shall instead be deposited with the Escrow Agent to be held in a segregated, interest-bearing escrow account on behalf of the Company Securityholders pursuant to and in accordance with the terms of the Escrow Agreement (the “Retention Bonus Escrow Account”), and distributed in accordance therewith; and (iv) in the event the PPP Loan remains outstanding as of the Closing Date, a portion of the Purchase Price in an amount equal to the PPP Loan Escrow Amount shall not be paid to the Company Securityholders, but shall instead be deposited with the Escrow Agent to be held in an escrow account on behalf of XIRGO Technologies, LLC pursuant to and in accordance with the terms of the PPP Loan Escrow Agreement, and distributed in accordance therewith and herewith.
(d)    Representative Expense Fund Amount Deposit. At the Closing, a portion of the Purchase Price in an amount equal to three million dollars ($3,000,000.00) (the “Representative Expense Fund Amount”), shall not be paid to the Company Securityholders, but shall instead be deposited with the Seller Representative to be held, used and distributed in accordance with on behalf of the Company Securityholders pursuant to and in accordance with Article 11. Notwithstanding anything to the contrary in this Agreement, the Seller Representative covenants and agrees that it shall not expend or disburse, and shall maintain in a separate account, no less than two million, five hundred thousand of such Representative Expense Fund Amount to be available to potentially fund a portion of an Excess Payment Amount in accordance with Section 2.5(b) until such time as the Final Purchase Price has been determined and any Excess Payment Amount has been fully funded in accordance with such Section 2.5(b).
(e)    Payment of Estimated Closing Consideration Amount. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay or cause to be paid to the Paying Agent (for further distribution to the Company Securityholders in accordance with the Closing Consideration Allocation Certificate and Allocation Methodology) the Estimated Closing Consideration Amount (less any amounts payable to any Company Securityholder in respect of such Company Securityholder’s Company Options, which is subject to clause (f) below).
(f)    Payment in Respect of Company Option Holders. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver and pay to the Company (or its applicable payroll provider) the portion of the Estimated Closing Consideration Amount payable in respect of Company Options, including K-1 Option Holder Self-Employment Taxes (as reflected in the Closing Consideration Allocation Certificate), and Buyer shall cause the Company to pay through payroll to the applicable Company Option Holders such Person’s amount payable in respect of his or her Company Options as set forth in the Closing Consideration Allocation Certificate. Such payments in respect of Company Options shall be paid to the applicable Company Option Holders (subject, in the case of payments in respect of Company Options, to the prior execution and delivery of an Option Cancellation and Joinder Agreement by the recipients thereof) no later than the next regularly scheduled payroll date following the Closing. The payment to each Company Option Holder, in respect of his or her Company Options, whose compensation is required to be reported as “guaranteed payments for services” on IRS Schedule K-1 (Form 1065), shall include an amount equal to the K-1 Option Holder Self-Employment Taxes attributable to the amount payable in respect of such Company Options.

2.4    Post-Closing Reconciliation.
(a)    Preliminary Closing Statement. Not more than ninety (90) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Seller Representative a statement (the “Preliminary Closing Statement”), in form substantially similar to the Estimated Closing Statement, setting forth Buyer’s good-faith calculation of each of the following, together with reasonably detailed documentation supporting each calculation:
(i)    the actual amount of Closing Cash of the Company Entities;
(ii)    the actual amount of Closing Cash of Blocker;
(iii)    the actual amount of the Adjusted Net Working Capital as of the Adjustment Time;
(iv)    the actual aggregate amount of all Indebtedness (excluding the PPP Loan Amount if outstanding as of the Closing Date) of the Acquired Companies that is outstanding and unpaid as of the Closing;
(v)    the actual aggregate amount of all Seller Transaction Expenses outstanding and unpaid as of the Closing;
(vi)    the actual amount and calculation of the Purchase Price based on the foregoing components (the “Preliminary Purchase Price”); and
(vii)    the actual amount and calculation of the Closing Consideration Amount, which shall be calculated based upon Buyer’s good-faith calculation of the actual component amounts pursuant to this Section 2.4(a).
(b)    Objection to Preliminary Closing Statement. After the Preliminary Closing Statement is delivered to the Seller Representative pursuant to Section 2.4(a), the Seller Representative shall have thirty (30) days (the “Response Period”) to review, request additional information and clarification regarding and respond to the Preliminary Closing Statement in accordance with this Section 2.4(b). During the Response Period, Buyer shall provide reasonably prompt access, during normal business hours, to any information and personnel of the Company that the Seller Representative shall reasonably request for purposes of validating the information and calculations in the Preliminary Closing Statement and related supporting documentation. If the Seller Representative objects to any of the amounts or calculations set forth on the Preliminary Closing Statement, then the Seller Representative shall notify Buyer on or before the last day of the Response Period by delivering written notice to Buyer (a “Statement Objection”), setting forth a reasonably specific description of the basis of the Statement Objection and the proposed adjustments to the Preliminary Closing Statement that the Seller Representative believes should be made. If no Statement Objection is delivered to Buyer within the Response Period, then the Seller Representative and Buyer shall be deemed to have agreed to the Preliminary Closing Statement for purposes of this Section 2.4(b).
(c)    Dispute Resolution Following Statement Objection.
(i)    If the Seller Representative delivers a Statement Objection within the Response Period pursuant to Section 2.4(b), then Representatives of the Seller Representative and Buyer shall promptly meet (in person, by telephone or any other mutually convenient medium agreed upon by Buyer and the Seller Representative) and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement, the amount and calculation of the Preliminary Purchase Price or the amount and calculation of any of the component amounts set forth in the Preliminary Closing Statement (a “Statement Dispute”).
(ii)    If the representatives of the Seller Representative and Buyer are unable to resolve the Statement Dispute within thirty (30) days following the Seller Representative’s delivery of a Statement Objection pursuant to Section 2.4(b), then, within fifteen (15) days following the end of such thirty- (30-) day period, Buyer or the Seller Representative may elect to have the Statement Dispute resolved by BDO USA LLP or another nationally or regionally recognized firm of independent certified public accountants to which Buyer and the Seller Representative mutually agree (the “CPA Firm”), which shall, acting as expert and not as an arbitrator, resolve the Statement Dispute solely on the basis of the standards, methods, definitions and procedures set forth in this Agreement and the Exhibits attached hereto and otherwise according to the rules and procedures (to the extent consistent with this Agreement) set forth in an engagement letter to be entered into among Buyer, the Seller Representative and the CPA Firm (the “Engagement Letter”). The Engagement Letter shall provide that: (A) the scope of the resolution conducted by the CPA Firm shall be limited solely to the Statement Dispute and that the CPA Firm shall not conduct a review nor render a decision on any other items; (B) the CPA Firm shall deliver to Buyer and the Seller Representative, as promptly as reasonably practicable and in any event within the timelines specified in the Engagement Letter, a written report setting forth its determination as to each Statement Dispute, which shall be the position of Buyer reflected in the Preliminary Closing Statement, the position of the Seller Representative reflected in the Statement Objection or a position in between such positions of Buyer and the Seller Representative, and may not be an alternative resolution, along with an allocation of its fees and expenses in accordance with clause (iii) below; and (C) the CPA Firm shall make its determination based solely on information provided by Buyer and the Seller Representative and not pursuant to any independent review. The final decision of the CPA Firm shall, absent fraud or manifest error, be final and binding on and enforceable by the Parties, shall be non-appealable and, notwithstanding that the CPA Firm is acting as an expert and not as an arbitrator, may be enforced by a court of competent jurisdiction in the same manner as though determined and rendered in binding arbitration.
(iii)    All fees and expenses of the CPA Firm in connection with its services provided pursuant to Section 2.4(c) shall be paid by Buyer, on the one hand, and the Company Securityholders, on the other hand, in proportion to the amounts by which their aggregate positions in the Preliminary Closing Statement and the Statement Objection, respectively, differ from the CPA Firm’s final aggregate determination. Any obligations of the Company Securityholders under this Section 2.4(c), including any fees and expenses paid to the CPA Firm in advance of the CPA Firm’s final determination, shall be paid by the Seller Representative, on behalf of the Company Securityholders.
(d)    Final Closing Statement. The actual and final amount of (i) Closing Cash of the Company (the “Final Company Closing Cash Amount”), (ii) Closing Cash of Blocker (the “Final Blocker Closing Cash Amount”), (iii) Adjusted Net Working Capital as of the Adjustment Time (the “Final Adjusted Net Working Capital Amount”), (iv) Indebtedness of the Acquired Companies (excluding the PPP Loan Amount if outstanding as of the Closing Date) outstanding and unpaid as of the Closing (the “Final Indebtedness Amount”), and (v) Seller Transaction Expenses outstanding and unpaid as of the Closing (the “Final Seller Transaction Expense Amount”) will be deemed to be:

(i)    as set forth in the Preliminary Closing Statement, with respect to those items for which the Seller Representative does not, or otherwise fails to, deliver a Statement Objection during the Response Period in accordance with Section 2.4(b);
(ii)    as determined by the CPA Firm, with respect to the items in the Statement Dispute submitted to the CPA Firm for final resolution pursuant to Section 2.4(c); and
(iii)    notwithstanding the foregoing, as mutually agreed in writing by Buyer and the Seller Representative.
The “Final Closing Statement” shall mean (I) the Preliminary Closing Statement, if the Seller Representative does not deliver a Statement Objection during the Response Period in accordance with Section 2.4(b); or (II) the Preliminary Closing Statement as adjusted pursuant to this Section 2.4(d), if the Seller Representative delivers a Statement Objection during the Response Period in accordance with Section 2.4(b). The Final Closing Statement shall set forth the amount and calculation of (i) the “Final Purchase Price,” which shall be an amount equal to the sum of (A) the Base Purchase Price, (B) plus the Final Company Closing Cash Amount, (C) plus the Final Blocker Closing Cash Amount, (D) plus the amount, if any, by which the Final Adjusted Net Working Capital Amount exceeds the Adjusted Net Working Capital Target or minus the amount, if any, by which the Final Adjusted Net Working Capital Amount exceeds the Adjusted Net Working Capital Target, (E) minus the Final Indebtedness Amount, and (F) minus the Final Seller Transaction Expense Amount; and (ii) the final calculation of the Closing Consideration Amount, which shall be an amount equal to the sum of (A) the Final Purchase Price, (B) minus the Adjustment Escrow Amount, (C) minus the Indemnity Escrow Amount, (D) minus the Retention Bonus Escrow Amount, (E) minus the PPP Loan Escrow Amount (in the event the PPP Loan remains outstanding as of the Closing Date), and (F) minus the Representative Expense Fund Amount.
2.5    Payment of Final Purchase Price Adjustment.
(a)    Adjustment to Company Securityholders. If the Final Purchase Price, as set forth on the Final Closing Statement, is greater than the Estimated Purchase Price, as set forth on the Estimated Closing Statement, then the Company shall, within five (5) Business Days after determination of the Final Closing Statement, pay to the Paying Agent (for further distribution to the Company Securityholders in accordance with the Closing Consideration Allocation Certificate and Allocation Methodology) an amount equal to the difference of the Final Purchase Price minus the Estimated Purchase Price (such amount, the “Positive Adjustment Amount”); provided that, (i) the Positive Adjustment Amount shall be reduced by an amount equal to the employer portion of any payroll, social security, unemployment and similar Taxes payable with respect to any portion of the Positive Adjustment Amount payable in respect of the Company Options and associated K-1 Option Holder Self-Employment Taxes, and (ii) the portion of the Positive Adjustment Amount payable in respect of the Company Options shall not be paid to the Paying Agent and shall be retained by the Company, and Buyer shall cause the Company to pay through payroll to the applicable Company Option Holder his or her portion of the Positive Adjustment Amount payable in respect of his or her Company Options. Such payments in respect of Company Options shall be paid to the applicable Company Option Holders no later than the next regularly scheduled pay date following the date of payment to the Paying Agent under this paragraph. The payment to each Company Option Holder, in respect of his or her Company Options, whose compensation is required to be reported as “guaranteed payments for services” on IRS Schedule K-1 (Form 1065), shall include an amount equal to the K-1 Option Holder Self-Employment Taxes attributable to the amount payable in respect of such Company Options.

(b)    Adjustment to Buyer. If the Final Purchase Price, as set forth on the Final Closing Statement, is less than the Estimated Purchase Price, as set forth on the Estimated Closing Statement (such amount, the “Excess Payment Amount”), then Buyer and the Seller Representative shall promptly, but in any event within five (5) Business Days after determination of the Final Closing Statement, instruct the Escrow Agent to release and pay to Buyer from the Adjustment Escrow Account an amount equal to the lesser of (i) the then-current balance of the Adjustment Escrow Account, and (ii) the Excess Payment Amount. To the extent the balance of the Adjustment Escrow Account is insufficient to pay Buyer the full Excess Payment Amount, then, in addition to the payment of the entire balance of the Adjustment Escrow Account to Buyer, (A) the Seller Representative shall, within five (5) Business Days after determination of the Final Closing Statement, pay to Buyer, an amount equal to the balance of such Excess Payment Amount not satisfied from the Adjustment Escrow Account, up to $2,500,000, from that portion of the Representative Expense Fund Amount which has been segregated for such purpose, and (B) to the extent the Adjustment Escrow Account balance and such payment from the Seller Representative are insufficient to pay Buyer the full Excess Payment Amount, Buyer shall have the right to make a claim for any portion of remaining deficiency allocable to any Company Security holder either against that portion of the Indemnity Escrow Amount allocable to such Company Securityholder and/or to seek payment of such remaining deficiency directly from such Company Securityholder. The Company Securityholders’ respective obligations with respect to payment of the Excess Payment Amount shall be based on their respective Indemnification Pro Rata Percentages, which for the avoidance of doubt, shall be calculated as provided in clause (a) of the definition thereof).
(c)    Adjustment Escrow Release. Upon payment of the Purchase Price adjustment payment contemplated by this Section 2.5, Buyer and the Seller Representative shall promptly instruct the Escrow Agent to release and pay to the Paying Agent (for further distribution to the Company Securityholders in accordance with the Closing Consideration Allocation Certificate and Allocation Methodology) the remaining balance of the Adjustment Escrow Account (following any release to the Buyer in accordance with Section 2.5(b) above), if any.
2.6    Accounting Principles. Each of the Estimated Closing Statement, the Preliminary Closing Statement, the Final Closing Statement and the calculations of Closing Cash, Adjusted Net Working Capital, Indebtedness of the Company Entities (excluding the PPP Loan Amount if outstanding as of the Closing Date), and Seller Transaction Expenses reflected therein shall be prepared and presented without giving effect to the transactions contemplated by this Agreement, in accordance with GAAP, and only to the extent consistent with GAAP, subject to, and in a manner consistent with, the accounting methods, policies, practices, principles and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements and, with respect to Adjusted Net Working Capital, the sample calculated set forth in Exhibit A to this Agreement.
2.7    PPP Loan.
(a)    From and after the Closing, in the event that the PPP Loan is not forgiven by the US Small Business Administration prior to the Closing Date, Buyer shall, and shall cause the Company Entities to, (i) use commercially reasonable efforts, at the Seller Representative’s expense on behalf of the Company Securityholders (with respect to any reasonable, documented, out-of-pocket costs incurred by Buyer or the Company Entities following the Closing) which Company Securityholders’ liability shall, for the avoidance of doubt, be calculated as provided in clause (a) of the definition of Indemnification Pro Rata Percentages, to promptly cooperate with the Seller Representative’s reasonable requests in connection with the filing of documents and responding to requests for information required by any Governmental Entity or the PPP Lender in respect of the PPP Loan, including any documents or information required to claim forgiveness of all or any portion of the PPP Loan, (ii) promptly inform and deliver to the Seller Representative copies of any and all written communications received from, or provided to, any Governmental Entity or the PPP Lender in respect of the PPP Loan, (iii) reasonably cooperate with and permit the Seller Representative and its Representatives to review and provide input on any such communication (including any filings or other written correspondence), the documents and information filed pursuant to the foregoing clause (ii) or proposed meetings with any Governmental Entity or lender in respect of the PPP Loan; and (iv) to the extent consistent with applicable Law, at the sole expense and direction of the Seller Representative (for and on behalf of the Company Securityholders), pursue any appeal of any adverse determination by the PPP Lender or the US Small Business Administration regarding any application for forgiveness of the PPP Loan so long as the Seller Representative makes a determination in good faith that the Company Entities have a reasonably likelihood of success in such appeal. Notwithstanding the foregoing, for the avoidance of doubt, under no circumstances will the Buyer or any Company Entity be required to make any payments in respect of any PPP Loan other than through a disbursement of the PPP Loan Escrow Amount.
(b)    Following the Closing Date, in the event that the PPP Loan is not forgiven by the US Small Business Administration prior to the Closing Date, following receipt by the Company Entities of a final determination by the US Small Business Administration as to the forgiveness of the PPP Loan, the Buyer shall cause the Company Entities to instruct the PPP Loan Escrow Agent to, within (5) Business Days after the determination thereof, (i) pay to the PPP Lender solely from the PPP Loan Escrow Amount the amount, if any, equal to the amount of the PPP Loan finally determined to be non-forgivable Indebtedness, plus all accrued and unpaid interest and fees thereon, by wire transfer of immediately available funds to an account designated in writing by the PPP Lender, and (ii) pay the remaining portion of the PPP Loan Escrow Amount, if any, by wire transfer of immediately available funds to the Paying Agent (or, if the PPP Loan Escrow Agent requires that such funds be disbursed to a Company Entity, Buyer shall cause such Company Entity to promptly remit such funds to the Paying Agent), who shall distribute such amount to the Company Securityholders in accordance with their Allocated Percentages, provided, that the portion of any PPP Loan to be distributed to the Company Securityholders in accordance with clause (ii) shall be net of Tax costs to Buyer and its Affiliates (including the Company and Blocker), if any, resulting from the forgiveness of the PPP Loan and the amount of any such Tax costs shall be distributed to the Buyer (or, if the PPP Loan Escrow Agent requires that such funds be disbursed to a Company Entity, to such Company Entity).
2.8    Indemnity Escrow Account. Pursuant to Section 2.3(c), at the Closing, Buyer shall deposit the Indemnity Escrow Amount with the Escrow Agent to be held in the Indemnity Escrow Account. The Escrow Agreement shall provide that the Indemnity Escrow Account shall remain open for forty-two (42) months following the Closing Date and shall permit the Buyer Indemnified Parties to seek recovery therefrom for claims made under Article 9 herein (subject to the limitations set forth in this Agreement). The Escrow Agreement shall provide that (i) upon the date that is forty-two (42) months after the Closing Date, the remaining balance of the Indemnity Escrow Account, less the estimated amount of open claims made as of such date, shall be distributed to the Paying Agent, who shall distribute such amount to the Company Securityholders in accordance with their Allocated Percentages, and (ii) that upon the making of the final payment required to be made under the Owlcam Earn-Out (or upon final determination that no such payment is required), Buyer and the Seller Representative shall jointly instruct the Escrow Agent to disburse an amount equal to $2,000,000.00 less the aggregate payments made from the Indemnity Escrow Account in respect of the Owlcam Earn-Out, to the Paying Agent, who shall distribute such amount to the Company Securityholders in accordance with their Allocated Percentages.

2.9    Retention Bonus Escrow Account. Pursuant to Section 2.3(c), at the Closing, Buyer shall deposit the Retention Bonus Escrow Amount with the Escrow Agent to be held in the Retention Bonus Escrow Account. The Retention Bonus Escrow Amount shall serve as the sole source of funding of the Xirgo Retention Bonus Plan, other than with respect to the employer’s portion of any payroll taxes applicable to payments made thereunder. Promptly upon a Participant (as defined in the Xirgo Retention Bonus Plan) becoming entitled to receive a Retention Bonus (as defined in the Xirgo Retention Bonus Plan), Buyer shall, or shall cause a Company Entity to, give notice of such entitlement to the Seller Representative and Buyer and the Seller Representative shall, within five (5) Business Days of such notice, jointly instruct the Escrow Agent to disburse the gross amount of such Retention Bonus to the appropriate Company Entity for the purpose of paying such Retention Bonus. Promptly following the second (2nd) anniversary of the Closing Date, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to distribute the remaining balance of the Retention Bonus Escrow Account (after giving effect to any distribution necessary to fund Retention Bonuses earned) to the Paying Agent, who shall distribute such amount to the Company Securityholders in accordance with their Allocated Percentages; provided that, (a) any such amounts required to be distributed to the Company Options Holders in respect of the Company Options shall be disbursed to a Company Entity so such amounts may be distributed to the Company Option Holder through such Company Entity’s payroll, (b) the payment to each Company Option Holder, in respect of his or her Company Options, whose compensation is required to be reported as “guaranteed payments for services” on IRS Schedule K-1 (Form 1065), shall include an amount equal to the K-1 Option Holder Self-Employment Taxes attributable to the amount payable in respect of such Company Options, and (c) the amount paid to the Paying Agent for distribution to the Company Securityholders shall be reduced by the employer portion of all payroll, social security, unemployment and similar Taxes due with respect to amounts payable to the Company Option Holders under this Section 2.9 (including, for these purposes, the K-1 Option Holder Self-Employment Taxes).
2.10    Payment Mechanics. All payments required pursuant to this Agreement shall be made by wire transfer of immediately available funds, free of costs and charges, to an account that the recipient has designated in writing or as otherwise set forth in the Funds Flow Memorandum or the Closing Consideration Allocation Certificate (provided, that to the extent there is a conflict between the Closing Consideration Allocation Certificate and the Funds Flow Memorandum, the Closing Consideration Allocation Certificate shall prevail).
2.11    Withholding. Each of Buyer, the Escrow Agent, Blocker, the Company Entities, and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to the Company Securityholders or any other Person such amounts as Buyer, the Escrow Agent, Blocker, the Company Entities, or the Paying Agent, as applicable, is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are properly so withheld in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    Except as set forth in the corresponding sections of the disclosure schedule delivered by the Seller Representative to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:
3.1    Organization, Power and Authority.

(a)    The Company is a limited liability company formed under the laws of the State of Delaware. The Company has all requisite power, legal right and authority to own, lease and operate its properties and assets, as applicable, and conduct its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing under the laws of each jurisdiction in which the conduct of business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule sets forth a list of all jurisdictions in which the Company is duly qualified or authorized to do business as a foreign corporation.
(b)    Each of the Subsidiaries of the Company is a limited liability company formed under the laws of its jurisdiction of formation. Each of the Subsidiaries of the Company has been duly and validly form under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and assets, and conduct its business as currently conducted. Each of the Subsidiaries of the Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Section 3.1(b) of the Disclosure Schedule sets forth a list of all jurisdictions in which each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation.
(c)    Prior to the date of this Agreement, the Company has made available to Buyer true, complete and correct copies of the Company Entity Organizational Documents (including all amendments thereto or restatements thereof through the date of this Agreement). Such documents are in full force and effect and none of the Company Entities are in violation of any provision of their respective Organizational Documents referred to above.
(d)    The Company has not engaged in any business activities or conducted any operations other than acting as a direct and indirect equityholder of the Company’s Subsidiaries and activities incidental thereto (including acting as a guarantor pursuant to the terms of the Company Entities credit facilities, and the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, and all other acts, actions and activities incidental thereto and necessary therefor, nor engaged in any other activities or conducted any business or operations, or incurred any liabilities, in each case not related to the foregoing). The Company has all requisite power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered pursuant hereto, including the Option Cancellation and Joinder Agreements (“Related Agreements”), by the Company and to carry out the transactions contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Related Agreements to be executed and delivered by the Company, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company. No other or further act on the part of the Company is necessary to authorize this Agreement or the Related Agreements to be executed and delivered by the Company or the consummation by the Company of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the Related Agreements to be executed and delivered by the Company will constitute, legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.2    No Violation. Except as set forth in Section 3.2 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Related Agreements to be executed and delivered by the Company nor the consummation of the transactions contemplated hereby and thereby will (i) contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to the Company Entities or by which any property or asset of the Company Entities are bound or subject; (ii) require the Company Entities to procure any authorization, consent or approval by, or to effect any filing or registration with or notice to, any Governmental Entity, except for (A) filings required under the HSR Act and any applicable foreign antitrust laws, and (B) such authorization, consent, approval, filing or notice requirements that become applicable solely as a result of the regulatory status of Buyer or any of its Affiliates; (iii) violate or conflict with, constitute a default (with or without due notice or lapse of time or both) under or breach of, result in the automatic termination or give rise to a right of termination, cancellation or material modification of, or accelerate the performance required by, or require any notice or consent to or from any counterparty to, the terms of (A) the Company Entity Organizational Documents or (B) any Material Contract or Material Permit, except in each case of clause (B), for such violations, conflicts, defaults, terminations, accelerations, or material modification that would not, individually or in the aggregate, be material to the Company Entities; or (iv) result in the creation or imposition of any Lien upon any of the Acquired Securities or any of the equity interests of any of the Company’s Subsidiaries or any assets of the Company or of any of its Subsidiaries (excluding, in the case of Liens on such assets, Permitted Liens).
3.3    Capitalization.
(a)    Company. The authorized units of membership interest of the Company consists of an unlimited number of voting Class A Units, of which 61,176,488 of such Class A Units are issued and outstanding as of the date of this Agreement and an unlimited number of nonvoting Class B Units, 99,999 of which are issued and outstanding as of the date of this Agreement. The Units held, directly or indirectly, by the Sellers constitute all of issued and outstanding membership or equity interests of the Company. All Units are duly authorized, fully paid, nonassessable and validly issued in compliance with the Company Organizational Documents and all applicable Laws. No Units (or any other Equity Securities of any Company Entity) are reserved for issuance, or will be reserved for issuance as of the Closing Date. Section 3.3(a) of the Disclosure Schedule (the “Class B Unit Schedule”) sets forth for each outstanding award of Class B Units, the name of the holder of such award, the date of grant of such award, and number of Class B Units granted under such award. Each Class B Unit was duly authorized no later than the date on which the grant of such Class B Units was by its terms to be effected by all necessary corporate action and any required unitholder approval by the necessary number of votes or written consents, and was made in accordance in all respects with applicable Law.
(b)    Certain Rights. Except for the issuance of the Class B Units as set forth on the Class B Unit Schedule and Company Options set forth on the Option Schedule, no Company Entity: (A) has issued securities or instruments convertible or exercisable into or exchangeable for any equity interests of such Company Entity; (B) has issued options, warrants or other rights to purchase or subscribe for any Equity Securities of such Company Entity; (C) is party to any Contract relating to the issuance, sale or transfer of any equity interests of such Company Entity, any such convertible, exercisable or exchangeable securities or instruments or any such options, warrants, or other rights; and (D) has issued any equity incentive rights, equity appreciation rights, profit participation rights, phantom equity or appreciation rights, or other rights providing for any equity-based compensation or award to any Person with respect to its respective equity interests. No equity interests of any of the Company Entities have been acquired by any Seller in violation of any pre-emptive, tag-along, drag-along, rights of first refusal or offer, option or other similar rights or the Organizational Documents. Except as set forth in the Organizational Documents or as set forth in Section 3.3(b)(2) of the Disclosure Schedule, there are no restrictions upon, any voting trusts or proxies or any Contracts or other arrangements of any kind with respect to the voting, purchase, redemption, acquisition, registration, governance, disposition, transfer or the declaration or payment of any distribution in respect of, any equity interests of any of the Company Entities.
(c)    Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding equity interests of each of its Subsidiaries as set forth on Section 3.3(c) of the Disclosure Schedule, free and clear of all Liens (other than Permitted Equity Liens).
(d)    Options. Section 3.3(d) of the Disclosure Schedule (the “Option Schedule”) sets forth for each outstanding Company Option, the name of the holder of such Company Option, an indication of whether such holder is an employee of or consultant to the Company, the date of grant of such Company Option, and number or amount of Equity Securities as to which such Company Option is exercisable, and the exercise price of such Company Option. Each Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effected by all necessary corporate action and any required unitholder approval by the necessary number of votes or written consents, and was made in accordance in all respects with the terms of the Company Option Plan and all other applicable Laws. Each Company Option satisfies the requirements for the “short-term deferral” exception under Section 409A of the Code and Section 1.409A-1(b)(4) of the Treasury Regulators promulgated thereunder.
(e)    Subsidiaries; Investments. The Company does not have any direct or indirect Subsidiaries other than those identified in Section 3.3(e) of the Disclosure Schedule. Other than the Company’s Subsidiaries identified in Section 3.3(e) of the Disclosure Schedule, no Company Entity owns nor controls, directly or indirectly, any Equity Securities or other investments in any other Person nor has any securities or instruments convertible or exercisable into or exchangeable for such Equity Securities or other investment or any options, warrants, calls or other rights to purchase or subscribe for such Equity Securities or other investment.
(f)    Financial Statements. Section 3.3(f) of the Disclosure Schedule contains true, correct and complete copies of (i) the audited, consolidated balance sheet, statements of income, comprehensive income, members equity, and cash flows of the Company Entities as of each of December 31, 2019, and 2018 (the “Audited Financial Statements”); and (ii) an unaudited, consolidated balance sheet of the Company Entities as of December 31, 2020 (the “Recent Balance Sheet”), and unaudited, consolidated statements of income, comprehensive income, members equity, and cash flows of the Company Entities for the calendar year then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements have been audited (as such term is generally understood in the accounting profession) by the independent certified public accounting firm of Katz, Sapper & Miller. Except as set forth in the notes thereto, the Financial Statements have been prepared from, and are consistent with, the books and records of the Company Entities and in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which would be material, individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements), and on that basis, present fairly, in all but de minimis respects, the financial condition of the Company Entities as of the respective dates they were prepared and the results of the operations of the Company Entities for the periods indicated. No financial statements of any Person other than the Company Entities are required by GAAP to be included or reflected in any of the Financial Statements. The Company Entities do not have any liabilities, obligations or commitments, and to their Knowledge there is no basis for any Action with respect to any liability, obligation or commitment, that GAAP (as applied by the Company Entities on a consistent basis) would require to be reflected or reserved against on a balance sheet, other than (A) liabilities reflected or reserved against on the Recent Balance Sheet; (B) liabilities incurred in connection with this Agreement or the transactions contemplated hereby; (C) immaterial commercial liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business; (D) contractual liabilities under Contracts to which any Company Entity is a party; and (E) liabilities described in Section 3.3(f) of the Disclosure Schedule.
(g)    Absence of Changes. Except as set forth on Section 3.3(g) of the Disclosure Schedule, since the date of the Recent Balance Sheet, (i) the Company Entities have conducted themselves in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law or this Agreement), and (ii) there has not been any change or event that, individually or in the aggregate with other changes or events, has resulted in, or would be reasonably expected to result in, a Material Adverse Effect. Without limiting the foregoing, during the period between the date of the Audited Financial Statements and the date hereof, no action with respect to any of the Company Entities has been taken that would have been prohibited by Section 8.1 had such action been taken after the date hereof but before the Closing Date.
3.4    Tax Matters. Except as set forth in Section 3.4 of the Disclosure Schedule:
(a)    Tax Returns. Each of the Company Entities has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. No Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by the Company Entities, whether or not shown on any Tax Return, have been timely paid. No claim has ever been made by a Governmental Entity in a jurisdiction where any Company Entity does not file a Tax Return that such Company Entity is or may be subject to Tax by that jurisdiction. The Company has delivered or made available to Buyer complete copies of all federal, state, local and foreign Tax Returns filed by the Company Entities (and any predecessor thereof) for all taxable years remaining open under the applicable statute of limitations.
(b)    Reserves. The unpaid Taxes of the Company Entities did not, as of the Recent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face thereof (rather than in any notes thereto). Since the Recent Balance Sheet, the Company Entities have not incurred any liability for Taxes outside the ordinary course of business.
(c)    Liens. There are no Liens for Taxes upon the assets of the Company Entities other than statutory Liens for current Taxes not yet due and payable.
(d)    Deficiencies and Proceedings. No deficiency for Taxes has ever been proposed, asserted or assessed in writing by any Governmental Entity against the Company Entities that remains unpaid or unresolved. There are no waivers or extensions of any statute of limitations with respect to Taxes of the Company Entities that are currently in effect. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending or, threatened in writing, with respect to any Taxes of the Company Entities. There are no matters under discussion by the Company Entities with any Governmental Entity with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company Entities.

(e)    Withholding. All Taxes which the Company Entities are obligated to withhold under applicable Law from amounts owing to any employee, independent contractor, creditor, unitholders or stockholders of the Company Entities or other Person have been properly withheld. None of the Company Entities or their respective Service Providers has any liability, whether absolute or contingent, with respect to any misclassification of any Service Provider by a Company Entity as an employee rather than as self-employed or a partner, and the Company Entities have timely and accurately reported all compensation paid or payable to any current or former Service Providers who hold (or have held) Equity Securities in any Company Entity or Blocker as required by applicable Law.
(f)    Transfer Pricing. The Company Entities have complied in all material respects with applicable transfer pricing Laws. All material documentation required by all applicable transfer pricing Laws has been timely prepared.
(g)    Third-Party Taxes. No Company Entity has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise, excluding in the case of such clauses (iii) and (iv) customary provisions in any Contract entered into in the ordinary course that does not primarily relate to Taxes.
(h)    Post-Closing Income. The Company Entities (and their owners, in the case of any Company Entity that is a pass-through or fiscally transparent for Tax purposes) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of: (i) any installment sale or open transaction occurring on or prior to the Closing Date; (ii) any Tax accounting method change under Section 481 of the Code (or any comparable provision of state, local, or foreign Law); (iii) any closing agreement with any Governmental Entity under Section 7121 of the Code (or any similar provision of state, local, or foreign Law); (iv) the use of an improper method of Tax accounting by the Company Entities for any taxable period (or portion thereof) ending on or prior to the Closing Date; (v) any prepaid amount received on or prior to the Closing; or (vi) any intercompany transaction entered into prior to the Closing or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law) that existed prior to the Closing. No Company Entity has filed any election under Section 965(h) of the Code.
(i)    Agreements. No Company Entity is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract other than any customary provision in any Contract entered into in the ordinary course of business that does not primarily relate to Taxes.
(j)    Reportable Transactions. None of the Company Entities has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. None of the Company Entities has participated in any Tax amnesty program.
(k)    Tax Status. The U.S. federal income tax classification of each Company Entity, and any entity classification election pursuant to Treasury Regulations Section 301.7701-3 that has ever been filed with respect to any Company Entity, is set forth on Section 3.4(k) of the Disclosure Schedule. The Company has, since the date it first had more than one regarded owner for United States federal income tax purposes, been treated as a partnership for U.S. federal Tax purposes and, at all other times, was treated as an entity disregarded from its owner for U.S. federal Tax purposes. None of the

Company Entities is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.
(l)    Section 280G. The execution or approval of and/or consummation of the transactions contemplated by this Agreement could not, either alone or in combination with another event (including termination of employment), result in the failure of any payment under any Company Benefit Plan or otherwise to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code or result in any Taxes under Section 4999 of the Code.
(m)    Section 409A. Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, in any part, has at all times been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder. There is no agreement, plan, policy, program, Contract or other arrangement to which any of the Company Entities are a party or by which it is otherwise bound to gross-up or otherwise compensate or pay any Person in respect of Taxes incurred pursuant to Section 409A or 4999 of the Code.
(n)    Class B Units. Each Class B Unit has at all times constituted a “profits interest” (within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43) and the Company has at all times treated them as such.
(o)    Allocation Methodology. The Allocation Methodology is consistent with the respective economic entitlement of each Company Seller to the assets of the Company in such Company Seller’s capacity as a partner in the Company for U.S. federal income Tax purposes under the Company Entity Organizational Documents, and all payments to be made to each Company Seller hereunder in respect of the Purchased Units represent consideration for the Purchased Units and are not compensatory, guaranteed payments or attributable to a taxable capital shift to such Company Seller.
3.5    Accounts Receivable. All accounts receivable and notes receivable of the Company Entities reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable of the Company Entities that have arisen from the date of the Recent Balance Sheet until the date hereof, (a) arose from bona fide and arm’s-length transactions entered into by the Company Entities involving the sale of goods or the rendering of services in the ordinary course of business; (b) to the knowledge of the Company, are the valid and legally binding obligations of the Persons obligated to pay such amounts (except to the extent of any accruals for promotional discounts); and (c) are not subject to any defenses, counterclaims, rights of setoff or disputes that have been communicated to the Company Entities in writing.
3.6    Inventory. Except as set forth on Section 3.6 of the Disclosure Schedule, all Inventory reflected on the Recent Balance Sheet (a) is valued in accordance, and is consistent in all respects, with GAAP; (b) consists of a quality and quantity usable or saleable in the ordinary course of business and fit for the purpose for which they were manufactured or procured, except for slow-moving, damaged or obsolete items determined in a manner consistent with past practice (which have been written down or reserved for in accordance with GAAP); and (c) is owned by the Company Entities, free and clear of Liens (other than Permitted Liens). All Inventory purchased from the date of the Recent Balance Sheet until the date hereof consists of a quality and quantity usable in the ordinary course of business consistent with past practice. Except as set forth on Section 3.6 of the Disclosure Schedule, all Inventory is located at, or is in transit to or from, the Real Property.
3.7    Litigation and Orders.

(a)    Litigation. Except as set forth in Section 3.7(a) of the Disclosure Schedule, there are no, and for the past three (3) years there have not been any, Actions pending or, to the knowledge of the Company, threatened in writing against, affecting or by the Company Entities or any of their current or former officers or directors (in their capacities as such or otherwise with respect to the business of the Company Entities) or affecting any of its properties or assets, including the Real Property.
(b)    Orders. The Company Entities are not the subject of any investigation or inquiry by any Governmental Entity. Except as disclosed in Section 3.7(b) of the Disclosure Schedule, the Company Entities are not bound by or subject to any Order (i) with respect to any of its properties or assets or (ii) that challenges or could have the effect of preventing, enjoining or otherwise delaying the transactions contemplated by this Agreement. The Company Entities have at all times been in compliance with each Order to which they, or any properties or assets owned or used by them, is or has been subject. No event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which the Company Entities, or any properties or assets owned or used by them, are subject. The Company Entities have not at any time received any written notice or other written communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which the Company Entities, or any assets owned or used by them, are subject.
3.8    Compliance with Law.
(a)    Compliance. Except as set forth on Section 3.8(a) of the Disclosure Schedule, (i) the Company Entities are, and for the last three (3) years have been, in compliance with all Laws applicable to them or their Business, assets and properties (including, without limitation, the Real Property), other than such noncompliance as would not be material to the Company Entities; (ii) the Company Entities have not received written notice of any violation or noncompliance or alleging any actual or potential violation or noncompliance of any such Laws, other than such violations or noncompliance as would not be material to the Company Entities; and (iii) no event has occurred, and no circumstances exist, that would reasonably be expected to (with or without notice or lapse of time or both) constitute or result directly or indirectly in any violation or noncompliance by the Company Entities of any Law applicable to them or their Business, assets and properties (including, without limitation, the Real Property), other than such violations or noncompliance as would not be material to the Company Entities.
(b)    Permits. Except for such Permits as would not be material to the Company Entities or as set forth in Section 3.8(b)(1) of the Disclosure Schedule, the Company Entities have obtained all Permits that are required to be obtained by the Company Entities for the ownership, leasing, and operation of their Business, assets and properties (including, without limitation, the Real Property) (the “Material Permits”). Section 3.8(b)(2) of the Disclosure Schedule sets forth all such Material Permits. The Material Permits are valid and in full force and effect, and the Company Entities are in compliance with the terms of all Material Permits, other than for such noncompliance as would not be material to the Company Entities. All applications for or renewals of all Material Permits have been timely filed and made and no Material Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Agreement and the Related Agreements. There is no Action pending, or to the knowledge of the Company, threatened, nor have the Company Entities received any written notice from any Governmental Entity, to revoke, cancel, refuse to renew or adversely modify any Material Permit. For the last three (3) years, to the knowledge of the Company, there has not been any (i) investigation, review, audit, consent, decree or proceeding by any Person that could reasonably be expected to result in a claim or notice of violation or noncompliance with (except for any such violation or noncompliance as would not be material to the Company Entities), or a revocation, non-renewal or adverse modification of, any Material Permit or (ii) event, omission or condition that could reasonably be expected to result in a notice of violation or noncompliance with (except for any such violation or noncompliance as would not be material to the Company Entities), or a revocation, non-renewal or material modification or revision of, any such Material Permit.
(c)    Except for the PPP Loan, no Company Entity (or any Person that would be aggregated with any Company Entity and treated as one employer for purposes of Section 2301 of the CARES Act) has received any funds under any program related to the COVID-19 virus, including the Paycheck Protection Program or the Main Street Loan Program under the CARES Act. Each Company Entity has, to the extent applicable, properly complied in all material respects with all Laws and other legal requirements and duly accounted for in all material respects any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.
3.9    Environmental Matters. Except as set forth in Section 3.9 of the Disclosure Schedule:
(a)    Compliance. The Company Entities are, and for the last three (3) years, have been in compliance in all respects with all, and has no liability arising under any, applicable Environmental Laws, other than for such noncompliance or liability as would not be material to the Company Entities. The Company Entities have not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case of the foregoing clauses (i) and (ii), either remains pending or unresolved, or is the source of ongoing obligations or requirements.
(b)    Permits. The Company Entities have obtained and are, and for the last three (3) years, have been, in compliance with all material Permits required by any Environmental Law or otherwise necessary for the ownership, lease, operation or use of the business or assets of the Company Entities, other than for such noncompliance as would not be material to the Company Entities. There are no pending Actions by any Governmental Entity that could reasonably be expected to result in the termination, revocation, or adverse modification of any such Permits.
(c)    Discharges of Hazardous Substances. There has been no spillage, discharge, release or disposal of Hazardous Substances in contravention of, or which could reasonably be expected to result in a liability to or any obligations of the Company Entities arising under, Environmental Laws with respect to the business or assets of the Company Entities or the Real Property.
(d)    Disposal of Hazardous Substances. The Company Entities have not caused the disposal of Hazardous Substances at any third-party waste disposal locations or sites, except for any such disposal that has not resulted or would not reasonably be expected to result in a material liability of the Company Entities pursuant to Environmental Laws.
(e)    Indemnities. Except as set forth on Section 3.9(e) of the Disclosure Schedule, the Company Entities are not a party to any Contract pursuant to which they are obligated to indemnify any other Person with respect to, or, to the knowledge of the Company, be responsible for any liability pursuant to, or violation of, any Environmental Law.
(f)    Site Assessments. The Company Entities have made available or provided to Buyer true, correct and complete copies of all environmental assessment reports (such as Phase I or Phase II reports) and any other non-privileged environmental studies, audits and other material environmental documents in the possession of the Company Entities or the Sellers in connection with the past or current business or assets of the Company Entities.
3.10    Assets.
(a)    Title. The Company Entities have good and valid title to, a valid leasehold interest in or a valid license to use all tangible property and other assets used by the Company Entities, located on the Company Entities’ premises, or reflected in the Financial Statements or acquired after the date of the Recent Balance Sheet (except for Inventory sold since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice) (the “Tangible Assets”). The Tangible Assets are held free and clear of all Liens, other than Permitted Liens.
(b)    Condition. The Tangible Assets are in good operating condition (ordinary wear and tear excepted), and are fit in all material respects for use in the ordinary course of business. The Tangible Assets (together with the assets to be purchased with capital expenditures reflected in the Company Entities’ budget made available to Buyer) are all the material tangible properties and assets necessary or desirable for the current operation of the Business and used by the Company Entities to conduct the Business in the last twelve (12) months. Since the date of the Recent Balance Sheet, the Company Entities have not suffered any theft, damage, destruction or casualty loss to its Tangible Assets (other than ordinary wear and tear), whether or not covered by insurance.
(c)    Real Property. Section 3.10(c)(1) of the Disclosure Schedule sets forth the street address of each parcel of real property owned, leased, used or occupied by the Company Entities (the “Real Property”), and a list of all leases and subleases under which the Company Entities are lessor, together with all amendments, modifications, supplements, waivers and side letters related thereto (collectively, the “Leases”). The Company Entities have made available to Buyer a true and complete copy of each Lease. Except as set forth on Section 3.10(c)(2) of the Disclosure Schedule, (i) each Lease is legal, valid, binding, enforceable and in full force and effect; and (ii) neither the Company Entities nor, to the knowledge of the Company, any other party to the Lease is in breach or default under such Lease. Except as set forth on Section 3.10(c)(3) of the Disclosure Schedule, other than the Company Entities, there are no other tenants residing on the portion of the Real Property leased to the applicable Company Entity pursuant to such Lease. The Company Entities have good and valid fee simple or leasehold interest, as applicable, in the Real Property, subject only to Permitted Liens, and, except as set forth on Section 3.10(c)(4) of the Disclosure Schedules, have not transferred or assigned any interest in any Real Property. The Company Entities have not received written notice that any public improvements have been commenced or are planned that will result in special assessments against or otherwise materially adversely affect any Real Property and that remain the source of ongoing obligations or requirements. To the knowledge of the Company, the use of the premises described in the Leases as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to such premises. To the knowledge of the Company, to the extent required by applicable Law, there are currently in full force and effect certificates of occupancy permitting the Real Property to be used and occupied by the Company Entities as the same are currently constituted. To the knowledge of the Company, there is no existing structural or other physical defect or deficiency in the condition of any of the Real Property, or any component or portion thereof, that would or is reasonably likely to impair or impose costs upon the use, occupancy or operation of such Real Property, and that has not been fully corrected, other than ordinary, routine maintenance that is not material in nature or cost. Except as set forth on Section 3.10(c)(5) of the Disclosure Schedule, the Company Entities do not own or hold, and are not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(d)    Condemnation. Neither the whole nor any portion of the Tangible Assets or the Real Property of the Company Entities is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor and, to the knowledge of the Company, no such condemnation, expropriation or taking is planned, scheduled or proposed.
3.11    Insurance. Section 3.11 of the Disclosure Schedule contains a list of all insurance policies of the Company Entities in effect as of the date of this Agreement, other than policies that fund any Company Benefit Plan (the “Company Insurance Policies”). Section 3.11 of the Disclosure Schedule also sets forth a brief description of all material claims of the Company Entities that are currently pending with an insurance carrier with respect to any Company Insurance Policy. No written notice of cancellation or termination has been received by the Company Entities with respect to any Company Insurance Policy that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums due and payable under the Company Insurance Policies have been paid. Except as set forth on Section 3.11 of the Disclosure Schedule, there are no pending claims by the Company Entities for which the insurers have denied coverage or otherwise reserved rights (other than standard reservation of rights letters). None of the Company Entities is in material default with respect to any provision contained in any Company Insurance Policy or has failed to give any notice or presentment of any material claim under any Company Insurance Policy in due and timely fashion. Except as set forth on Section 3.11 of the Disclosure Schedule, for the last three (3) years, none of the Company Entities has (a) had a material claim rejected or payment with respect thereto denied by its insurance provider for such claim, (b) had a material claim in which there is an outstanding reservation of rights (other than standard reservation of rights letters) or (c) had the policy limit under any Company Insurance Policy exhausted or materially reduced.
3.12    Material Contracts. Section 3.12 of the Disclosure Schedule sets forth a true, correct and complete list of all Contracts of the following types for which a Company Entity is a party or by which any of its assets or properties (including, without limitation, the Real Property) are bound or subject (each, a “Material Contract”):
(a)    any Contract with any customer or supplier set forth or required to be set forth on Section 3.13 of the Disclosure Schedule (excluding executory purchase orders);
(b)    any Contract or group of related Contracts requiring a capital expenditure or commitment in excess of $50,000 per annum;
(c)    any Contract providing for the sale, lease, license or other disposition by any of the Company Entities of any assets or properties (including, without limitation, any Real Property, Technology or Intellectual Property) to another Person outside of the ordinary course of business (other than any such asset that is obsolete, surplus, damaged or worn-out);
(d)    any Contract providing for the purchase, lease, license or acquisition by any of the Company Entities of any assets or properties (including, without limitation, any Real Property, Technology or Intellectual Property) from another Person outside the ordinary course of business or of any business or equity interests from another Person, in each case, whether by merger, consolidation, equity sale, asset sale or otherwise;
(e)    any Contract providing for any merger, consolidation, restructuring, reorganization, recapitalization, conversion or other similar transaction or arrangement;

(f)    any Contract that (i) limits or purports to limit, in any material respect, the ability of any Company Entity to engage in or compete in any line of business or with any Person, to conduct activity in any geographic area or during any period of time, or to solicit any Person to enter into a business or employment relationship (other than confidentiality or non-disclosure agreements entered into in the ordinary course of business), (ii) contains exclusivity obligations, or (iii) contains a “most favored nation”, performance guaranty or other provision in which pricing, discounts or benefits are based on those provided to another Person;
(g)    any Contract providing for any indemnification or warranty by any Company Entity, except for customary commercial product warranties pursuant to Contracts entered into in the ordinary course of business;
(h)    any Contracts relating to (i) any Indebtedness of any Company Entity, (ii) any letters of credit, bankers’ acceptances, performance bonds, sureties, guaranties, credit support or other similar obligations of any Company Entity or (iii) hedging arrangements designed to protect against fluctuations in interest rates, currency rates or commodity prices (including any interest or currency rates swaps and commodity forwards) of any Company Entity;
(i)    any Contract under which the Company Entities have advanced or loaned any other Person any amounts, except for any trade credit in connection with account receivables arising in the ordinary course of business;
(j)    any Contract relating to the employment or engagement of any Current Employee or any individual consulting, sales agency, sales representative or independent contractor (i) with an annual base salary or fees that are (or are expected in 2021 to be) in excess of $145,000, or (ii) that cannot be terminated at any time without notice for any or no reason and without severance, penalty or any other Losses;
(k)    any Contract providing for any lease of Real Property by any Company Entity to another Person or any easement or other rights of use or occupancy by either Company to another Person;
(l)    any Contract under which any Company Entity is lessor of personal property, or permits any third party to hold or operate any personal property owned or controlled by it which involves consideration in excess of $100,000;
(m)    any material broker, distributor, dealer, manufacturer’s representative, franchise, agency, marketing and advertising Contracts;
(n)    other than and excluding licenses for generally available commercial Software products supplied under end user licenses and licenses with an annual or total fee of less than $100,000, any Contract that grants a license or interest (including any covenant, release, immunity or other right) in any Owned Intellectual Property or Owned Technology or that relates to the acquisition, transfer, use, development, sharing or license or grant of any other right in any material Technology or Intellectual Property;
(o)    any Contract relating to a Related Party Arrangement;
(p)    any Contract (other than the Company Options set forth on the Option Schedule) providing for the payment of any cash or other compensation or benefits upon or in connection with (whether alone or in conjunction with any other event or circumstance) the sale of all or a material portion of any of the Company Entities’ assets outside the ordinary course of business or a change of control of any of the Company Entities, including pursuant to the transactions contemplated by this Agreement;
(q)    any Contract involving the settlement or compromise of any Action or threatened Action that contain (A) any outstanding monetary obligations, individually or in the aggregate, in excess of $100,000 or (B) any non-monetary obligations that would be material to the Company Entities;
(r)    any Contract with any Governmental Entity;
(s)    any Contract under which any Company Entity provides or receives any rebates in excess of $100,000;
(t)    any Contract relating to any joint venture, partnership, joint development or other similar arrangements between any Acquired Company and any other Person; and
(u)    any Contract reasonably expected to result in future payments, fees or other consideration to or by any Company Entity in excess of $100,000, except for Contracts (excluding executory purchase orders) that are terminable on less than ninety (90) days’ notice without penalty or termination fee.
Neither the Company Entities nor, to the knowledge of the Company, any other party, is in, or has received written notice of any, material violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a material violation or default under) any Material Contract. The Sellers have made available to Buyer a true, correct and complete copy of each Material Contract. Except as set forth in Section 3.12 of the Disclosure Schedule, each Material Contract is in full force and effect and is valid, binding and enforceable against the Company Entities party thereto and, to the knowledge of the Company, the other party or parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws affecting creditors’ rights generally and by general equitable principles, whether such enforceability is considered in a proceeding in equity or at Law.
3.13    Customers and Suppliers.
(a)    Material Customers. Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of the top fifteen (15) customers of the Company Entities (including distributors) (each customer, a “Material Customer”), based on the dollar amount of consolidated revenues earned by the Company Entities for each of the two most recently completed fiscal years, and the revenues generated from such customers.
(b)    Material Suppliers. Section 3.13(b) of the Disclosure Schedule sets the fifteen (15) vendors, suppliers, service providers and other similar business relations of the Company Entities (each, a “Material Supplier”) based on the dollar amount paid to such Persons for each of the two most recently completed fiscal years and the amounts owed to each such Person.
(c)    No Changes in Business Relationship. Except as set forth in Section 3.13(c) of the Disclosure Schedule, no Material Customer or Material Supplier has given the Company Entities or the Sellers any written notice that it intends to stop or materially alter its business relationship with the Company Entities (whether as a result of the consummation of the transactions contemplated by this Agreement and the Related Agreements or otherwise), or has during the past twelve (12) months decreased or limited materially, or threatened in writing to decrease or limit materially, its supply of services or products to or purchase of products or services from the Company Entities. To the knowledge of the Company, (i) no Material Customer or Material Supplier intends to cancel or otherwise substantially modify its relationship with the Company Entities or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company Entities, (ii) no Material Customer or Material Supplier has advised the Company Entities of any material problem or dispute between such Material Customer or Material Supplier and the Company Entities, (iii) no such Material Customer or Material Supplier is or will be the subject of any voluntary or involuntary bankruptcy, solvency or other similar proceeding, (iv) the transactions contemplated by this Agreement and the Related Agreements will not adversely affect the relationship of the Company Entities with any Material Customer or Material Supplier, and (v) no Material Supplier has advised the Company Entities that it expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any product of the Company Entities.
3.14    Labor and Employment.
(a)    Employee Census. Section 3.14(a) of the Disclosure Schedule sets forth a true and accurate list of all Current Employees and their work location and position/job function as of the date hereof. The Sellers made available to Buyer the following information with respect to the Current Employees, which is true and complete as of the date hereof: (i) each Current Employee’s current annual salary or hourly wage rate, wages and annual cash bonus opportunity, (ii) date of hire, (iii) work location, (iv) active or leave status (and expected return date if on leave), (v) exempt or non-exempt status (or overtime eligibility) under applicable Law, and (vi) visa/work permit status (if applicable). The Sellers also made available to Buyer the following information with respect to all other currently engaged Service Providers engaged on a non-employee basis, which is true and complete as of the date hereof: (A) each Service Provider’s current annual, hourly, or other fee arrangement, (B) position/job function, (C) date of hire, (D) work location, and (E) term of engagement. Except as set forth in Section 3.14(a) of the Disclosure Schedule, no Current Employee is absent on military, family, disability, parental, personal or other leave of absence (other than vacation and other paid time off in the ordinary course of business). Except as set forth in Section 3.12(j) of the Disclosure Schedule, the Company Entities are not party to any written or binding oral employment agreements, arrangement or Contract with respect to any Current Employee (other than standard forms of employment offer letters that do not include severance obligations upon a termination of employment), and all such Current Employees are employed at will.
(b)    Compliance with Laws. The Company Entities are (and for the past five (5) years have been) in material compliance with all applicable Laws pertaining to labor and employment, including those related to employment and employment practices, terms and conditions of employment, equal employment opportunity, veterans’ rights, civil rights, employment standards, wages and hours, immigration, occupational health and safety, classification of workers as employees and independent contractors, workers’ compensation, human rights, non-discrimination, retaliation, the payment of withholdings and/or social security and similar Taxes, family and medical and other leaves, plant closings and mass layoffs, hiring, background checks, pay equity, collective bargaining and labor relations, document retention, health and safety, employment eligibility verification, child labor, harassment, accommodations, disability rights or benefits, affirmative action, unemployment insurance, employment and reemployment rights of members of the uniformed services and secondment (hereinafter collectively referred to as the “Employment Laws”); and, the Company Entities are not liable for any arrears of wages, other compensation or benefits, or any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws. Except as set forth in

Section 3.14(b) of the Disclosure Schedule, there are no (and in the past five (5) years there have been no material) Actions against the Company Entities pending, or to the knowledge of the Company, threatened to be brought or filed, in connection with the employment or engagement of any Service Provider, or otherwise relating to the labor or employment-related activities of any Company Entities.
(c)    Unions. The Company Entities are not (and in the past have not been) party to, or bound by, any collective bargaining or other agreement or Contract with a labor union, works council or other labor organization representing any Service Providers of any Company Entity, nor is any Company Entity negotiating or under an obligation to negotiate such a Contract. There are (and in the past have been) no pending, or to the knowledge of the Company, threatened, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements, or other similar labor disruptions affecting any Company Entities. There is no (and in the past five (5) years there has been no) activity or proceeding by any labor union, works council or other labor organization to organize any Service Providers of any Company Entity. There are no grievances or unfair labor practice or other Actions pending, or to the knowledge of the Company, threatened to be brought or filed, against any Company Entity before the National Labor Relations Board or any other Governmental Entity with respect to any Service Provider, or otherwise relating to the labor or employment-related activities of any Company Entity.
(d)    Classification. None of the Company Entities has any liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor or on any other non-employee basis rather than as an employee, with respect to any individual employed, engaged, or leased by any Company Entity from another employer, or with respect to any misclassification of any employee of any Company Entity as exempt versus non-exempt.
(e)    Certain Events. No Service Provider whose annual base compensation exceeds or in the past exceeded $100,000 and, to the knowledge of the Company, no other Service Provider is in any respect in violation of any obligation under any employment, consulting agreement, non-disclosure agreement, non-competition agreement, non-solicitation agreement, non-disparagement or other restrictive covenant owed to any Company Entity. No Current Employee with annual base compensation exceeding $100,000 has provided the Sellers, any Company Entity or the Blocker with written or, to the knowledge of the Company, oral notice of his or her intention to terminate his or her employment. No Service Provider has made allegations of sexual or other unlawful harassment or discrimination to any of the Company Entities in the last five (5) years against any officer or other management employee of any of the Company Entities.
(f)    WARN Act. During the three (3) years prior to the date of this Agreement, no Company Entities engaged in or effectuated any “plant closing” or “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local Law (the “WARN Act”)). Further, no Company Entity has carried out any “employment losses” (as such term is defined in the WARN Act), temporary layoff, relocation, or salary or hours reduction within the past six (6) months that could reasonably implicate the WARN Act.
3.15    Employee Benefit Plans.
(a)    Benefit Plans. Section 3.15(a) of the Disclosure Schedule contains a list of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” shall mean each plan, program, policy, agreement, Contract, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, bonus, incentive, equity or equity-based awards, fringe benefit, retirement, pension, profit-sharing, vacation or holiday pay, paid time off, sick leave, death, disability, medical, health and welfare, cafeteria, employee loan or retiree benefits or other employee or similar benefits or remuneration of any kind, including each employment, individual consulting, severance, retention, change in control or termination plan, program, arrangement, agreement, policy or Contract, in each case whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (i) which is sponsored, maintained, contributed to, or required to be contributed to, by any of the Company Entities for the benefit of any Service Provider or (ii) with respect to which any of the Company Entities have or could have any obligation or liability, whether actual or contingent (including any liability related to any plan, program, arrangement, agreement, policy or Contract of any ERISA Affiliate).
(b)    Documentation. With respect to each Company Benefit Plan, the Sellers have made available to Buyer (A) a complete and correct copy of such plan (including any amendments thereto) or, if not written, a summary of the material terms of such plan, (B) the most recent Internal Revenue Service determination or opinion letter, if applicable, (C) the current summary plan description and any summary of material modification, if applicable, (D) the three most recent annual reports, including all schedules and attachments (Form 5500 series or equivalent if required under applicable Law), (E) the most recent actuarial valuation report, if applicable, (F) the three most recent non-discrimination tests performed under the Code, if applicable, (G) all current trust, insurance, annuity, stop-loss or funding arrangements or Contracts; and (H) all material correspondence with any participant (excluding any correspondence related to routine claims for benefits under a Company Benefit Plan in the ordinary course of business) or Governmental Entity in the past three (3) years (including any filing under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program).
(c)    Compliance. (A) Each Company Benefit Plan has at all times been established, operated, funded and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, as applicable, (B) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter issued by the IRS, and there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan, (C) the Company Entities are not currently subject to (and, with respect to events or circumstances occurring on or prior to, or in existence on the date hereof, are not reasonably expected to be subject to in the future) any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws (including any liability pursuant to Section 502 of ERISA, Title IV of ERISA or any Tax imposed pursuant to Section 4975 or Section 4976 of the Code), (D) there are (and in the past six (6) years have been) no pending, or to the knowledge of the Company, threatened or anticipated claims or Actions (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company Entities, (E) no audit or other Action by a Governmental Entity with respect to any Company Benefit Plan is (or in the past six (6) years has been) pending, or to the knowledge of the Company, threatened or anticipated, (F) none of the Company Entities, Service Providers, current or former fiduciaries (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan or, to the knowledge of the Company, any other “disqualified person” (as defined under Section 4975 of the Code) or “party in interest” (as defined under Section 3(14) of ERISA) has engaged in any prohibited transaction under ERISA or the Code for which an exemption (all the conditions of which have been satisfied) does not apply, or any breach of any of the duties imposed on fiduciaries by ERISA with respect to the Company Benefit Plans that could reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on any of the Company, any such Service Provider or any such fiduciary, (G) the Company Entities are (and for the past five (5) years have been) in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended (the “Affordable Care Act”), the Company Entities have not received notice of any assessment, fine, penalty, or Tax from a Governmental Entity and no event or circumstance has occurred that could subject the Company Entities to any fine, penalty or Tax under or in relation to the Affordable Care Act, and (H) no current or former Service Provider has at any time been included or excluded from participation in any Company Benefit Plan in a manner in violation of its terms or applicable Law.
(d)    Premiums; Stop-Loss Coverage. All premiums, contributions or other amounts payable by the Company Entities with respect to each Company Benefit Plan in respect of current or prior plan years have been paid on a timely basis or if not yet paid have been accurately accrued in full in the ordinary course of business in accordance with, GAAP (whether or not required under GAAP). Each Company Benefit Plan that is a self-insured “group health plan” (as defined under Section 5000(b)(1) of the Code) has at all times been covered by a fully-effective stop-loss insurance policy covering all participants therein.
(e)    Postretirement Benefits. Except as required under Section 4980B of the Code or Section 601, et seq., of ERISA (the full cost of which is borne by the applicable Service Provider or dependents thereof) or as set forth in Section 3.15(e) of the Disclosure Schedule, no Company Benefit Plan provides or has promised to provide benefits or coverage in the nature of health, life, disability insurance or other welfare benefits following retirement or other termination of employment or service.
(f)    Certain Obligations. Except as set forth in Section 3.15(f) of the Disclosure Schedule, the execution or approval of and/or consummation of the transactions contemplated by this Agreement could not, either alone or in combination with another event (including termination of employment), (A) entitle any Service Provider to severance pay, unemployment compensation, loan forgiveness or any other payment or benefit from the Company Entities, (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any Service Provider, (C) otherwise give rise to, increase or otherwise modify any liability under any Company Benefit Plan or any employment or individual consulting agreement or Contract, or (D) limit in any manner the Company Entities’ ability to amend, modify or terminate any Company Benefit Plan.
(g)    Defined Benefit and Multiemployer Plans. Except as set forth in Section 3.15(g) of the Disclosure Schedule, none of the Company Entities or any of their ERISA Affiliates have at any time sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) or had any liability, whether absolute or contingent, with respect to, and no Company Benefit Plan is, (A) a defined benefit pension plan subject to Title IV of ERISA or the minimum funding requirements of Sections 412 or 430 or the Code or Section 302 or 303 of ERISA, (B) a “multiemployer plan” (within the meaning of Section 4001(a)(3) or 3(37) of ERISA), (C) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company Entities or any of their ERISA Affiliates have any liability, whether absolute or contingent, with respect to any plan or arrangement described in subsections (A) through (D) in this Section 3.15(g) (including, for the avoidance of doubt, any such plan or arrangement set forth on Section 3.15(g) of the Disclosure Schedule). None of the Company Entities has any liability, whether absolute or contingent, by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code and such other Person incurring liability, whether absolute or contingent, with respect to any employee benefit plan, program, arrangement, agreement, policy or Contract.

(h)    Non-U.S. Benefits. With respect to any Company Benefit Plan for the benefit of Service Providers or dependents thereof who perform services or who are employed outside of the United States (a “Non-US Plan”): (A) if required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status), such Non-US Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (B) if intended to be funded and/or book reserved, such Non-US Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (C) no material liability exists or reasonably could be imposed upon any Company Entity by reason of such Non-US Plan; (D) no Service Provider who is domiciled outside of the United States (or any of their dependents) is entitled to any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (together, “Pension Benefits”) that become payable before their normal retirement age as stated in their contract of employment or such Company Benefit Plan itself; (E) apart from any general indemnity in favor of the trustees given by any Company Entity under the governing documents of such Non-US Plan, no Company Entity has given any indemnity, undertaking or guarantee in respect of such Non-US Plan; (F) the financial statements of such Non-US Plan accurately reflect such Non-US Plan’s liabilities and accruals for contributions required to be paid to such Non-US Plan, in accordance with applicable generally accepted accounting principles consistently applied; and (G) the assets of each Non-US Plan that provided Pension Benefits are sufficient to satisfy its respective liabilities (current and contingent) as at the date of this Agreement.
(i)    COVID-19. Except as set forth in Section 3.15(i) of the Disclosure Schedule, since January 1, 2020, no Company Entity has (i) reduced the compensation or benefits of any of its Service Providers or otherwise reduced the working schedule of any of its Service Providers, in each case for any reason relating to COVID-19, (ii) conducted any terminations, furloughs or other employee-related cost-cutting actions since January 1, 2020 related to COVID-19, including reducing compensation, benefits or working schedules, or (iii) elected to defer any Taxes payable or delay any contributions to any Company Benefit Plan pursuant to or in accordance with the CARES Act.
3.16    Intellectual Property.
(a)    Registered Intellectual Property. Section 3.16(a) of the Disclosure Schedule sets forth a true, correct and complete list and description of the following Intellectual Property that, in each case, has been registered (or, as applicable, applied for) by a Company Entity: (A) all Patents, (B) all Trademark registrations and pending Trademark registration applications, (C) all copyright registrations and pending copyright registration applications, and (D) all domain name registrations and pending domain name registrations (collectively, the “Registered Intellectual Property”), along with all material unregistered Trademarks. For each item of Registered Intellectual Property, Section 3.16(a) of the Disclosure Schedule lists (x) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (y) the jurisdiction in which such item is issued, registered or pending and (z) the issuance, registration or application date and number of such item. All Registered Intellectual Property is currently in compliance with all formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications) to maintain such Registered Intellectual Property in full force and effect. Except as set forth in Section 3.16(a) of the Disclosure Schedule, a Company Entity is the sole and exclusive owner of the Registered Intellectual Property and is entitled to use any and all such Registered Intellectual Property in connection with the current operation of the Business. All of the Owned Intellectual Property is valid, subsisting and enforceable, and no Owned Intellectual Property has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for rejections or refusals in connection with the prosecution of any Registered Intellectual Property. No Registered Intellectual Property has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding. No Registered Intellectual Property at any time has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company Entities have, their reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Registered Intellectual Property.
(b)    Rights. Except as set forth in Section 3.16(b) of the Disclosure Schedule, the Company Entities (i) exclusively own all right, title and interest in and to all Owned Intellectual Property and all Owned Technology, and (ii) have valid and continuing rights to use, all other Company Intellectual Property and Company Technology as the same is used by the Company Entities in the Business as currently conducted; in each of the foregoing clauses (i) and (ii) above, free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property and Company Technology comprise all of the Intellectual Property and Technology used or held for use in connection with the operation of the Business as currently conducted, and there is no other Intellectual Property or Technology that is necessary for the operation of the Business as currently conducted. The Company Entities have not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company Technology or Company Intellectual Property to any Person. No government funding, facilities, or personnel of any Governmental Entity or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property or Owned Technology. No officer, employee or independent contractor of the Company Entities who was involved in, or who contributed to, the creation or development of any of the Owned Intellectual Property or Owned Technology has performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for the Company Entities in a manner that may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Owned Intellectual Property or Owned Technology.
(c)    No Violations. Except as set forth in Section 3.16(c) of the Disclosure Schedule, (A) no claims are pending or, to the knowledge of the Company, threatened challenging the ownership (as applicable), enforceability, scope, validity, or use by the Company Entities of any Owned Intellectual Property or Owned Technology, or alleging that the Company Entities are violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property or Technology, or inviting the Company Entities to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any products or services of the Company Entities or the conduct of the Business, and (B) the operation of the Business, as is currently conducted, the products and services of the Company Entities, the Owned Intellectual Property and the Owned Technology do not infringe, misappropriate or violate (and did not in the past infringe, misappropriate or violate) any Intellectual Property of any Person. With respect to any third party Software used by the Company Entities, the Company Entities have, in accordance with each applicable third party’s Software licensing requirements, obtained the appropriate number of licenses to use such Software in the operation of the Business as currently conducted. The Company Entities have no obligation to compensate any Person for the use of any Intellectual Property or Technology, other than under any license agreement disclosed in Section 3.16(c) of the Disclosure Schedule, and have not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property or Technology. There are no settlements, covenants not to sue, consents, judgments, or Orders or similar obligations that: (x) restrict the rights of the Company Entities to use any Intellectual Property or Technology in any manner, (y) restrict the business of the Company Entities in order to accommodate any third party’s Intellectual Property or Technology, or (z) permit third parties to use the Company Intellectual Property or Company Technology.
(d)    No Infringement or Misappropriation. Except as set forth in Section 3.16(d) of the Disclosure Schedule, (A) no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any of the Company Intellectual Property or the Company Entities’ rights therein or thereto, and (B) the Company Entities have not received from or delivered to any Person written notice of a claim for any such actual, alleged, or suspected infringement, misappropriation or other violation.
(e)    Trade Secrets. No Trade Secret included in the Owned Intellectual Property has been authorized to be disclosed or has been actually disclosed by the Company Entities to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof. The Company Entities have taken all commercially reasonable measures to protect the secrecy, confidentiality, and value of all Trade Secrets owned by the Company Entities (collectively, the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company Entities, and any other Person with access to the Company Trade Secrets, to execute a binding confidentiality agreement, copies or forms of which have been made available to Buyer and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements of any such confidentiality agreements.
(f)    Employee IP Agreements. Each Person who is or was involved in the creation or development of any portion of, or would otherwise have rights in or to, any Owned Intellectual Property or Owned Technology has executed a valid and enforceable written agreement with the Company Entities that assigns to the Company Entities all rights, title and interest in and to any and all such Intellectual Property and Technology (“Employee IP Agreement”), and all Intellectual Property in such Person’s contribution is owned exclusively by the Company Entities. No current or former shareholder, officer, director, or employee of the Company Entities has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property or Company Technology, or has excluded any Intellectual Property or Technology from their Employee IP Agreement. To the Knowledge of the Company, no employee of the Company Entities is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company Entities, or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property or Technology or confidentiality due to his or her activities as an employee of the Company Entities.
(g)    No Third-Party Interests. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of the Company Entities to own, use, practice or otherwise exploit any Company Intellectual Property or Company Technology. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company Entities to any Person of any ownership interest, license or other right with respect to any Company Intellectual Property or Company Technology pursuant to any Contract to which the Company Entities are party or by which any assets or properties of the Company Entities is bound.
(h)    Software. No Software owned by the Company Entities (“Company Software”) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (x) could require, or could condition the use or distribution of such

Company Software thereof on, (1) the disclosure, licensing, or distribution of any Source Code for any portion of such Company Software, or (2) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof, or (y) could otherwise impose any limitation, restriction, or condition on the right or ability of Company Entities to use, distribute or charge for any Company Software.
(i)    IT Systems. The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company Entities. The Company Entities have taken reasonable measures to (A) preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored thereon) and (B) maintain reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date hereof, (x) there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Company Entities and (y) to the knowledge of the Company, there has been no unauthorized access to or use of any IT Systems (or any Software, information or data stored thereon).
3.17    Data Privacy.
(a)    The Company Entities have complied in all material respects with (i) all Laws including Information Privacy Laws, (ii) each of their own published and internal (including both present and historic) privacy and data security policies, terms of use and guidelines related to information privacy and security, with respect to the collection, use, processing, disposal, disclosure, maintenance and transmission of Personal Information and Company Data, and (iii) each of their commitments to third parties regarding Personal Information and Company Data, including such commitments to customers, vendors, marketing affiliates, advertisers, advertising networks and other business partners.
(b)    To the Knowledge of the Company, there has been no security incident, violation of any data security policy, breach, unauthorized use, access, loss, damage, sharing, modification, or other misuse of any Company Data in the possession or control of the Company Entities, and the Company Entities have taken commercially reasonable measures to prevent unauthorized, access, loss, damage, use, sharing, modification, or other misuse of any Company Data in the possession or control of the Company Entities. No circumstances have arisen in the last three (3) years which would require a Company Entity to notify a governmental authority or other individual of a data security breach or security incident under Information Privacy Laws.
(c)    To the extent that the Company Entities Process any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data, the Company Entities have implemented information security procedures, processes and systems that comply with all material respects with all applicable Laws related to the Processing of cardholder data, including those established by applicable Governmental Entities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard).
(d)    Each Company Entity has written agreements in place with all affiliates, vendors or other persons whose relationship with such Company Entity involves the Processing of Personal Information or Company Data on behalf of such Company Entity, requiring such persons to maintain the confidentiality of the Personal Information and Company Data and safeguard such Personal Information and Company Data in a manner consistent with the Company Entity’s obligations and in compliance with applicable Laws including Information Privacy Laws (including in relation to data exports) and industry standards for entities operating businesses similar to the business of the Company Entities. Each Company Entity routinely engages in reasonable due diligence of vendors and third parties to whom it transfers Personal Information before allowing such vendors and third parties to access, receive or process Personal Information and engages in ongoing monitoring of vendors and third parties to verify compliance with their obligations under their respective contracts. Each Company Entity is compliant with all data export requirements set out the Information Privacy Laws.
(e)    The execution, delivery and performance of this Agreement and the transactions contemplated herein including the transfer of Personal Information and Company Data to the Buyer complies with the Company Entities’ applicable published privacy policies in all respects and will not require the consent of or notice to any person concerning such Personal Information and Company Data.
3.18    Indebtedness. Section 3.18 of the Disclosure Schedule sets forth a true and accurate list of the outstanding Indebtedness of the Company Entities. No default or event of default exists under any Contract, instrument or terms governing such Indebtedness, and no Company Entity has received any notice or other communication by any creditor or counterparty in respect of such Indebtedness alleging any actual or potential default or event of default under any Contract, instrument or terms governing such Indebtedness.
3.19    Powers of Attorney. No Company Entity has granted a power of attorney to any Person which has not been or will not have been terminated prior to the Closing, other than ministerial, de minimis powers of attorney which are revocable on demand by the Company Entities without liability.
3.20    Brokers and Finders. Except for Harris Williams LLC (all costs, fees and expenses of which under the engagement letter, dated November 25, 2020, between Xirgo Technologies, LLC and Harris Williams LLC, shall be a Seller Transaction Expense), neither the Company Entities nor any Seller has (a) retained, utilized or been represented by any broker or finder or (b) paid or become obligated to pay any fee or commission to any broker or finder, in each case, in connection with the transactions contemplated by this Agreement.
3.21    Warranty and Related Matters.
(a)    No Losses or Recalls. Except as set forth on Section 3.21(a) of the Disclosure Schedule, the Company Entities have not, during the past three (3) years, incurred any Loss, and have no knowledge of any facts, events or circumstances that would reasonably be expected to cause any material Loss, as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by the Company Entities, whether such Loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other legal requirement or otherwise. No Governmental Entity has alleged that any product designed, manufactured, sold, leased, licensed, or delivered by the Company Entities is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. No product designed, manufactured, sold, leased, licensed, or delivered by the Company Entities has been recalled, and the Company Entities have not received any notice of recall (written or oral) of any such product from any Governmental Entity. To the knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall.
(b)    Warranty Obligations. Except as set forth on Section 3.21(b) of the Disclosure Schedule, the Company Entities have not given to any Person any product or service guaranty or warranty, right of return or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by the Company Entities. The Company Entities have legally excluded liability for all special, incidental, punitive, and consequential damages to any customer, dealer, or distributor of the Company Entities or customer of any such dealer or distributor. The Company Entities’ reserve for warranty claims has been prepared in accordance with, and is consistent in all respects, with GAAP.
3.22    Related Party Arrangements. (x) Except as set forth in Section 3.22 of the Disclosure Schedule, and (y) excluding standard forms of employment offer letters that do not include severance obligations upon a termination of employment, or any other employment-related compensation and reimbursement arrangements entered into in the ordinary course of business or liabilities therefor incurred in the ordinary course of business, no Related Party (i) is a party to any Contract with any Company Entity; (ii) has any direct or indirect financial interest in, or is a director, officer, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Company Entity (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (iii) has any interest in any property, asset or right used by any Company Entity necessary for the Business; (iv) has outstanding any Indebtedness owed to any Company Entity; or (v) has received any funds from any Company Entity since the date of the Recent Balance Sheet, or is the obligee or beneficiary of any liability of any Company Entity (such transactions and arrangements described in the foregoing clauses (i) through (v), a “Related Party Arrangement”). For purposes of this Agreement, “Related Party” means (A) any shareholder, partner, member, director, manager, officer, employee, or Affiliate of any Company Entity; (B) any individual related by blood, marriage or adoption to any such Person in clause (A); or (C) any entity in which any such Person in clause (A) owns any beneficial interest.
3.23    Export Controls and Sanctions.
(a)    Section 3.23 of the Disclosure Schedule sets forth a true, complete, and correct list of all active registrations, licenses, and other Permits held or relied upon by the Company Entities or any Affiliate of any Company Entity under the Export Control Laws or Sanctions Laws, and identifies any pending applications for such registrations, licenses, or other Permits.
(b)    None of the Company Entities, any Affiliate of any Company Entity, or any director, officer, or, to the Company’s knowledge, employee or agent of any Company Entity or any Affiliate of any Company Entity is a Sanctioned Person or is subject to debarment or any list-based designations under the Export Control Laws or Sanctions Laws.
(c)    The Company Entities and their Affiliates are in compliance with, and have since January 1, 2017, complied with all applicable Export Control Laws and Sanctions Laws.
(d)    The Company Entities and their Affiliates are not currently and have not in the five (5) years preceding the date of this Agreement been the subject of, or otherwise involved in, any investigations, inquiries, or enforcement actions by any Governmental Entity with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws.
4.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS
    Each Seller, severally and not jointly, as to himself, herself or itself, as applicable, hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:

4.1    Right to Sell Acquired Securities; Binding Effect; Organization and Power. Such Seller has all requisite power and full legal right to enter into this Agreement and each Related Agreement to which such Seller is to be a party, to perform all of such Seller’s agreements and obligations hereunder or thereunder in accordance with its terms, and to sell to Buyer all of the Blocker Shares and Purchased Units owned by such Seller as contemplated hereby. This Agreement has been, and each Related Agreement to which such Seller will be a party will be, duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery by the other Parties hereto and thereto (other than such Seller) this Agreement and each such Related Agreement constitutes or will constitute, as applicable, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. If such Seller is an entity, it is duly organized, validly existing and (where such concept is meaningful) in good standing under the laws of the jurisdiction of its formation, and each such Seller’s Organizational Documents (of which each such Seller is not in violation) are in full force and effect. If such Seller is a natural person, such Seller (a) is mentally competent and in all respects of sound mind, (b) is over the age of twenty-one (21), (c) is used to managing such Seller’s financial affairs, (d) has not had a conservator or guardian appointed for such Seller pursuant to an Order, and (e) is familiar with and fully understands the nature, purpose and effect of this Agreement and the transactions contemplated hereby.
4.2    Title to Interests, Liens, etc.
(a)    Such Seller has good and valid title to, and is the record and beneficial owner of, the Acquired Securities listed opposite such Seller’s name in Section 4.2(a) of the Disclosure Schedule, free and clear of any Lien, other than Permitted Equity Liens, and the Acquired Securities held by such Seller constitute all of the (i) membership interests in the Company or (ii) capital stock of Blocker, as applicable, owned beneficially or held of record by such Seller as of the date of this Agreement. Upon the consummation of the transactions contemplated hereby, and assuming the accuracy of the representations and warranties of Buyer set forth in Article 6, Buyer will acquire record and beneficial ownership of all of the Acquired Securities held, directly or indirectly, by such Seller, free and clear of any Lien (other Permitted Equity Liens and any other Liens or restrictions imposed thereon by Buyer).
(b)    Except as set forth opposite such Seller’s name in Section 4.2(b) of the Disclosure Schedule, such Seller does not own any other securities of any Company Entity or Blocker of any class or kind, including any debt securities of any class or kind, nor does such Seller have any right or option to subscribe for, or to purchase, shares or other Equity Securities or debt securities of any Company Entity or Blocker, other than as provided in the Company Entity Organizational Documents of the Blocker Organizational Documents. Except as provided in this Agreement, any Related Agreement, the Company Entity Organizational Documents or Blocker Organizational Documents, as applicable, such Seller is not party to or bound by any agreement or instrument affecting or relating to such Seller’s right to transfer or vote the Acquired Securities owned by such Seller.
(c)    Upon payment of the applicable portion of the Purchase Price to the Sellers at the Closing, and assuming the accuracy of the representations and warranties of Buyer set forth in Article 6, such Seller will convey good and valid title to the Acquired Securities held by such Seller prior to the Closing, free and clear of all Liens, other than Permitted Equity Liens and any other Liens or restrictions imposed thereon by Buyer.

4.3    No Violation. Except for the Required Regulatory Approvals and compliance with any filings under the HSR Act and any applicable foreign antitrust laws, neither the execution and delivery by such Seller of this Agreement or the Related Agreements to be executed and delivered by such Seller, nor the compliance by such Seller with the provisions of this Agreement or the Related Agreements to be executed and delivered by such Seller, nor the consummation by such Seller of the transactions contemplated hereby and thereby will (a) violate any Law or Order applicable to such Seller; (b) require any authorization, consent or approval by, filing with or notice to any Governmental Entity, with respect to such Seller; or (c) violate or conflict with, constitute a default under, result in the automatic termination of, or give rise to a right of termination or material modification of, or accelerate the performance required by, the express terms of (i) to the extent such Seller is not a natural person, the Organizational Documents of such Seller or (ii) any Contract to which such Seller is a party, except in the case of clause (c)(ii) above, for any such violations, conflicts, defaults, terminations, accelerations, or material modifications that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement.
4.4    Governmental Consents.
(a)    No consent of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made by such Seller in connection with the execution, delivery and performance of this Agreement by such Seller or the consummation of the transactions contemplated hereby by such Seller, other than (a) compliance with and filings as may be required under the HSR Act and any applicable foreign antitrust laws, (b) such consents, approvals, Orders authorizations, registrations declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, (c) the Required Regulatory Approvals, and (d) where the failure to obtain such consent or to make such registration, declaration, notice or filing would not, when taken together with all other such failures by such Seller, reasonably be expected to prevent, delay or materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement.
4.5    Litigation. There is no Action pending or, to the knowledge of such Seller, threatened against such Seller or any of its Affiliates, and there is no outstanding Order against such Seller or any of its Affiliates, in each case relating to such Seller’s execution, performance and delivery of this Agreement or any Related Agreement to which such Seller is to be a party or the consummation by such Seller of the transactions contemplated hereby or thereby. No Action is pending or, to the knowledge of such Seller threatened, against such Seller before any arbitrator or court or other Governmental Entity which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by such Seller or injunctive relief against such Seller in connection with this Agreement or any Related Agreement to which such Seller is a party or the transactions contemplated hereby or thereby, or (b) challenges the validity of this Agreement or any Related Agreement to which such Seller is a party or any action taken or to be taken by such Seller in connection herewith or therewith.
4.6    Brokers and Finders. Except for Harris Williams LLC (all costs, fees and expenses of which under the engagement letter, dated November 25, 2020, between Xirgo Technologies, LLC and Harris Williams LLC, shall be a Seller Transaction Expense), such Seller has not (a) retained, utilized or been represented by any broker or finder or (b) paid or become obligated to pay any fee or commission to any broker or finder, in each case, in connection with the transactions contemplated by this Agreement.

5.    REPRESENTATIONS AND WARRANTIES OF BLOCKER
    Blocker hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:
5.1    Organization and Power. Blocker is a corporation duly organized and validly existing under the laws of the State of Indiana, with full corporate power and authority to enter into this Agreement and each Related Agreement to which Blocker is to be a party and perform its obligations hereunder and thereunder in accordance with its terms. Blocker has provided Buyer with true, correct and complete copies of the Blocker Organizational Documents. The Blocker Organizational Documents (of which Blocker is not in violation) are in full force and effect.
5.2    Authority. The execution, delivery and performance by Blocker of this Agreement and the Related Agreements to be executed and delivered by Blocker and the consummation by Blocker of the transactions contemplated hereby and thereby have been duly and validly authorized by Blocker. No other or further corporate action on the part of Blocker is necessary for Blocker to authorize (a) this Agreement or the Related Agreements to be executed and delivered by Blocker, or (b) the consummation by Blocker of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery thereof by the other Parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the Related Agreements to be executed and delivered by Blocker will constitute, valid and binding agreements of Blocker, enforceable against Blocker in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
5.3    No Violation. Except for the Required Regulatory Approvals and compliance with any filings required under the HSR Act or any foreign antitrust laws, neither the execution and delivery by Blocker of this Agreement or the Related Agreements to be executed and delivered by Blocker, nor the compliance by Blocker with the provisions of this Agreement or the Related Agreements to be executed and delivered by Blocker, nor the consummation by Blocker of the transactions contemplated hereby and thereby (a) violate any Law or Order applicable to Blocker, (b)  require any authorization, consent or approval by, filing with or notice to any Governmental Entity, or (c) violate or conflict with, constitute a default under, result in the automatic termination or give rise to a right of termination or material modification of, or accelerate the performance required by, the express terms of (i) the Blocker Organizational Documents or (ii) any Contract to which Blocker is a party, except in the case of clause (c)(ii) above, for any such violations, conflicts, defaults, terminations, accelerations, or material modifications that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement.
5.4    No Operations; Title; Capitalization.
(a)    Blocker has no, and has never had any, liabilities, obligations, debts, Contracts, property, assets, employees or operations other than (i) related to its status as a holding company of the equity securities of the Company, including actions taken as a member of the Company, (ii) related to the maintenance of its corporate existence, (iii) related to the issuance of its equity securities, (iv) liabilities for income Taxes arising from its ownership of the Units, (v) cash or cash equivalents and (vi) liabilities and assets expressly created pursuant to this Agreement or any Related Agreement to which Blocker will be a party.
(b)    Blocker has good and valid title to, and is the record and beneficial owner of, its Units.

(c)    The Blocker Shares constitute all of issued and outstanding equity interests of Blocker. No Blocker Shares (or any other Equity Securities of Blocker) are reserved for issuance.
(d)    All of the Blocker Shares have been duly authorized and validly issued in compliance with the Blocker Organizational Documents and all applicable Laws, are fully paid and nonassessable, and (other than as provided in the Blocker Organizational Documents) are not subject to, and were not issued in violation of, any pre-emptive rights. Except as set forth in Section 5.4(d)(1) of the Disclosure Schedule or as provided in the Blocker Organizational Documents, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Blocker Shares or other Equity Securities of Blocker is authorized or outstanding. Blocker has no obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to the holders of any Blocker Shares any evidence of indebtedness or assets of Blocker, as the case may be. Except pursuant the Blocker Organizational Documents or as contemplated by this Agreement or any Related Agreement, Blocker has no obligation to purchase, redeem or otherwise acquire any Equity Securities of Blocker or to pay any dividend or make any other distribution in respect thereof. Except as set forth in Section 5.4(d)(2) of the Disclosure Schedule, there are no outstanding or authorized options, stock appreciation, phantom stock, profit participation or similar rights with respect to Blocker. There are no bonds, debentures, notes or other indebtedness of Blocker having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of the Blocker Shares may vote as shareholders of Blocker. Except as provided in the Blocker Organizational Documents, there are no (i) outstanding obligations of Blocker (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities, or (ii) voting trusts, proxies or other agreements among Blocker’s shareholders or any other Person with respect to the voting or transfer of the Blocker’s Equity Securities.
5.5    Governmental Consents.
(a)    No consent of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made by, or given to, Blocker in connection with Blocker’s execution, delivery and performance of this Agreement or the consummation by Blocker of the transactions contemplated hereby, other than (a) compliance with and filings as may be required under the HSR Act and any applicable foreign antitrust laws, (b) such consents, approvals, Orders authorizations, registrations declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, (c) the Required Regulatory Approvals, and (d) where the failure to obtain such consent or to make such registration, declaration, notice or filing would not, when taken together with all other such failures by Blocker, reasonably be expected to prevent, delay or materially impair the ability of Blocker to consummate the transactions contemplated by this Agreement.
5.6    Litigation. There is no Action pending or, to the knowledge of Blocker, threatened against Blocker or any of its Affiliates, and there is no outstanding Order against Blocker or any of its Affiliates, in each case that, relating to Blocker’s execution, performance and delivery of this Agreement or any Related Agreement to which Blocker is to be a party or the consummation by Blocker of the transactions contemplated hereby or thereby. No Action is pending or, to the knowledge of Blocker threatened, against Blocker before any arbitrator or court or other Governmental Entity which (i) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by Blocker or injunctive relief against Blocker in connection with this Agreement or any Related Agreement to which Blocker is a party or the transactions contemplated hereby or thereby, or (ii) challenges the validity of this Agreement or any Related Agreement to which Blocker is a party or any action taken or to be taken by Blocker in connection herewith or therewith.

5.7    Compliance with Law. Blocker since its formation has complied in all material respects with, and is in compliance in all material respects with, all Laws applicable to the holding of its Units. Since its formation, no Governmental Entity has alleged in writing that Blocker has violated any provision of any applicable Law in respect of the holding of its Units. Blocker has all Permits necessary under applicable Law for it to lawfully hold its Units. Since Blocker’s formation, (a) there has been no suspension or cancellation of any of such Permits, (b) no such suspension is now pending or has been threatened in writing, and (c) Blocker has not been in material violation of or in material default under any such Permit. Since Blocker’s formation, to the knowledge of Blocker, there has been no (i) investigation, review or proceeding instituted by any Person that could reasonably be expected to result in a claim or notice of violation or non-compliance with, or a revocation, non-renewal or a modification of, any such Permit in any material respect, or (ii) event, omission or condition that could reasonably be expected to result in a notice of violation or non-compliance with, or a revocation, non-renewal or modification or revision of, any such Permit in any material respect.
5.8    Brokers and Finders. Except for Harris Williams LLC (all costs, fees and expenses of which under the engagement letter, dated November 25, 2020, between Xirgo Technologies, LLC and Harris Williams LLC, shall be a Seller Transaction Expense), Blocker has not (a) retained, utilized or been represented by any broker or finder, or (b) paid or become obligated to pay any fee or commission to any broker or finder, in each case, in connection with the transactions contemplated by this Agreement.
5.9    Employment and Benefits. Except for the directors of the Blocker, the Blocker has not at any time employed or engaged any Service Providers. Except for compensation paid to the directors of the Blocker in the ordinary course of business (for which Blocker shall have no remaining liability or obligation after the Closing), the Blocker has not at any time paid or provided any compensation or benefits to any Service Providers or sponsored, maintained or contributed to (or had any liability, whether absolute or contingent, in respect of) any employee benefit plan, program, policy, agreement, Contract or arrangement and no compensation or benefits are due from the Blocker to any Service Provider in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
5.10    Taxes.
(a)    Tax Returns. Blocker has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. Blocker is not currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by Blocker, whether or not shown on any Tax Return, have been timely paid. No claim has ever been made by a Governmental Entity in a jurisdiction where Blocker does not file a Tax Return that Blocker is or may be subject to Tax by that jurisdiction. Blocker has delivered or made available to Buyer complete copies of all federal, state, local and foreign Tax Returns filed by Blocker for all taxable years remaining open under the applicable statute of limitations.
(b)    Liens. There are no Liens for Taxes upon the assets of Blocker other than statutory Liens for current Taxes not yet due and payable.
(c)    Deficiencies and Proceedings. No deficiency for Taxes has ever been proposed, asserted or assessed in writing by any Governmental Entity against Blocker. There have never been any waivers or extensions of any statute of limitations with respect to Taxes of Blocker. There are no, and have never been any, pending audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings with respect to any Taxes of Blocker and no such audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings have been threatened in writing by any Governmental Entity.
(d)    Withholding. All Taxes which Blocker is obligated to withhold under applicable Law from amounts owing to any Person have been properly withheld.
(e)    Third-Party Taxes. Blocker has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.
(f)    Tax Status. Blocker is, and at all times since Blocker’s formation has been, properly treated as a C corporation for U.S. federal income tax purposes.
(g)    Allocation Methodology. The Allocation Methodology is consistent with the economic entitlement of the Blocker Sellers and the Blocker relative to the Company Sellers under the relevant Company Entity Organizational Documents (and any other relevant Contracts), and all payments to be made to the Blocker Seller hereunder represent consideration for the Blocker Shares for U.S. federal income Tax purposes and will not give rise to any Tax liability of Blocker.

6.    REPRESENTATIONS AND WARRANTIES OF BUYER
    Buyer hereby makes the following representations and warranties to the Company Securityholders, the Company and Blocker as of the date hereof and as of the Closing Date:
6.1    Due Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite organizational power, legal right and authority to execute and deliver this Agreement and the Related Agreements to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.
6.2    Authority. The execution and delivery by Buyer of this Agreement and the Related Agreements to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer. No other or further organizational act or other proceedings on the part of Buyer is necessary to authorize this Agreement or the Related Agreements to be executed and delivered by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery thereof by the other Parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the Related Agreements to be executed and delivered by Buyer will constitute, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
6.3    No Violation. Except for the Required Regulatory Approvals, neither the execution and delivery by Buyer of this Agreement or the Related Agreements to be executed and delivered by Buyer nor the consummation by Buyer of the transactions contemplated hereby and thereby will (a) violate any Law or Order applicable to Buyer, (b)  require any authorization, consent or approval by, filing with or notice to any Governmental Entity, or (c) violate or conflict with, constitute a default under, result in the automatic termination or give rise to a right of termination or material modification of, or accelerate the performance required by, the express terms of (i) the Organizational Documents of Buyer or (ii) of any Contract to which Buyer is a party or by which it is bound, except for such violations, conflicts, defaults, terminations, accelerations, or material modification that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement.
6.4    No Consent. No consent of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer, other than (a) compliance with and filings as may be required under the HSR Act and any applicable foreign antitrust laws, (b) such consents, approvals, Orders authorizations, registrations declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, (c) the Required Regulatory Approvals, and (d) where the failure to obtain such consent or to make such registration, declaration, notice or filing would not, when taken together with all other such failures by Buyer, reasonably be expected to prevent, delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
6.5    Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, and there is no outstanding Order against Buyer or any of its Affiliates, in each case that, relating to Buyer’s execution, performance and delivery of this Agreement or any Related Agreement to which Buyer is to be a party or the consummation by Buyer of the transactions contemplated hereby or thereby. No Action is pending or threatened against Buyer before any arbitrator or court or other Governmental Entity which challenges the validity of this Agreement or any Related Agreement or any action taken or to be taken in connection herewith or therewith.
6.6    Investment Intent. Buyer is acquiring the Acquired Securities for its own account and not with a view toward any resale or distribution of the same or any beneficial interest therein. Buyer acknowledges and agrees that the Acquired Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Securities and is capable of bearing the economic risks of such investment.
6.7    Independent Investigation. Buyer is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as Blocker, the Company and its Subsidiaries as contemplated hereby. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial and otherwise), assets and liabilities of Blocker, the Company and each of its Subsidiaries. In making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties set forth in Articles 3, 4 and 5 above.
6.8    Financing of Acquisition. Buyer has adequate cash on hand, or access to credit facilities currently in place, to permit Buyer to consummate the transactions contemplated by this Agreement without obtaining debt or equity financing from any other source.
6.9    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer, Blocker, the Company and its Subsidiaries, taken as a whole, shall be able to pay their respective debts as they become due and collectively shall own property having a fair saleable value (if sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions) in excess of their collective liabilities (whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured or otherwise), taken as a whole. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer, Blocker, the Company and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their respective businesses.
6.10    Brokers and Finders. Neither Buyer nor any of its Affiliates has (a) retained, utilized or been represented by any broker or finder or (b) paid or become obligated to pay any fees or commissions to any broker or finder, in each case, in connection with the transactions contemplated by this Agreement.
7.    DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES; SURVIVAL OF REPRESENTATIONS AND WARRANTIES
7.1    No Other Representations and Warranties. Buyer hereby acknowledges that, except for the express representations and warranties contained in Articles 3, 4 and 5 (and with respect to the Company Option Holders, contained in their respective Option Cancellation and Joinder Agreements), no Person (including the Company Securityholders, the Company, Blocker, their respective Affiliates and each of their respective Representatives) has made, hereby makes, or shall hereafter make or be deemed to make any representation or warranty, whether written or oral and whether express or implied, concerning or relating in any way to any Company Securityholder, the Company, any of its Subsidiaries, or Blocker, including as to (a) the financial condition, assets, liabilities or prospects of Blocker, the Company or any of its Subsidiaries, (b) the accuracy or completeness of any information regarding the Company, any of its Subsidiaries, or Blocker furnished or made available to Buyer, any of its Affiliates or any of their respective Representatives, or (c) the future revenue, profitability or success of Blocker, the Company or any of its Subsidiaries, or as to any projections. The Company Securityholders, Blocker and the Company have relied on the acknowledgment of Buyer set forth in this Section 7.1 in entering into this Agreement and consummating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but without limiting the express representations and warranties contained in Articles 3, 4 and 5 (and with respect to the Company Option Holders, contained in their respective Option Cancellation and Joinder Agreements), any representation or warranty arising from statute or otherwise in Law (including as to merchantability or fitness for any particular purpose) that relates in any way to the Company Securityholders, Blocker, the Company or any of its Subsidiaries hereby is expressly disclaimed.
7.2    Survival of Representations and Warranties.
(a)    Representations and Warranties of the Company Securityholders, Blocker, and the Company. Without limiting any remedy of Buyer or the Buyer Indemnified Parties with respect to Fraud perpetrated by the Company Securityholders, Blocker or the Company, (i) all representations and warranties of the Company Securityholders, Blocker and the Company set forth in Articles 3, 4 and 5 of this Agreement (and with respect to the Company Option Holders, contained in their respective Option Cancellation and Joinder Agreements) or in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l) (other than the Fundamental Representations and the representations and warranties respecting Fundamental Representations set forth in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)) shall, in each case, terminate and expire, and shall be of no further force or effect whatsoever, at and immediately following the Closing, and (ii) the Fundamental Representations (and the representations and warranties respecting Fundamental Representations set forth in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)) shall terminate and expire, and shall be of no further force or effect whatsoever, on the sixth (6th) anniversary of the Closing Date. From and after the Closing, no Buyer Indemnified Party shall have any right whatsoever to assert any claim or other Action, whether under Article 9 of this Agreement or otherwise, against any Person for any breach of any such representations and warranties (other than the Fundamental Representations, but subject in all respects to the limitations thereon set forth in the immediately preceding sentence and in Article 9), other than for any Fraud perpetrated by the Company Securityholders, Blocker or the Company. From and after the sixth (6th) anniversary of the Closing Date, no Buyer Indemnified Party shall have any right whatsoever to assert any claim or other Action, whether under Article 9 of this Agreement or otherwise, against any Person for any breach of any Fundamental Representations (or the representations and warranties respecting Fundamental Representations set forth in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)), other than for Fraud perpetrated by the Company Securityholders, Blocker or the Company.
(b)    Representations and Warranties of Buyer. Without limiting any remedy of the Company Securityholders with respect to Fraud perpetrated by the Buyer, (i) all representations and warranties of the Buyer set forth in Article 6 of this Agreement (other than the Buyer Fundamental Representations), shall, in each case, terminate and expire, and shall be of no further force or effect whatsoever, at and immediately following the Closing, and (ii) the Buyer Fundamental Representations (and the representations and warranties respecting the Buyer Fundamental Representations set forth in the certificates delivered by the Buyer pursuant to Section 10.3(e) or Section 10.3(f)) shall terminate and expire, and shall be of no further force or effect whatsoever, on the sixth (6th) anniversary of the Closing Date. From and after the sixth (6th) anniversary of the Closing Date, no Seller Indemnified Party shall have any right whatsoever to assert any claim or other Action, whether under Article 9 of this Agreement or otherwise, against the Buyer for any breach of or inaccuracy in any such representations and warranties (other than the Buyer Fundamental Representations, but subject in all respects to the limitations set forth thereon in the immediately preceding sentence), other than for any Fraud perpetrated by Buyer.
8.    COVENANTS
8.1    Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise required in this Agreement or expressly consented to in writing by Buyer, each of Blocker and the Company shall, and the Company shall cause each of its Subsidiaries to, (a) with respect to the Company and its Subsidiaries, conduct the Business in the ordinary course of business consistent with the past practice, except as otherwise required by applicable Law, and (b) use commercially reasonable efforts to maintain and preserve intact its current organization, business, assets and franchise, and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having material business relationships with it. From the date hereof until the Closing, except as otherwise required in this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Section 8.1(g), Section 8.1(i), and Section 8.1(q) below), the each of Blocker and the Company shall, and the Company shall cause each of its Subsidiaries to, refrain from taking any of the following actions:
(a)    amend or modify any of their respective Organizational Documents;
(b)    (i) transfer, issue, pledge, encumber (or impose a Lien on), assign, sell or dispose of, or grant options, warrants, incentive equity, phantom equity, equity appreciation rights or other rights to purchase or otherwise acquire, any capital stock, membership interests or other equity interests or any securities or instruments convertible, exchangeable or exercisable therefor of such Person, or (ii) repurchase, redeem or otherwise acquire any of the foregoing described in clause (i).
(c)    effect any recapitalization, reclassification, reorganization, dissolution, liquidation or like change;

(d)    merge or consolidate with or into another Person or otherwise acquire any other Person (whether by merger, equity acquisition, asset purchase, or otherwise);
(e)    declare, set aside or pay any dividend or distribution in any property or in respect of any equity interest, other than ordinary course tax distributions paid in cash and made in compliance with Section 7.03 of the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 1, 2016 (as amended) (to the extent such tax distributions would, if not distributed, constitute Closing Cash and the payment of such tax distribution accordingly reduces Closing Cash);
(f)    (i) make any change in any method of financial or Tax accounting, or financial or Tax accounting method, practice, or policy (including any change in its annual accounting period), (ii) make, revoke or amend any Tax election, (iii) enter into any closing agreement or settlement with any Governmental Entity in respect of Taxes, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (v) surrender any claim to a refund of Taxes, (vi) concede any material claim or assessment in respect of material Taxes, (vii) file any amended Tax Return, or (viii) file any Tax Return in respect of an Acquired Company except in a manner that is materially consistent with the past practice of such Acquired Company in filing such Tax Returns;
(g)    purchase, lease, license or otherwise acquire any asset outside of the ordinary course of business or any business of another Person, which is valued at or involves consideration of, individually or in the aggregate with others, more than $100,000;
(h)    sell, lease, transfer, assign, license, abandon, permit to lapse or otherwise dispose of, as applicable, to another Person (i) any asset outside the ordinary course of business (other than any such asset that is obsolete, surplus, damaged or worn-out) or any division or business line, which is valued at or involves consideration of, individually or in the aggregate with others, of more than $250,000 or (ii) any Technology or Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice);
(i)    make or incur any capital expenditures that, individually or in the aggregate, are in excess of $100,000;
(j)    terminate any Material Contract, materially amend, modify or waive any terms of any Material Contract, enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or cancel, modify or waive any material claims held by it under any Material Contract, other than purchase orders or standard form or term Contracts with customers, suppliers or sales representatives in the ordinary course of business consistent with past practice;
(k)    (i) adopt, establish or assume any obligation under, or modify, amend or terminate any, Company Benefit Plan (except as may be required pursuant to the terms of such plan as in effect on the date hereof or applicable Law) or (ii) negotiate, enter into, become bound by, modify or terminate any collective bargaining agreement or other Contract with any labor union, works council or other labor organization to which any Company Entity or Blocker is a party or otherwise bound or subject to;
(l)    (i) enter into any employment, independent contractor, consulting, or similar Contracts with management-level employees or with payments exceeding $125,000 per year individually, or $500,000 in the aggregate, (ii) hire or terminate the employment of any employee whose annual compensation is greater than $125,000 or any management-level employee (other than terminations for cause as determined in good faith by the applicable Company Entity), (iii) enter into any change in control, transaction bonus, severance, retention or similar Contract with any Service Provider, (iv) grant or increase any compensation or benefits (including equity or equity-based compensation) to any Service Provider under any Company Benefit Plan or otherwise, other than (A) increases in annual base salary in connection with annual salary review in the ordinary course of business consistent with past practice with respect to any non-management level employee (so long as compensation or benefits for such employee does not exceed $125,000 after giving effect to any such grant or increase and such increase does not exceed three percent (3%) for any employee) or (B) as otherwise required in accordance with the express terms of a Company Benefit Plan as in effect on the date hereof, or (v) take any action to accelerate or to commit to accelerate the vesting, funding or payment of any compensation or benefits under any Company Benefit Plan (or any award thereunder) or otherwise, to the extent not required by the express terms of the Company Benefit Plan as in effect on the date hereof;
(m)    implement any (i) employee layoffs or terminations that would reasonably be expected to, whether alone or together with other contemplated terminations, require any notice or other actions under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state or local Law relating to plant closings, employee separations or severance pay or (ii) other material reduction in force or group termination;
(n)    (i) incur or assume any Indebtedness, (ii) guarantee, secure or provide credit support in respect of any Indebtedness of another Person or (iii) mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of its assets, except, in each case of the items described in clauses (i) through (iii), to the extent such item will be discharged or released at the Closing without liability after the Closing to the Company Entities, Blocker or Buyer or any of its Affiliates;
(o)    enter into or other amend or modify any Related Party Arrangement;
(p)    initiate, settle or compromise any Action, other than any settlement or compromise solely for monetary damages discharged paid in full prior to the Closing Date without liability to the Company Entities, Blocker or Buyer or any of its Affiliates after the Closing;
(q)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase Cash on hand, except in the ordinary course of business consistent with past practice;
(r)    permit to be terminated or cancelled any Company Insurance Policy or amend or modify the scope or amount of coverage under any Company Insurance Policy, other than renewals of such policies in the ordinary course; or
(s)    authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.
Without limiting the specific restrictions set forth above, prior to the Closing the Acquired Companies shall be permitted to utilize any and all available cash and cash equivalents to: (A) pay Seller Transaction Expenses (other than those in subsections (a) and (b) of the definition thereof), and (B) repay outstanding Indebtedness and any management, monitoring, advisory or similar fees, owing Hammond Kennedy Whitney & Company Inc., in each case, at such times and in such amounts as the Company Entities shall deem necessary, appropriate, or desirable. For the avoidance of doubt, Closing Cash shall be determined after giving effect to any such payments or commitments to make such payments.

8.2    Access to Information; Cooperation.
(a)    Pre-Closing Access to Information. From the date hereof until the Closing or the termination of this Agreement pursuant to Article 11, each Acquired Company shall afford, and shall cause its respective Affiliates to afford, Buyer and its Affiliates, and their respective Representatives, during normal business hours and upon advance notice to, and approval by, the Company, with respect to the Company Entities, and Blocker, with respect to Blocker (such approval not to be unreasonably withheld or delayed), reasonable access to the Company Entities’ or Blocker’s facilities and properties and the books, records and other information in the Company Entities’ or Blocker’s possession or control relating to the assets, liabilities or operations of the Company Entities or Blocker, as applicable, with respect to periods prior to the Closing. Buyer shall have the right to make copies and extracts from such books, records and other information, at Buyer’s expense. Such access shall be permitted only to the extent such access does not unreasonably interfere with the Business of the Company Entities or Blocker, as applicable, and such access is reasonably related to Buyer’s rights and obligations hereunder and the transactions contemplated hereby, and subject to compliance with applicable Laws and to any Contracts for which any of the Company Entities or Blocker are party. Notwithstanding the foregoing, the Company Entities or Blocker, as applicable, shall have the right to (i) have a Representative present for any communication with officers, directors, managers or employees of the Company Entities or Blocker, as applicable, (ii) impose reasonable restrictions and requirements for bona fide safety or security purposes and (iii) restrict access to (A) any information, the disclosure of which would reasonably be expected to cause the loss of attorney-client privilege, and (B) any information the disclosure of which would contravene any applicable Law. Notwithstanding the foregoing, with respect to any inspections of the Real Property conducted by Buyer, Buyer shall under no circumstances be permitted to conduct any invasive or subsurface testing of the Real Property without the prior written approval of the Company or Blocker, as applicable, which may be conditioned or withheld as such entity may deem appropriate in its sole discretion.
(b)    Cooperation. After the Closing, each Party shall cooperate, and shall cause its Affiliates (including, in the case of Buyer, the Acquired Companies) to cooperate, as and to the extent reasonably requested by the other Party, subject to the indemnification provisions in Article 9, in any Action brought by or against any third party in connection with (i) any transaction contemplated by this Agreement or (ii) any fact or condition relating to the Company Entities’ or Blocker’s business, liabilities or assets prior to the Closing. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant books, records, information and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter, executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all reasonable out-of-pocket costs directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 9).
(c)    Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Section 8.2, although the existence of a dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 8.2, as to such records or other information directly pertinent to such dispute or other adversarial proceeding, the Parties may not utilize this Section 8.2, but rather, absent agreement, must utilize the applicable rules of discovery.

(d)    Third Party Consents. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain the consents referred to in Section 3.2 of the Disclosure Schedule.
8.3    Directors, Officers and Employees.
(a)    Indemnification. Buyer, the Company and Blocker each agrees that all rights to indemnification, advancement of expenses and exculpation by the Company Entities or Blocker now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager or director of the Company Entities or Blocker (each, an “Indemnified Agent”), as provided in the Organizational Documents of the Company Entities or Blocker, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of any Indemnified Agent, unless such modification is required by Law. In the event any Company Entity, Blocker, or any of their respective successors or assigns (i) consolidates or combines with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or combination, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns in such transaction shall assume all of the obligations set forth in this Section 8.3(a).
(b)    Tail Policy. Prior to the Closing, the Company and the Blocker shall each obtain and bind prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) (including employment practices liability and fiduciary liability coverage) (each a “D&O Tail Policy”) for which policies provide the present and former directors, managers and officers of the Company or Blocker, as applicable, with coverage for an aggregate period of not less than six (6) years following the Closing Date and in amount and scope at least as favorable as the Company’s or Blockers, as applicable, existing coverage, with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement and the Related Agreements. The premiums for such prepaid policy shall be paid by the Company or Blocker, as applicable, (in each case, as a Seller Transaction Expense) at or prior to the Closing and such prepaid policies shall be non-cancelable. Following the Closing, to the extent of such prepayment, Buyer shall cause Blocker and the Company to maintain such policies in full force and effect, and continue to honor their respective obligations thereunder, during the period for which it has been procured.
(c)    Third Party Beneficiaries. The provisions of this Section 8.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Agent and his or her heirs and Representatives; and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Agent may be entitled to, or hereafter acquire, under any Law, Contract, charter document, trust agreement or otherwise.
8.4    Restrictive Covenants.
(a)    Nondisclosure.
(i)    Post-Closing. From and after the Closing, each Company Securityholder shall not, and shall cause its respective Representative and Affiliates not to, disclose any Proprietary Information to any Person in any manner whatsoever other than (A) to Buyer and its Affiliates, (B) to its Representatives, to the extent (and only to the extent) (x)

necessary to permit such Representatives to assist the receiving Party in connection with the transactions contemplated hereby and any matters arising under this Agreement or any Related Agreement (including for purposes of complying with Tax reporting obligations of such Company Securityholder under applicable Law in connection with such matters), (y) such Representative has been informed of the confidential nature of the Proprietary Information and (z) such Representative is subject to confidentiality duties or obligations to the receiving Party no less restrictive than the terms and conditions of this Agreement, or (C) as required by applicable Law or Order; provided, however, that (in the case of disclosures made pursuant to clause (C)) to the extent commercially reasonably possible and permitted by applicable Law, prior to making such disclosure, such Company Securityholder shall provide Buyer with: (I) prompt written notice of such requirement so that Buyer may, at its sole cost and expense, seek a protective order or other remedy and (II) reasonable assistance, at Buyer’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitation of disclosure. In the event that after providing such notice and assistance disclosure is still required by applicable Law or Order, the receiving party subject to such Law or Order shall disclose no more than that portion of the Proprietary Information specifically required and shall use commercially reasonable efforts to obtain assurance from the applicable recipient that such Proprietary Information be afforded confidential treatment. Each Company Securityholder agrees to be liable for any breach of this Section 8.4(a)(i) by such Company Securityholder’s Representative and Affiliates. Notwithstanding anything contained herein to the contrary, no Institutional Investor shall be required to inform or notify Buyer or a Company Entity or any other Person of any disclosure of Proprietary Information made to or requested by a bank examiner, regulatory examiner or self-regulatory examiner in the course of such examiner’s examination, inspection or audit, and any such disclosure shall not be deemed a breach of this Section 8.4(a)(i).
(ii)    Pre-Closing. Buyer acknowledges and agrees that, unless and until the Closing occurs, the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer and its Representatives pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 8.4(a)(ii) shall nevertheless continue in full force and effect until terminated in accordance with its terms.
(b)    Non-Competition. For the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, no Restricted Seller shall, and shall cause its Affiliates not to, directly or indirectly, (i) engage in any business that competes with the Business, including owning, managing, controlling or holding a participating equity interest in any Competitor; or (ii) advise, assist or consult, whether or not for consideration, any Competitor in connection with the Business, including loaning money or rendering any similar form of financial assistance to any Competitor in connection with the Business or providing any other services to any Competitor in connection with the Business.
(c)    Non-Interference. For the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, each Restricted Seller shall not and shall cause its Affiliates not to, directly or indirectly, (i) induce, or attempt to induce, any customer, supplier, licensee, licensor, franchisee or other business relation of any Company Entity within the one (1) year prior to the Closing Date to cease doing business with such Company Entity or any of its Affiliates, or (ii) in any way intentionally interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and any Company Entity (including making any negative statements or communications about Buyer, any Company Entity, or their products or services).
(d)    Employee Non-Solicitation. For a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, each Restricted Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit or induce (or attempt to solicit or induce) any Service Provider to leave the employ of the Company Entities or (ii) hire or engage (or attempt to hire or engage) any Company Employee. Notwithstanding the foregoing, nothing in this Section 8.4(d) shall prohibit any Seller or any Affiliate of any Seller from inadvertently soliciting any Person who responds to a public advertisement or general solicitation placed by such Seller or any of its Affiliates that is not specifically targeted at any Person or from hiring or soliciting any person after the conclusion of one (1) year from the date he or she ceases to be employed by any of the Company Entities.
(e)    Permitted Activities. Notwithstanding anything to the contrary in this Section 8.4, nothing in this Agreement shall prohibit or otherwise affect any action or other efforts of any Restricted Seller or its Affiliates with respect to any investment in, or ownership or disposition of, securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market, whether directly or indirectly through brokerage accounts, mutual funds, hedge funds, private equity funds or other investment vehicles; provided, that, in any event, neither any Restricted Seller nor its Affiliates shall invest or own such securities in any corporation or other entity which is a Competitor to the extent such investment or ownership compromises more than three percent (3%) of the outstanding securities of such corporation or other entity.
(f)    Non-Disparagement. From the Closing Date and until the fifth (5th) anniversary of the date thereof, no Party (other than an Institutional Investor) shall, nor shall such Party permit any of its respective Affiliates to, directly or indirectly, disparage the business of any Company Entity or their respective Affiliates in any matter that is harmful to such Party, any of its Affiliates, or their respective reputations; provided, that nothing herein is intended to or shall preclude any Party hereto from providing truthful testimony in response to a valid subpoena, Order, regulatory request or other judicial, administrative or legal process or otherwise as required by Law.
(g)    Specific Performance. The Parties agree that monetary damages alone shall not be an adequate remedy for any breach by the Sellers or their Affiliates of their respective obligations under this Section 8.4 and that the Parties shall be entitled to seek an injunction, specific performance or any other relief available under law in case of any such breach. The Sellers expressly acknowledge and agree that (i) each of the restrictions contained in this Section 8.4 is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Buyer’s interest in, and value of, the Business (including the goodwill inherent therein), (ii) the Sellers are primarily responsible for the creation of such value, and (iii) Buyer would not have entered into this Agreement or consummated the transactions contemplated hereunder without the restrictions contained in this Section 8.4.
(h)    Severability. If any provision contained in this Section 8.4 is, for any reason, held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 8.4, but this Section 8.4 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties hereto that if any of the restrictions or covenants contained in this Section 8.4 is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the Parties hereto agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 8.4 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable laws.
8.5    Government Approvals.
(a)    Approvals. Each Party shall, as promptly as reasonably practicable following the date hereof, use its respective commercially reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, Orders, permits, and approvals from and make all registrations, declarations or filings with, or notifications to all Governmental Entities that are necessary for its execution and delivery of this Agreement and the Related Agreements (“Required Regulatory Approvals”), as well as the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with all other Parties and their respective Affiliates in promptly seeking to obtain all Required Regulatory Approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any Required Regulatory Approvals. If required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), each Party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to indicate a request for early termination. Each Party shall use its respective commercially reasonable efforts to supply as promptly as reasonably practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act. Buyer shall, at its sole expense, pay all filing fees associated with the foregoing filings under the HSR Act.
(b)    Cooperation. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of any Party before any Governmental Entity or the staff or regulators of any Governmental Entity in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any disclosure that is not permitted by Law) shall be disclosed to the other Parties in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, non-routine discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give advance notice to the other Parties with respect to any meeting, non-routine discussions, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being provided sufficiently in advance (as circumstances permit) to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
8.6    Tax Matters.
(a)    Intended Tax Treatment. The Parties intend that, for U.S. federal income Tax purposes, the purchase and sale of the Purchased Units will be treated as the purchase and sale of partnership interests in the Company and the purchase and sale of the Blocker Shares as the purchase and sale of stock. An election under Section 754 of the Code (and any similar state or local Law) shall be made (or shall remain in effect) for the Company for any taxable period that includes the Closing Date.
(b)    Tax Returns of the Company Entities Filed Prior to the Closing. All Tax Returns of the Blocker and the Company Entities required to be filed after the date hereof and before the Closing shall be prepared by the Blocker and the Company Entities in a manner consistent with the past practice of the Blocker and the Company Entities except as required by applicable Law and, in the case of income and all other material Tax Returns (including for this purpose any Tax Return prepared in a manner inconsistent with past practice), shall be provided to Buyer at least thirty (30) days prior to the due date thereof for review and approval, not to be unreasonably withheld, conditioned or delayed prior to filing.
(c)    Tax Returns of the Company Entities Filed After the Closing. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns of the Company Entities or Blocker for Pre-Closing Tax Periods and Straddle Periods first required to be filed after the Closing Date. Each such Tax Return, to the extent relating to the Pre-Closing Tax Period, shall be prepared in a manner consistent with the past practice of the Company Entities and Blocker except as required by applicable Law.
(i)    Any U.S. federal partnership income Tax Return (and any corresponding partnership Tax Return for U.S. state and local income tax purposes) of the Company (a “Partnership Income Tax Return”) for a Tax period ending on or before the Closing Date or any other Tax Return of any of the Company Entities or Blocker which shows an amount of Taxes due in excess of $100,000 for which the Company Securityholders are reasonably expected to be required to make an indemnification payment hereunder, shall be provided to the Seller Representative at least thirty (30) days prior to the due date thereof for review and comment. Buyer shall consider any such comments received at least ten (10) Business Days prior to the due date of such Tax Returns in good faith.
(ii)    With respect to the Partnership Income Tax Return of the Company for the Straddle Period, items of income, gain, loss and deduction on such Tax Return will be allocated between the Company Sellers and Buyer on a closing of the books basis as of the Closing, provided that allocations of such items with respect to the portion of the Straddle Period constituting the Pre-Closing Tax Period shall be made in accordance with the principles in Section 12.06(b)(i) of the Amended and Restated Limited Liability Company Agreement of the Company dated as of December 1, 2016 to the extent permitted under Law (at least at a “more likely than not” standard) and to the extent allocations in accordance with such principles would not adversely affect Buyer or its Affiliates (including Blocker), and provided, further, that it is understood that Company deductions and losses for the Straddle Period arising out of the payment of Seller Transaction Expenses and payment at the Closing of Indebtedness included in the Final Indebtedness Amount shall be allocated to the pre-Closing portion of the Straddle Period to the extent permitted under Law (at least at a “more likely than not” standard). The purchase price paid for the Purchased Units shall be allocated among the assets of the Company consistent with Schedule B, and all Parties shall file their Tax Returns in accordance with such allocation.
(d)    Certain Tax Proceedings. Buyer shall control all audits, examinations, claims and similar proceedings by a Governmental Entity with respect to Taxes or Tax Returns of Blocker or any of the Company Entities; provided, however, that with respect to any such audit, examination, claim or similar proceeding (i) with respect to any Partnership Income Tax Return or income Tax Return of Blocker for a Tax period ending on or before the Closing Date or for a Tax period that includes the Closing Date, or (ii) the settlement of which is reasonably expected (at the relevant time) to result in Taxes due in excess of $100,000 for which the Company Securityholders are reasonably expected to be required to make an indemnification payment hereunder (any such audit, examination, claim or similar proceeding described in (i) or (ii), “Pre-Closing Audit”), Buyer shall keep Seller Representative reasonably informed of any material developments in the portions of such Pre-Closing Audit relating to the Pre-Closing Tax Period. Buyer shall be entitled to be appointed (or to appoint) the “partnership representative” or similar representative with respect to any Pre-Closing Audit involving the Company and shall be entitled (but not required) to make a “push-out” election under Section 6226 of the Code, and any similar available election, so that any imputed underpayment or other adjustment relating to such Pre-Closing Audit is borne by the Company Sellers (or other applicable partners of the Company during the reviewed year or other relevant taxable period). To the extent this Section 8.6 conflicts with Section 9.6, this Section 8.6 shall control. Neither Buyer nor Blocker nor any Company Entity shall settle any Pre-Closing Audit without the prior written consent of Seller Representative, which consent shall not unreasonably be withheld, conditioned or delayed. This Section 8.6(d), and not Section 9.6, shall control with respect to all Tax audits, examinations, claims and similar proceedings by a Governmental Entity with respect to Taxes or Tax Returns of Blocker or any of the Company Entities.
(e)    Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, investigation, appeal, hearing, litigation or other proceeding with respect to Taxes, in each case, pertaining to the Acquired Companies. Such cooperation shall include, upon the other Party’s reasonable request, the provision of records and information that are reasonably relevant to any such audit, investigation, appeal, hearing, litigation or other proceeding and making employees available during normal business hours and on a mutually convenient basis to provide additional information, testimony and explanation of any material provided hereunder.
(f)    Post-Closing Actions for Income Tax Matters. Without the written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), except as contemplated by this Agreement or except as required by Law, Buyer shall not (and shall not permit any Company Entity or Blocker to) amend any previously filed Tax Returns of the Company Entities or Blocker for a Tax period ending on or before the Closing Date, file a Tax Return of a Company Entity for a Tax period ending on or before the Closing Date which Tax Return was first due prior to the Closing Date (taking into account automatically granted extensions) in a jurisdiction in which such Company Entity did not file such Tax Return prior to the Closing, or make any election with respect to Taxes of the Company Entities or Blocker with effect to the Pre-Closing Tax Period.
(g)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and other governmental charges, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by Company Securityholders (in accordance with their Indemnification Pro Rata Percentages), and 50% by Buyer.
(h)    Tax Treatment of Payments. Any indemnification payment by one Party to another Party pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax reporting purposes, except as otherwise required by applicable Law.
8.7    R&W Insurance Policy.
(a)    Binding; No Amendment. Prior to Closing, Buyer shall use its reasonable best efforts to obtain and bind the R&W Insurance Policy, and the Sellers shall, and shall cause the Acquired Companies to, cooperate with Buyer’s efforts and provide assistance as may be reasonably requested by Buyer to obtain and bind the R&W Insurance Policy. Buyer shall pay all costs in respect of the procurement of the R&W Insurance Policy, including the premium, underwriting fees, surplus lines taxes and fees and any other expenses charged by an insurer or insurance broker to bind or issue the R&W Insurance Policy. Buyer shall not (and shall not permit any of its Affiliates (including, after the Closing, the Company) to) take any action with the intention of causing the R&W Insurance Policy or the Binder Agreement or the rights of any party thereunder to be terminated, cancelled or waived in a manner that would have an adverse impact on the Company Securityholders or any of their Affiliates. The R&W Insurance Policy shall include a provision whereby insurer expressly irrevocably waives, and agrees not to pursue, directly or indirectly, any subrogation rights against any Company Securityholders or any of their respective Affiliates with respect to any claim made by any insured thereunder, other than in connection with Fraud by such Company Securityholders or its Affiliate. Further, Buyer shall not amend the foregoing subrogation or third party beneficiary provisions contained in the R&W Insurance Policy without the Seller Representative’s prior written consent, such consent not to be unreasonably conditioned, delayed or withheld.
(b)    Sole Recourse. After the Closing, Buyer hereby agrees that, notwithstanding any other provision in this Agreement or in any Related Agreement, Buyer’s sole and exclusive recourse and remedy with respect to any breach of or inaccuracy in any representation or warranty (other than for breaches of Fundamental Representations (including the representations and warranties respecting the Fundamental Representations set forth in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)) or for Fraud) (i) of the Company, any Company Securityholder, or the Blocker set forth in this Agreement or any Option Cancellation and Joinder Agreement, or (ii) in any certificate required to be delivered by or on behalf of such Party under this Agreement (other than in the case of Fundamental Representations (including the representations and warranties respecting the Fundamental Representations set forth in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)) or Fraud) shall, in each case, be to make a claim under the R&W Insurance Policy (subject to all its terms and conditions, including retentions, exclusions and policy limits). For the avoidance of doubt, Buyer shall have no recourse with respect to any breach of or inaccuracy in any representation or warranty (x) of the Company, any Company Securityholder, or Blocker set forth in this Agreement or any Option Cancellation and Joinder Agreement, or (y) in any certificate required to be delivered by or on behalf of such Party under this Agreement (other than in the case of Fundamental Representations (including the representations and warranties respecting the Fundamental Representations set forth in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)) or Fraud) even if Buyer has previously exceeded the R&W Insurance Policy Limit.
8.8    Contact with Customers, Suppliers, Employees and Consultants. From the date hereof until the Closing, Buyer shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly contact or communicate with the customers or suppliers of, or others having business dealings with, the Company Entities in connection with the transactions contemplated by this Agreement or about the Company Entities in any way without the prior written consent of the Company, it being understood that, subject to applicable Law, the Company Entities shall reasonably cooperate with Buyer in good faith with respect to potential joint discussions with customers or suppliers in respect of the announcement of the transactions contemplated by this Agreement and the potential implications thereof. From the date hereof until the Closing, Buyer shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly (a) contact or communicate with any employees or consultants of the Company Entities with respect to the transactions contemplated by this Agreement without the prior written consent of the Company, or (b) perform, or cause to be performed, any invasive or subsurface investigation of the Real Property without the prior written consent of the Company.
8.9    Termination of Certain Services and Contracts. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, the Sellers shall (or shall cause the applicable Company Entity or Blocker to) terminate, sever or assign to the Sellers or an Affiliate thereof (other than a Company Entity or Blocker) effective upon or before the Closing any Contracts for services provided to any Company Entity or Blocker by the Sellers or an Affiliate thereof (other than another Company Entity or Blocker), without any liability or obligation to Buyer or any of its Affiliates (including the Company

Entities) on and after the Closing, including all such Contracts set forth in Section 3.22 of the Disclosure Schedule.
8.10    Use of Certain Names. Within thirty (30) days following Closing, each Seller shall cease using the term “Xirgo” or any of the Trademarks set forth on Section 3.16(a) of the Disclosure Schedule and any word or expression similar thereto or constituting an abbreviation or extension thereof and any logos and/or artwork associated therewith (the “Xirgo Marks”) including changing the names of the Sellers that include Xirgo Marks and disposing of any unused stationery and literature of any Seller bearing the Xirgo Marks, and thereafter, the Sellers shall not, and shall cause each of its Affiliates not to, use the Xirgo Marks; provided, however, that such period shall be extended as reasonably necessary to allow procurement of any secondary consents and taking of any necessary action to effect the changing of the name of any Seller.
8.11    Closing Conditions. From the date hereof until the Closing, each Party shall, and the Sellers shall cause the Acquired Companies to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 10.4 and Section 10.5, including executing and delivering such additional instruments and other documents and taking, or causing to be taken, such further actions as may be reasonably requested by any other Party and necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the consummate the Closing.
8.12    Notice of Developments; Updating of Disclosure Schedule. From the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company, each Seller and Blocker shall use commercially reasonable efforts to promptly advise Buyer in writing of (a) the occurrence or non-occurrence of any event or circumstance which would reasonably be expected to cause or has caused any representation or warranty made by such Party it in this Agreement to become untrue or inaccurate in any respect so as to cause the Closing conditions set forth in Section 10.5(b), Section 10.5(c), or Section 10.5(d), respectively, to fail to be satisfied, (b) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Closing, (c) with respect to Blocker or any Company Entity, any change or event having, or which is reasonably likely to have, a Material Adverse Effect, and (d) with respect to Blocker or any Company Entity, any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that subject to the remainder of this Section 8.12, no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement. From time to time prior to the Closing, the Sellers, Blocker and the Company shall have the right (but not the obligation) to add to, supplement or amend the Disclosure Schedule with respect to (and only with respect to) any facts or events occurring after the date hereof (each a “Schedule Supplement”). In the event a Schedule Supplement is expressly delivered for the sole purpose of updating the Disclosure Schedule for transactions consummated or actions taken by the Company Entities at the direction, or with the express, written consent, of Buyer (each, a “Permitted Update”), such Schedule Supplement shall be deemed (solely as of the Closing Date) to automatically amend and supplement the Disclosure Schedule and the representations and warranties set forth in this Agreement. Except with respect to any Permitted Updates, no Schedule Supplement shall be taken into account for purposes of determining the accuracy of the representations and warranties of the Company, the Company Securityholders and the Blocker as of any date.

8.13    Release. As a material inducement to Buyer to enter into this Agreement, effective as of and from the Closing, each Company Securityholder, in each case on behalf of himself, herself or itself and his, her or its controlled Affiliates (including any company or other entity controlled by such Company Securityholder) (each, a “Releasor”), directly or indirectly, hereby irrevocably and unconditionally agrees and covenants, not to sue or prosecute against any Company Entity, Blocker or Buyer or each of their respective Affiliates, equityholders, directors, members, managers, employees, agents, officers, successors and assigns (each, a “Releasee”) and hereby forever waives, releases and discharges, to the fullest extent permitted by applicable Laws each Releasee, with respect to and from any and all Losses, Liens, liabilities, covenants, or any Action of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, whether now existing or hereafter arising, and whether or not concealed or hidden, all of which such Releasor now owns or holds or has at any time owned or held against any or all of the Releasees, in each case to the extent relating to their ownership of Company Securities or status as a member of the Company or a shareholder of Blocker; provided that (other than as set forth in the following proviso) nothing in this Section 8.13 will be deemed to constitute a release by any Releasor of or a covenant not to sue with respect to (a) any right to enforce its rights under this Agreement, any Related Agreement, any claim arising from or relating to such agreements, or bringing any claim against the Releasees arising from the transactions contemplated hereby or thereby, or (b) any right, claim, entitlement of any Releasor to any accrued and unpaid salary, fees, reimbursable expenses or employee benefits (including accrued vacation) in respect of such Releasor’s employment or engagement by a Company Entity prior to the Closing, (c) any rights to exculpation and/or indemnification such Releasor may have as a current or former director, manager, employee or officer of a Company Entity or Blocker under applicable Law, the Organizational Documents of the applicable Company Entity or pursuant to any indemnification agreement with a Company Entity or to the proceeds of any insurance policy maintained by or on behalf of any Company Entity or Blocker for the benefit of such Releasor, or (d) any other right or claim that shall arise from events following the Closing; provided, further, that notwithstanding anything in this Section 8.13 to the contrary, each Releasor, directly or indirectly, hereby irrevocably and unconditionally agrees and covenants not to sue or prosecute against any Releasee and forever waives, releases and discharges, to the fullest extent permitted by applicable Laws each Releasee with respect to and from any and all Losses, Liens, liabilities, covenants, or causes of actions, of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, whether now existing or hereafter arising, and whether or not concealed or hidden, all of which such Company Securityholder now owns or holds or has at any time owned or held against and or all of the Releasees with respect to the amount of any payments or issuances made to the Company Securityholder (including indirectly) if made in accordance with this Agreement (including the Closing Consideration Allocation Certificate). It is the intention of each Company Securityholder that such releases be effective as a bar to each and every Action hereinabove specified. In furtherance of this intention each Company Securityholder hereby expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Actions, if any, notwithstanding any and all contrary rights or benefits conferred upon such Company Securityholder with respect to unknown or unsuspected Actions (which rights and benefits are waived).
8.14    Xirgo Retention Bonus Plan. Buyer shall cause Xirgo Technologies, LLC to approve and adopt the Xirgo Retention Bonus Plan to be effective not later than immediately following the Closing and perform its obligations thereunder in accordance with its terms. Without the consent of the Seller Representative (and if required under the Xirgo Retention Bonus Plan, the applicable Participant), Buyer shall not, and shall cause or permit Xirgo Technologies, LLC to, (a) terminate the Xirgo Retention Bonus Plan prior to the payment of all earned Retention Bonuses (or, if earlier, the date on which no Retention Bonuses remain eligible to become payable), or (b) enter into any Contract with a Participant with respect to his or her Retention Bonus that contains terms inconsistent with the Xirgo Retention Bonus Plan.
9.    INDEMNIFICATION
9.1    Indemnification by the Company Securityholders. Subject to the provisions of Article 7, Section 8.7(b) and this Article 9, from and after the Closing, each Company Securityholder shall indemnify and hold harmless Buyer and its Affiliates (including the Acquired Companies), and their respective partners, equityholders and members (collectively, the “Buyer Indemnified Parties”), from and against such Company Securityholder’s Indemnification Pro Rata Percentage of all Losses asserted against or incurred by any Buyer Indemnified Party by reason of or arising out of:
(a)    Any (i) breach of the Fundamental Representations set forth in Article 3, (ii) inaccuracy in the Closing Consideration Allocation Certificate, or (iii) any inaccuracy in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l) (to the extent, and only to the extent, relating to the accuracy of the Fundamental Representations set forth in Article 3);
(b)    any breach of the covenants of the Company set forth in this Agreement or any Related Agreement, to the extent (and only to the extent) required to be performed prior to or at the Closing;
(c)    any failure of Seller Representative to perform any covenants or agreement of the Seller Representative contained in this Agreement or any Related Agreement;
(d)    Pre-Closing Company Entity Taxes (other than any Taxes arising from a transaction on the Closing Date after the Closing involving one or more of the Company Entities outside the ordinary course of business and not contemplated by this Agreement or any Related Agreement which transaction is effected by or at the direction of Buyer);
(e)    Fraud of the Company Entities;
(f)    any Seller Transaction Expenses or Indebtedness (excluding the PPP Loan Amount if outstanding as of the Closing Date and excluding income Taxes of the Acquired Companies for the Pre-Closing Tax Period) of the Acquired Companies that was outstanding prior to the Closing and that do not reduce the Purchase Price on a dollar-for-dollar basis as finally determined pursuant to Article 2;
(g)    any demand, claim, suit, action, cause of action, proceeding, assessment or dispute brought by or on behalf of any Company Securityholder with respect to the allocation or payment among the Company Securityholders of the Purchase Price pursuant to the terms of this Agreement, including the preparation of the Allocation Methodology (except to the extent a claim relating to the Allocation Methodology is covered by the parenthetical in Section 9.3(e)) or any claim that the Closing Consideration Allocation Certificate is not true, correct and complete; or
(h)    the Designated Pre-Closing Matters.
9.2    Indemnification by Each Company Securityholder. Subject to the provisions of Article 7, Section 8.7(b) and this Article 9, from and after the Closing, each Company Securityholder shall, severally and not jointly, indemnify and hold harmless the Buyer Indemnified Parties, from and against all Losses asserted against or incurred by any Buyer Indemnified Party by reason of or arising out of:

(a)    any breach of (i) the Fundamental Representations of such Seller set forth in Article 4 or of such Company Option Holder set forth in his or her Option Cancellation and Joinder Agreement, or (ii) the representations in the certificate required to be delivered by or on behalf of such Seller in accordance with Section 10.2(b) (to the extent, and only to the extent, they relate to Fundamental Representations of such Seller set forth in Article 4);
(b)    any breach of the covenants of such Company Securityholder set forth in this Agreement or any Related Agreement;
(c)    Fraud by such Company Securityholder; or
(d)    Taxes of such Company Securityholder for any Tax period, including any Taxes imposed as a withholding Tax on Buyer or other payor in relation to this Agreement or the transactions contemplated hereby.
9.3    Indemnification by the Blocker Sellers. Subject to the provisions of Article 7, Section 8.7(b) and this Article 9, from and after the Closing, each Blocker Seller shall indemnify and hold harmless the Buyer Indemnified Parties, from and against such Seller’s Indemnification Pro Rata Percentage of all Losses asserted against or incurred by any Buyer Indemnified Party by reason of or arising out of:
(a)    any breach of (i) the Fundamental Representations of Blocker set forth in Article 5, or (ii) the representations in the certificates delivered by or on behalf of Blocker pursuant to Section 10.2(m) and Section 10.2(n) (to the extent, and only to the extent, they relate to Fundamental Representations of Blocker set forth in Article 5);
(b)    any breach of the covenants of Blocker set forth in this Agreement or any Related Agreement, to the extent (and only to the extent) required to be performed prior to or at the Closing;
(c)    Pre-Closing Blocker Taxes;
(d)    Fraud by Blocker; or
(e)    any demand, claim, suit, action, cause of action, proceeding, assessment or dispute brought by or on behalf of any securityholder of Blocker with respect to the allocation or payment among the Blocker Sellers of the Purchase Price pursuant to the terms of this Agreement, including the preparation of the Allocation Methodology (solely with respect to allocations among or payments in respect of Blocker Shares) or any claim that the Closing Consideration Allocation Certificate is not true, correct and complete with respect to the Blocker Sellers.
9.4    Indemnification by Buyer. Subject to the provisions of Section 7.2(b) and this Article 9, from and after the Closing, Buyer shall indemnify and hold harmless each Company Securityholder, the Affiliates of each Company Securityholder and their respective partners, equity holders and members (collectively, the “Seller Indemnified Parties”), from and against all Losses asserted against or incurred by any such Person by reason of:
(a)    any breach of (i) the Buyer Fundamental Representations set forth in Article 6, or (ii) the representations in the certificates delivered by or on behalf of Buyer pursuant to Section

10.3(e) or Section 10.3(f) (to the extent, and only to the extent, they relate to Buyer Fundamental Representations);
(b)    any breach of the covenants of Buyer set forth in this Agreement;
(c)    any breach of the covenants of Blocker or the Company set forth in this Agreement, to the extent (and only to the extent) required to be performed after the Closing; or
(d)    Fraud by Buyer.
9.5    Limitations. Subject to the additional limitations set forth in Article 7, Section 8.7(b) and Section 9.8, the indemnification obligations under Sections 9.1, 9.2, 9.3 and 9.4 (as appropriate) shall be subject to the following limitations:
(a)    Survival of Company Securityholder Liabilities. No Person shall have any liability for Losses:
(i)    under Section 9.1(a), Section 9.2(a), or Section 9.3(a) following the sixth (6th) anniversary of the Closing Date;
(ii)    under Section 9.1(b), Section 9.1(c), Section 9.2(b), or Section 9.3(b), with respect to claims for a breach of a covenant required to be performed at or prior to the Closing, following the third (3rd) anniversary of the Closing Date;
(iii)    under Section 9.1(b), Section 9.1(c), Section 9.2(b), or Section 9.3(b), with respect to claims for a breach of a covenant required to be performed after the Closing, following the date that is the earlier of (A) sixty (60) days after the date, or expiration of the period, specified in the covenant for the performance thereof (or if none is specified, then sixty (60) days after the covenant is performed in accordance with its terms), and (B) sixty (60) days after the expiration of any applicable statute of limitations;
(iv)    under Section 9.1(d), Section 9.2(d) or Section 9.3(c) sixty (60) days following the expiration of the applicable statute of limitations;
(v)    under Section 9.1(f) following the third (3rd) anniversary of the Closing Date;
(vi)    under Section 9.1(g), Section 9.1(h) and Section 9.3(e) following the sixth (6th) anniversary of the Closing Date; and
(vii)    under Section 9.1(e), Section 9.2(c) or Section 9.3(d) following sixty (60) days after the expiration of the applicable statute of limitations.
Notwithstanding the foregoing, the Buyer Indemnified Parties shall preserve their rights to pursue a claim under Section 9.1, Section 9.2, and Section 9.3 with respect to a particular breach or Loss if, prior to the expiration of the applicable period set forth in this Section 9.5(a), such Party delivers a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice.

(b)    Survival of Buyer Liabilities. Buyer’s obligations under Section 9.4(a) are subject to the survival limitations set forth in Section 7.2(b). Further, Buyer shall not have any liability for Losses:
(i)    under Section 9.4(b) with respect to claims for a breach of a covenant required to be performed at or prior to the Closing, following the third (3rd) anniversary of the Closing Date;
(ii)    under Section 9.4(b) or Section 9.4(c) with respect to claims for a breach of a covenant required to be performed after the Closing, following the date that is the earlier of (A) sixty (60) days after the date, or expiration of the period, specified in the covenant for the performance thereof (or if none is specified, then sixty (60) days after the covenant is performed in accordance with its terms), and (B) sixty (60) days after the expiration of any applicable statute of limitations; and
(iii)    under Section 9.4(d) following sixty (60) days after the expiration of the applicable statute of limitations.
Notwithstanding the foregoing, the Seller Indemnified Parties shall preserve their rights to pursue a claim under Section 9.4 with respect to a particular breach or Loss if, prior to the expiration of the applicable period set forth in Section 7.2(b) or this Section 9.5(b), as applicable, such Party delivers a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice.
(c)    Aggregate Amount Limitations. Subject to the other provisions of this Article 9, no Person shall have any liability for Losses under Section 9.1 or Section 9.3 to the extent that the aggregate amount of all Losses for which such Person would otherwise be required to provide indemnification thereunder exceeds such Person’s applicable Indemnification Pro Rata Percentage of such Losses. Without limiting the generality of the foregoing, in no event shall any Company Securityholder have any liability for Losses under this Article 9 which, in the aggregate, exceed the portion of the Final Purchase Price actually received by such Company Securityholder pursuant to the Closing Consideration Allocation Certificate (including amounts withheld from such Company Securityholder’s payment for payroll Taxes (including income tax withholding) that would be reasonably expected to be refunded to such Company Securityholder upon the filing of an appropriate amended Tax Return accounting for the reduction to the Final Purchase Price as a result of such Losses).
(d)    Insurance and Third-Party Payments. The amount of Losses for which an Indemnifying Party is required to indemnify the Indemnified Parties under Section 9.1, Section 9.2, Section 9.3, or Section 9.4 shall be reduced by the amount actually received by any such Indemnified Party pursuant to any indemnification by, or any indemnification or other agreement with, any third party with respect to such Losses or the underlying reasons therefor, and by the amount of insurance proceeds or other cash receipts or sources of reimbursement actually received by such Indemnified Party from third parties, including third-party insurers, with respect to such Losses or the underlying reasons therefor; provided, however, that (A) the Parties agree that no right of subrogation shall accrue or inure to the benefit of any source of any amounts described in this Section 9.5(d) and no Party shall, and each Party shall cause its respective Indemnified Parties to not, take any action to provide that a right of subrogation shall accrue or inure to the benefit of any source of any amounts described in this Section 9.5(d), (B) if an Indemnifying Party pays to an Indemnified Party an amount in respect of Losses and such Indemnified Party thereafter receives from a third party a payment in respect of such Losses, then such Indemnified Party shall promptly tender to the Indemnifying Party an amount equal to the lesser of such payment and the amount that the Indemnifying Party paid in respect of such Losses, and (C) each Party shall, and shall cause each other of its respective Indemnified Parties to, use its commercially reasonable efforts to obtain available recoveries as contemplated by the foregoing clauses (i) and (ii). For the avoidance of doubt, all references to insurance or insurers in the foregoing relate only to insurance policies that may be available to Buyer Indemnified Parties separate and apart from the R&W Insurance Policy, as the R&W Insurance Policy is separately addressed by the provisions of Section 8.7 and Section 9.8.
(e)    Materiality. References to the terms “material,” “materiality,” “materially” or “Material Adverse Effect” (other than such references in the first sentence of Section 3.3(g) and any references to the terms “Material Contract,” “Material Customer” or “Material Supplier”) shall be disregarded for the purposes of determining whether an inaccuracy or breach of a representation or warranty set forth in Article 3 has occurred and determining the amount of Losses based upon, arising out of, with respect to or by reason of any inaccuracy or breach of any representations or warranties set forth in Article 3.
(f)    Mitigation of Losses. The Buyer Indemnified Parties shall use commercially reasonable efforts, to the extent required by Law, to mitigate any Losses that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, or otherwise.
(g)    Limitations on Losses. Notwithstanding anything to the contrary herein contained, in no event shall any Company Securityholder have any liability under this Article 9 for any special or punitive damages, other than special damages or punitive damages specifically awarded (i) to a third party (i.e., a Person that is not a Buyer Indemnified Party or a Seller Indemnified Party, or one of their respective Affiliates) in connection with a Third Party Claim, or (ii) as a remedy to the Buyer Indemnified Parties for Fraud.
9.6    Procedures Relating to Indemnification Among the Parties. Following the discovery of any indemnity claim that will reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 9 may be obtained, the Party seeking indemnification under this Article 9 (the “Indemnified Party”) shall, within thirty (30) days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth to the extent known: (i) the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, (ii) the amount of such Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not capable of reasonable calculation), and (iii) the specific section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”). An Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnifying Party is prejudiced as a result of such failure.
9.7    Procedures Relating to Indemnification for Third Party Claims.
(a)    Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity, and such claim or demand is of a type that will reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 9 may be obtained (such claim or demand, a “Third Party Claim”), the Indemnified Party shall provide the Indemnifying Party with an Indemnification Notice relating to the Third Party Claim as soon as possible after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event later than thirty (30) days thereafter. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten

(10) Business Days after the Indemnified Party’s request thereof, copies of all material notices and documents, including all court papers, relating to the Third Party Claim. Except as otherwise set forth in Section 9.5(a) or Section 9.5(b), an Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnifying Party is materially prejudiced as a result of such failure.
(b)    Defense. If a Third Party Claim is made against an Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim, and if the Indemnifying Party so chooses, to assume the defense of the Third Party Claim. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right, at its sole expense in each instance, to participate in the defense of the Third Party Claim and to employ counsel separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense, including any settlement or compromise of the Third Party Claim; provided, however, if the Indemnified Party has been advised by legal counsel that a joint representation would be inappropriate because of a conflict of interest, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to participate in the defense of such Third Party Claim and to employ its own counsel. However, the Indemnifying Party may not enter into or otherwise consent to any settlement or compromise without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), unless such settlement or compromise (A) includes a complete and unconditional release of liability of the Indemnified Party and (B) does not impose any obligations, restrictions or Losses on the Indemnified Party other than solely monetary obligations for which the Indemnified Party will be fully indemnified hereunder by the Indemnifying Party. If the Indemnifying Party chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense of the Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) provision to the Indemnifying Party of records that are reasonably relevant to the Third Party Claim and the provision of access to employees on a mutually convenient basis to provide additional information and explanation of any material provided. The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim only if (i) the Indemnifying Party provides written notice to the Indemnified Party setting forth an election to so assume the defense within thirty (30) days of receiving the Indemnification Notice relating to a Third Party Claim and an acknowledgment of its obligations to indemnify the Indemnifying Party under this Agreement in respect of such Third Party Claim, (ii) the Third Party Claim seeks solely monetary damages, (iii) the Third Party Claim does not involve criminal allegations, (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently with counsel reasonably satisfactory to the Indemnifying Party (and for which purpose the Parties hereby agree that the counsel listed in Section 13.9 are satisfactory), (v) it is reasonably likely that a judgment, finding or other resolution of the Third Party Claim that is adverse to the Indemnifying Party will not have a material adverse impact on the Business of the Company or Buyer, and (vi) the Indemnifying Party has not determined in good faith that a joint representation would be inappropriate because of a conflict of interest. If the Indemnifying Party (x) notifies the Indemnified Party in writing that it elects not to assume or to continue control the defense of the Third Party Claim or (y) is otherwise not entitled to assume or control the defense of the Third Party Claim, then the Indemnified Party shall (upon further written notice to the Indemnifying Party) have the right to undertake the defense of the Third Party Claim; provided that the Indemnified Party shall not settle or compromise, or enter into any agreement to settle or compromise, any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).
(c)    Buyer-Handled Claims. Notwithstanding the foregoing, Buyer shall be responsible for the prosecution, defense and settlement of (i) all matters relating to any product liability claims, (ii) all matters relating to any claim based upon or relating to the Intellectual Property of any Acquired Company, (iii) all matters relating to any claim based on employment or labor matters, and (iv) any Third Party Claim if such Third Party Claim seeks injunctive relief, specific performance, or other relief from, or seeks to impose any criminal penalty, fine or other sanction on, the Indemnified Party (collectively, the “Buyer-Handled Claims”). Except to the extent that any such disclosure could cause a waiver of applicable attorney-client privilege (provided, that in such event, Buyer shall use commercially reasonable efforts to enter into arrangements with the Seller Representative (including joint defense agreements or similar arrangements) to enable the Seller Representative to participate without adversely impacting any such privilege), the Seller Representative shall have the right, upon its reasonable request, to monitor the progress of Buyer-Handled Claims, to review on a timely basis all pleadings and other filings relating thereto and to discuss with counsel to Buyer such matters relating to Buyer-Handled Claims as may be reasonably appropriate. Buyer shall be entitled to settle, control, compromise, consent to the entry of any judgment or otherwise dispose of Buyer-Handled Claims only with the approval of the Seller Representative (not to be unreasonably withheld, conditioned or delayed). Buyer shall pursue in good faith, through counsel of its selection, the prosecution, defense or settlement of all Buyer-Handled Claims until such time, if any, that Buyer shall elect not to pursue indemnification with respect to such claim. Subject to the foregoing, the Indemnifying Party will remain responsible for any Losses of Buyer as a result of such Buyer-Handled Claims to the extent subject to indemnification under this Article 9, and Buyer shall retain all remedies to which it is entitled under this Article 9.
9.8    Source of Indemnification. From and after the Closing, and subject to the limitations set forth in Section 9.5, any Losses for which a Buyer Indemnified Party is entitled to indemnification under Section 9.1, Section 9.2 or Section 9.3 either as a result of the Parties’ agreement or as finally determined in a non-appealable order of an arbitrator or court of competent jurisdiction, shall be satisfied as follows:
(a)    Breaches of Representations.
(i)    Non-Fundamental Representations. As set forth in Section 7.2(a) and Section 8.7(b), all representations and warranties of the Company, the Company Securityholders and the Blocker set forth in this Agreement or any Related Agreement (including those set forth in the Option Cancellation and Joinder Agreements and the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)), other than Fundamental Representations (and the representations and warranties respecting Fundamental Representations set forth in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)), terminate and expire at the Closing, and (other than in connection with a claim for Fraud) the Buyer Indemnified Parties’ sole and exclusive remedy for the breach of or inaccuracy in any such representations and warranties shall be recovery under the R&W Insurance Policy, and the Company Securityholders shall have no liability for such Losses.
(ii)    Fundamental Representations and Taxes. With respect to Losses under Section 9.1(a), Section 9.1(d), Section 9.2(a), Section 9.2(d), Section 9.3(a) and Section 9.3(c) (and the representations and warranties respecting Fundamental Representations set forth in the certificates delivered by the Company pursuant to Section 10.2(k) and Section 10.2(l)), unless coverage is not available under the R&W Insurance Policy (including because coverage is expressly excluded by the terms of the R&W Insurance Policy or because Buyer has previously exceeded the R&W Insurance Policy Limit or in the event of Fraud), (A) first, Buyer shall submit a claim under the R&W Insurance Policy in accordance with Section 9.8(d), and (B) second, to the extent that the R&W Insurer denies coverage for such claim (which shall not include a reservation of rights or a statement not expressly accepting coverage) or such claim exceeds the R&W Insurance Policy Limit, then the applicable Company Securityholder(s) shall, severally and not jointly, in accordance with their respective applicable Indemnification Pro Rata Percentage indemnify Buyer Indemnified Parties for such Losses by direct payment, subject to the aggregate amount limitation set forth in Section 9.5(c); provided, however, that in the event such a claim is submitted to the R&W Insurance Policy and such claim is not finally determined within twelve (12) months of submission (other than as a result of a claim that by its nature is ongoing (e.g., a litigation matter)), the Buyer may, at its election, seek to recover such Losses from the applicable Company Securityholder(s) in accordance with clause (B) above, and provided, further, that the Buyer shall be entitled to deliver an Indemnification Notice with respect to any such claim at any time prior to the expiration of the applicable survival period regardless of the obligation to proceed under the R&W Insurance Policy first in order to preserve its rights in that regard.
(b)    Breaches of Covenants and Other Indemnification Obligations. With respect to Losses under Section 9.1(b), Section 9.1(c), Section 9.1(f), Section 9.1(g), Section 9.1(h), Section 9.2(b), Section 9.2(e), Sections 9.3(b) and Section 9.3(e), the applicable Company Securityholder(s) shall, severally and not jointly, in accordance with their respective applicable Indemnification Pro Rata Percentage, indemnify Buyer Indemnified Parties for such Losses by direct payment, subject to the aggregate amount limitation set forth in Section 9.5(c).
(c)    Claims for Fraud. With respect to Losses under Section 9.1(e), Section 9.2(c), or Section 9.3(d), Buyer shall be entitled to proceed against and pursue recovery from the applicable Company Securityholders without having to first proceed against the R&W Insurance Policy or to first pursue or otherwise exhaust recovery or other remedies thereunder, in which case, the applicable Company Securityholders shall, severally and not jointly, in accordance with their respective Indemnification Pro Rata Percentage, indemnify Buyer Indemnified Parties for such Losses by direct payment, subject to the aggregate amount limitation set forth in Section 9.5(c). The Company Securityholders acknowledge and agree that the R&W Insurance Policy provides the R&W Insurer with certain rights against the Company Securityholders in relation to Company Securityholders’ Fraud, including rights of subrogation, and that nothing in this Section 9.8(c) shall be construed as limiting or waiving any of the R&W Insurer’s rights against the Company Securityholders in relation to Company Securityholders’ Fraud. Notwithstanding the foregoing, in the event a Buyer Indemnified Party brings a claim under Section 9.1(e), Section 9.2(c), or Section 9.3(d), Buyer shall, and shall cause each other Buyer Indemnified Party to, concurrently pursue such claim under the R&W Insurance Policy so long as the Buyer Indemnified Party, in good faith, does not believe that recovery under the R&W Insurance Policy is unlikely; provided, however, that, in the event such a claim is pursued under the R&W Insurance Policy and such claim is ultimately denied, such Buyer Indemnified Party’s expenses in pursuing such claim under the R&W Insurance Policy shall be additional Losses in connection with the claim made against the applicable Company Securityholders under Section 9.1(e), Section 9.2(c), or Section 9.3(d), as appropriate.
(d)    Recovery Under R&W Insurance Policy. To the extent a Buyer Indemnified Party is required to pursue a claim against the R&W Insurance Policy, Buyer shall cause such Buyer Indemnified Party to pursue such claim in good faith using commercially reasonable efforts and comply in good faith with all applicable terms, conditions and claim procedures under the R&W Insurance Policy;

provided that, for the avoidance of doubt, in no event shall the foregoing be construed as requiring a Buyer Indemnified Party to commence or maintain or threaten to commence or maintain an Action against the R&W Insurer. Buyer shall otherwise keep the Seller Representative reasonably informed with respect to the status, all material developments and the resolution of any such claim. In the event that a Buyer Indemnified Party shall recover the amount of any Losses under the R&W Insurance Policy, (i) the Losses for which the Indemnifying Party(ies) are obligated to indemnify hereunder shall be reduced, and (ii) Buyer shall cause the applicable Buyer Indemnified Party to promptly tender to the Indemnifying Party(ies) an amount in immediately available funds equal to the lesser of such payment and the amount that the Indemnifying Party(ies) paid in respect of such Losses. For the avoidance of doubt, the foregoing shall not operate to limit the subrogation rights of the R&W Insurer with respect to Fraud.
9.9    Payment Mechanics. In the event of a Loss for which an Indemnified Party is entitled to receive indemnification by direct payment under this Article 9, the Indemnifying Party shall, within five (5) Business Days of a written payment request for the amounts of such Loss by the Indemnified Party, pay such amounts to the applicable Indemnified Party.
9.10    Exclusive Remedy; No Duplication. From and after the Closing, except as provided in Section 2.4, Section 2.5, or Section 8.4(g), and except in the case of Fraud, the indemnification provisions of this Article 9 shall be the sole and exclusive post-Closing remedy with respect to any and all claims arising out of or relating to this Agreement, any Related Agreement, the negotiation and execution of this Agreement or any Related Agreement, and the performance by the Parties of this Agreement or any Related Agreement, and no remedy other than in the case of Fraud shall be had pursuant to any statutory, contract, misrepresentation, strict liability or tort theory or otherwise by any Party or its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law (including claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and claims under the Resource Conservation and Recovery Act of 1976, as amended). In addition to the foregoing, but without limiting Buyer’s rights and remedies in the case of Fraud, the amount of indemnification obligations of the Parties set forth in this Article 9 shall be the maximum amount of Post-Closing indemnification obligations arising in connection with this Agreement and all Related Agreements, and Buyer shall not be entitled to any rescission of this Agreement (or any Related Agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Buyer to the fullest extent permitted under applicable Law. Without limiting the ability of the Buyer to pursue recovery under a breach of multiple representations, warranties and covenants with respect to a matter giving rise to a breach of representation, warranty or covenant, the Buyer Indemnified Parties shall be entitled to only a single recovery (without duplication) for each dollar of indemnified Losses that arise in connection with such matter, even if such matter shall involve breaches of multiple representations, warranties and covenants.
10.    CLOSING
10.1    Closing Date. Unless this Agreement shall have been earlier terminated pursuant to Article 11, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Central time on the date that is two (2) Business Days following the date on which the last of the conditions to Closing set forth in Section 10.4 and Section 10.5 shall have been satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), or at such other date and time as the Parties may mutually agree upon in writing. The actual date of the Closing is referred to in this Agreement as the “Closing Date,” and if the Closing occurs, then for legal, Tax, financial, accounting and all other purposes, the Closing shall be deemed to have become effective as of 12:01 a.m. Pacific time on the Closing Date regardless of the actual occurrence of the Closing at any particular time on the Closing Date. The Parties intend that the Closing shall be effected, to the extent practicable, by telephone conference call and the electronic delivery (or, if necessary, prior physical exchange) of documents, to be held in escrow by outside counsel of the recipient Party pending authorization by the delivering Party (or its outside counsel) of the release of such documents at the Closing.
10.1    Items Being Delivered by the Sellers. At the Closing, the Sellers are delivering (or will cause to be delivered) to Buyer the following documents, in each case, duly executed or otherwise in proper form:
(a)    Assignment of Purchased Units. From each Company Seller, an assignment of such Company Seller’s Purchased Units in favor of Buyer, duly executed by such Company Seller.
(b)    Blocker Share Certificates and Stock Powers. Stock certificate(s) evidencing each Blocker Seller’s Blocker Shares endorsed in blank for transfer or accompanied by a duly executed stock power in substantially the form attached hereto as Exhibit B, assigning such Blocker Shares in blank (or if such certificate(s) are lost or stolen, an appropriate form of lost certificate affidavit).
(c)    Option Cancellation and Joinder Agreements. An Option Cancellation and Joinder Agreement from each Company Option Holder in substantially the form of Exhibit C (“Option Cancellation and Joinder Agreement”), duly executed by the Company and such Company Option Holder.
(d)    Escrow Agreement. A mutually agreeable escrow agreement consistent with the terms set forth in Article 2 (the “Escrow Agreement”), duly executed by Seller Representative and the Escrow Agent.
(e)    Resignations. The resignations of each Resigning Person from his or her respective capacity or capacities with the Company Entities and the Blocker, as applicable, effective as of the Closing, duly executed by each such Resigning Person.
(f)    Payoff Letters. Payoff Letters delivered and duly executed by the obligees for all Indebtedness of the Acquired Companies (excluding the PPP Loan Amount if outstanding as of the Closing Date and any amount that is compensatory in nature), which Payoff Letters shall include, among other things: (i) the amount required to discharge such Indebtedness at Closing and a release of the obligations of the Company Entities and the Blocker thereunder and (ii) if such Indebtedness is secured by any Liens, agreeing to promptly release such Liens upon receipt of the payoff amount (if applicable), together with executed releases (in form suitable for filing, if applicable) to effect such release of Liens.
(g)    Expense Invoices. One or more final statements or invoices, in the form and substance reasonably satisfactory to Buyer, for the Seller Transaction Expenses (other than in respect of compensatory items and Taxes) set forth on the Estimated Closing Statement.
(h)    [Reserved].
(i)    IRS Form W-9. A properly completed IRS Form W-9 for each Company Seller, duly executed by the applicable Company Seller.
(j)    FIRPTA. A properly executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that interests in Blocker are not “United States real property interests”, together with the required notice to the IRS, dated as of the Closing Date.
(k)    Company Officer’s Certificates. A certificate of an officer of the Company, dated as of the Closing Date, certifying as to the matters set forth Section 10.5(b) and Section 10.5(e) (with respect to the Company).
(l)    Company Secretary’s Certificate. A certificate of the secretary or other officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Company Entity Organizational Documents, and (ii) the actions taken by the Board of Managers of the Company to authorize this Agreement and each Related Agreement to which the Company may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate.
(m)    Blocker Officer’s Certificates. A certificate of an officer of Blocker, dated as of the Closing Date, certifying as to the matters set forth Section 10.5(d) and Section 10.5(e) (with respect to Blocker).
(n)    Blocker Secretary’s Certificate. A certificate of the secretary or other officer of the Blocker, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Blocker Organizational Documents, and (ii) the actions taken by the Board of Directors of Blocker to authorize this Agreement and each Related Agreement to which Blocker may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate.
(o)    D&O Tail Policy. A binder for the D&O Tail Policy, duly executed by the applicable insurer and satisfactory to the Seller Representative, which is in full force and effect and valid and binding as of the Closing.
(p)    PPP Loan Escrow Agreement. The PPP Loan Escrow Agreement, duly executed by the PPP Loan Escrow Agent and Xirgo Technologies, LLC.
10.3    Items Being Delivered by Buyer. At the Closing, Buyer shall deliver to the Company the following documents, in each case, duly executed or otherwise in proper form:

(a)    [Reserved].
(b)    Escrow Agreement. The Escrow Agreement, duly executed by Buyer.
(c)    Xirgo Retention Bonus Plan. Evidence that the Xirgo Retention Bonus Plan will be duly adopted by the Board of Managers of Xirgo Technologies, LLC no later than effective as of immediately following the Closing.
(d)    R&W Insurance Policy. The Binder Agreement, duly executed by the R&W Insurer, which is in full force and effect and valid and binding, in all cases subject to the terms and conditions thereof, as of the Closing.
(e)    Officer’s Certificate. A certificate of an officer of Buyer, dated as of the Closing Date, certifying as to the matters set forth Section 10.4(b) and Section 10.4(c).
(f)    Buyer’s Secretary’s Certificate. A certificate of the secretary or other officer of the Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller Representative, as to (i) no amendments to Buyer’s Organizational Documents, and (ii) the actions taken by the Board of Directors of Buyer to authorize this Agreement and each Related Agreement to which Buyer may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate.
10.4    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, or the Sellers’ waiver, at or prior to the Closing, of each of the conditions set forth in this Section 10.4.
(a)    HSR Act Filings. The filings of Buyer required under the HSR Act, if any, shall have been made and the applicable waiting period under the HSR Act and any extensions thereof shall have expired or been terminated.
(b)    Representations and Warranties of Buyer. The representations and warranties of Buyer contained in Article 6 shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained herein) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), other than the failure of such representations and warranties of Buyer to be so true and correct, individually or in the aggregate, which has the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement.
(c)    Covenants of Buyer. The covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing Date.
(d)    No Legal Prohibition. No Governmental Entity shall have (i) enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof or (ii) initiated any Action or otherwise threatened the same in writing seeking to effect the foregoing described in clause (i).
(e)    Closing Deliverables. At or prior to the Closing, Buyer shall have made the payments set forth in Section 2.3 (except as otherwise specifically set forth therein) and shall have delivered to the Sellers the documents set forth in Section 10.3, in each case, duly executed or otherwise in proper form.
10.5    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, or Buyer’s waiver, at or prior to the Closing, of each of the conditions set forth in this Section 10.5.
(a)    HSR Act Filings. The filings of the Sellers or the Company Entities required under the HSR Act, if any, shall have been made and the applicable waiting period under the HSR Act and any extensions thereof shall have expired or been terminated.
(b)    Representations and Warranties of Company.
(i)    The representations and warranties of the Company contained in Article 3 (other than the Fundamental Representations of the Company in such Section), after the application of any Permitted Updates, shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date), other than where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(ii)    The Fundamental Representations of the Company (other than the representations and warranties contained in Sections 3.3(a) and Section 3.3(b)) shall be true and correct in all respects as of the Closing Date.
(iii)    The representations and warranties of the Company contained in Sections 3.3(a) and Section 3.3(b) shall be true and correct in all but de minimis respects as of the date hereof and on and as of the Closing Date.
(c)    Representations and Warranties of each Seller.
(i)    The representations and warranties of each Seller contained in Article 4 (other than the Fundamental Representations of such Seller in such Section) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date), other than where the failure of such representations and warranties of such Seller to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(ii)    The Fundamental Representations of each Seller shall be true and correct in all respects on and as of the Closing Date.
(d)    Representations and Warranties of Blocker.
(i)    The representations and warranties of Blocker contained in Article 5 (other than the Fundamental Representations of Blocker in such Section) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date), other than where the failure of such representations and warranties of Blocker to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(ii)    The Fundamental Representations of Blocker shall be true and correct in all respects on and as of the Closing Date.
(e)    Covenants of the Company, each Seller, and Blocker. The covenants required by this Agreement to be performed or complied with by the Company, each Seller and Blocker prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing Date.
(f)    No Legal Prohibition. No Governmental Entity shall have (i) enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof or (ii) initiated any Action (or threatened the same in writing) seeking to effect the foregoing described in clause (i).
(g)    Closing Deliverables. At or prior to the Closing, the Sellers shall have delivered to Buyer the documents set forth in Section 10.2, in each case, duly executed or otherwise in proper form.
11.    TERMINATION
11.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Buyer and the Seller Representative;
(b)    by Buyer or the Company, by written notice to the other Parties, if the Closing has not occurred on or before the sixtieth (60th) day following the date hereof (“Outside Date”); provided, however that (i) a Party shall not be entitled to terminate under this Section 11.1(b) if the failure of the Closing to occur by the Outside Date is the result of a failure by such Party to perform or comply with any of its covenants or agreements hereunder, and (ii) in the event the initial waiting period under the HSR Act is extended by a Governmental Entity, the Outside Date shall automatically be deemed to extend to and include the one hundred and twentieth (120th) day following the date hereof.
(c)    by Buyer by written notice to the Company, if the Company, Blocker or the Sellers have breached any representation, warranty, covenant or agreement in this Agreement such that any of the conditions set forth in Section 10.5(b), Section 10.5(c), Section 10.5(d), and Section 10.5(e) would not be satisfied, which breach has not been cured prior to the earlier of thirty (30) days following written notice thereof and the Outside Date, unless such failure to be satisfied shall be due to the failure of Buyer to perform or comply with any of the covenants or agreements hereof to be performed, complied with or satisfied by Buyer at or prior to the Closing;
(d)    by the Company by written notice to Buyer, if Buyer has breached any representation, warranty, covenant or agreement in this Agreement such that any of the conditions set forth in Section 10.4(b) and Section 10.4(c) would not be satisfied, which breach has not been cured prior to the earlier of thirty (30) days following written notice thereof and the Outside Date, unless such failure to be satisfied shall be due to the failure of the Company, Blocker, or a Seller to perform or comply with any of the covenants or agreements hereof to be performed, complied with or satisfied by such Party at or prior to the Closing; or
(e)    by Buyer or the Company, by written notice to the other Parties, if any Law (other than an Order) or any final, non-appealable Order shall have been effected by a Governmental Entity that makes illegal, restrains or prohibits the consummation of the transactions contemplated by this Agreement or rescinds the completion thereof; provided, however, that a Party shall not be entitled to terminate under this Section 11.1(e) if such Law or Order being in effect is the result of a failure by such Party to perform or comply with any of its covenants or agreements hereunder.
11.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except (a) as set forth in this Article 11 and in Section 8.4(a)(ii) and Article 13; and (b) that nothing herein shall relieve any Party from liability for any willful or intentional breach of any provision hereof occurring prior to such termination.
12.    Seller Representative
12.1    Appointment of the Seller Representative.
(a)    Each Company Securityholder irrevocably appoints and authorizes Hammond, Kennedy, Whitney & Company, Inc., a New York corporation, as the “Seller Representative” and in such capacity as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement and any Related Agreements that require any form of any Company Securityholder approval or consent, together with all such powers as are reasonably incidental thereto. The Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Buyer shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Company Securityholders with respect to all matters relating to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Securityholder by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Company Securityholder by the Seller Representative, as fully binding upon such Company Securityholder.

Hammond, Kennedy, Whitney & Company, Inc. hereby accepts its appointment as the Seller Representative.
(b)    Without limiting the generality of the foregoing Section 12.1(a), the Seller Representative, acting alone without the consent of any other Company Securityholder, is hereby authorized to (i) take any and all actions under Article 2, (ii) except for claims for indemnification pursuant to which only an individual Company Securityholder is the Indemnifying Party (including in respect of claims for breaches of representations and warranties of such Company Securityholder), supervise, defend, coordinate and negotiate claims for indemnification under Article 9 (including settlements thereof), (iii) effect payments to the Company Securityholders hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof, and/or (vii) execute and deliver documents, releases and/or receipts hereunder.
(c)    The Company Securityholders recognize and intend that the power of attorney and the powers, immunities and rights to indemnification granted to the Seller Representative (i) are coupled with an interest and are irrevocable, (ii) may be delegated by the Seller Representative, (iii) shall survive the death, dissolution, incapacity, bankruptcy or liquidation, as applicable, of each of the Company Securityholders and (iv) shall survive the delivery of an assignment by any Company Securityholders of the whole or any fraction of his, her or its interest in the Adjustment Escrow Amount.
(d)    The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Company Securityholder for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
(e)    None of the Seller Representative and the Seller Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees, shareholders and other Representatives of each of the foregoing (collectively, the “Seller Representative Group”) shall be liable for (i) any action or omission consented to or requested by a majority in interest of the other Company Securityholders (based on respective Allocated Percentages of such amounts, as determined by the Seller Representative), or (ii) any action or omission otherwise taken by it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Seller Representative (and then, only to the extent determined by a final judgment of a court of competent jurisdiction). The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Company Securityholder or any other Person, nor shall the Seller Representative have any liability in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Related Agreements, (B) the performance or observance of any of the covenants or agreements of the Company Securityholders under this Agreement or any of the other Related Agreements, or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Related Agreements or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.
(f)    Each Company Securityholder shall, on a several and not joint basis in accordance with his or its Allocated Percentage of such amounts, as determined by the Seller Representative, pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs and expenses of the Seller Representative (including, without limitation, fees and expenses of counsel to the Seller Representative) in connection with (i) the enforcement of this Agreement and any of the Related Agreements and/or the protection or preservation of the rights of each Company Securityholder and/or the Seller Representative against Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Related Agreements (whether or not any such amendment, modification or waiver is signed or becomes effective). Such amounts shall first be paid out of the Representative Expense Fund Amount, which will be delivered by Buyer to the Seller Representative at the Closing as a deduction from the Purchase Price that the Seller Representative shall maintain in a separate account for application under Section 2.4, Section 2.5 and this Section 12.1. The Company Securityholders will not receive any interest on the Representative Expense Fund Amount and assign to the Seller Representative any such interest. The Company Securityholders acknowledge that the Seller Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby. For income Tax purposes, the Representative Expense Fund Amount shall be treated as received and voluntarily set aside by the Company Securityholders at the Closing.
(g)    Each Company Securityholder shall, on a several and not joint basis in accordance with its Allocated Percentage of such amounts, as determined by the Seller Representative, indemnify, defend and hold harmless the Seller Representative Group against any claim that such indemnitees may suffer or incur in connection with its capacity as the Seller Representative, or any action taken or omitted by such indemnitees hereunder or under the Related Agreements (except such resulting from such indemnitees’ willful misconduct).
(h)    Each Company Securityholder acknowledges that it has, independently and without reliance upon the Seller Representative or any other Company Securityholder, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement. Each Company Securityholder also acknowledges that he, she or it will, independently and without reliance upon the Seller Representative or any other Company Securityholder, and based on such documents and information as he, she or it shall deem appropriate at the time, continue to make its or his own decisions in taking or not taking any action under this Agreement.
(i)    The Seller Representative may resign at any time by giving notice thereof to the Company Securityholders. Upon any such resignation, the Company Securityholders (by the vote of a majority of their Allocated Percentages) shall appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by the Company Securityholders, and shall have accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of the Company Securityholders appoint a successor Seller Representative, which may be a Company Securityholder. Upon the acceptance of its appointment as the Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as the Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Seller Representative.
(j)    The Seller Representative shall not be required by the Company Securityholders to institute or be permitted to defend any action involving any matters referred to herein or which affects it or its duties or liabilities hereunder, unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character satisfactory to the Seller

Representative, against any and all claims, liabilities and expenses, including reasonable attorneys’ fees in relation thereto.
(k)    This Section 12.1 sets forth all of the duties of the Company Securityholders Representative to the Company Securityholders with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Related Agreements against the Seller Representative. The obligations of the Seller Representative hereunder and under the Related Agreements are only those expressly set forth herein and therein.
(l)    The Seller Representative shall disburse any remaining Representative Expense Fund Amounts to the Company Securityholders in accordance with the Closing Consideration Allocation Certificate at such time that it determines in its sole discretion that it is no longer necessary to hold such funds.
(m)    Notwithstanding anything to the contrary in this Agreement, only the Seller Representative (on behalf of any Seller Indemnified Party), and not any Seller Indemnified Party individually, will have the right to assert a claim for indemnification pursuant to any Seller Indemnified Party’s rights hereunder (including Section 9.4).
13.    MISCELLANEOUS
13.1    Publicity. From and after the date of this Agreement, except to the extent required by applicable Law, the Parties shall not, directly or indirectly, issue any press release, statement, disclosure or public announcement of any kind concerning the subject matters of this Agreement without the prior written consent of the other Parties; provided, however, that Buyer may issue, directly or indirectly, any press release, or make similar public statements, disclosures or announcements relating to the subject matter of this Agreement, in each case, as it reasonably believes necessary or required by applicable Law or any securities exchange to which Buyer is subject or for financial reporting purposes. Notwithstanding the foregoing, nothing in this Section 13.1 shall limit or prohibit the Company Securityholders, Hammond, Kennedy, Whitney & Company, Inc., or their successors related private equity funds, from: (a) disclosing the consummation of the transaction contemplated hereby via email, on their websites and otherwise in the ordinary course of business, or (b) disclosing the material financial terms and conditions of this Agreement and the transactions contemplated by this Agreement to limited partners or investors, potential limited partners or investors, or in connection with fund raising, marketing, information or reporting activities.
13.2    Entire Agreement. This Agreement (including the Exhibits, Schedules and Disclosure Schedule hereto and other agreements reference herein (including the Related Agreements)) supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, between the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants relating to the subject matter of this Agreement between the Parties other than those set forth in this Agreement or in any certificates delivered by or on behalf of a Party pursuant to the express terms hereof.
13.3    Assignment. No Party shall assign, transfer or encumber this Agreement or its rights or obligations hereunder, whether in whole or in part, without the prior written consent of both Buyer and the Seller Representative, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided, however, that, without such consent, Buyer may assign or transfer, in whole or in part from time to time, its rights and obligations under this Agreement to one or more of its Affiliates, provided, that no such assignment or transfer will relieve Buyer of its obligations hereunder. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns. Any purported assignment or delegation of rights or obligations in violation of this Section 13.3 is void and of no force or effect.
13.4    Governing Law; Consent to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to Contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of Delaware over any Action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or related to any matter which is the subject of this Agreement and each Party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The Parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the Parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Law. Each of the Parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 13.4 and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any Action arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 13.9, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
13.5    Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
13.6    Amendment. Subject to applicable Law, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer, the Company, Blocker and the Seller Representative, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that the Seller Representative shall have the authority to sign any such waiver on behalf of any Seller. From and after

Closing, no amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by Buyer and the Seller Representative.
13.7    Severability. In the event that any one (1) or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the Parties hereto under this Agreement and, in the event that such court does not exercise such power, the Parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the Parties’ intentions to the greatest lawful extent under this Agreement.
13.8    Waiver. No waiver by a Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no course of dealing, no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement and no action taken pursuant to this Agreement shall, in each case, be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
13.9    Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by electronic transmission (with confirmation of receipt, email being sufficient) or sent by a nationally recognized private overnight courier service as follows:
(a)    If to Buyer (and, after the Closing, Blocker or the Company), to:
Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, Massachusetts 02703
Attention: Chief Legal Officer
Email: chieflegalofficer@sensata.com
(with a copy to, which shall not constitute notice)
Latham & Watkins LLP
200 Clarendon Street, 27th Floor
Boston, Massachusetts 02116
Attention: Johan (Hans) Brigham
Email: johan.brigham@lw.com

(b)    If to any Company Securityholder (and, prior to the Closing, Blocker or the Company), to:
Hammond, Kennedy, Whitney & Company, Inc.
8888 Keystone Crossing, Suite 600
Indianapolis, IN 46240
Attention: Luke A. Phenicie
Email: lap@hkwinc.com
(with a copy to, which shall not constitute notice)
Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, IN 46204
Attention: Ralph A. Caruso II
Email: rcaruso@taftlaw.com
or to such other Person or address as a Party shall have specified by notice in writing to the other Party. If personally delivered or sent by overnight courier, then such communication shall be deemed delivered on the date of actual receipt. If sent by electronic transmission, then such communication shall be deemed delivered the date of the transmission or, if the transmission is not made before 6:00 p.m. at the place of receipt on a Business Day, the first (1st) Business Day after transmission.
13.10    Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer whether or not the Closing is consummated, and (b) all fees, costs and expenses of the Company, the Seller Representative, Blocker and the Company Securityholders incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company, the Blocker or the applicable Company Securityholder whether or not the Closing is consummated (but subject to the inclusion of any such amounts in the Seller Transaction Expenses); provided, that, notwithstanding the foregoing, (w) Buyer shall be responsible for fifty percent (50%) of any fees of the Escrow Agent, (x) Buyer shall pay any and all premiums and other costs of securing the R&W Insurance Policy, (y) Buyer shall be responsible for any fee related to compliance with the applicable requirements of the HSR Act, and (z) any fees of the CPA Firm shall be borne by the Parties as provided in Section 2.4.
13.11    Disclosure Schedule. Any fact or item disclosed in any Section of the Disclosure Schedule shall be deemed disclosed in each other Section of the Disclosure Schedule and in each representation and warranty set forth in this Agreement to which such fact or item may apply so long as (a) such other Section or representation and warranty is referenced by applicable cross-reference; or (b) it is readily apparent, on its face, that such disclosure is applicable to such other Section or representation and warranty. The Disclosure Schedule and Exhibits to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as, a separate representation or warranty or covenant of any Person. The information contained in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in the Disclosure Schedule will be deemed to be an admission by any Party of any matter whatsoever (including any violation of any Law or breach of Contract). The disclosure of any matter in the Disclosure Schedule does not imply that such matter has a greater significance, or is more material in value, than any matter that is undisclosed. References in the Disclosure Schedule to any Contract, Company Benefit Plan, Order, instrument, document or legal proceeding are qualified in their entirety by reference to more detailed information in documents attached thereto.
13.12    Conflicts; Certain Communications.
(a)    Conflicts and Privilege. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company Entities and the Blocker), agrees that, notwithstanding any current or prior representation of the Company Securityholders and/or the Company Entities by Taft Stettinius & Hollister LLP (“Taft”), Taft shall be allowed to represent the Company Securityholders, the Seller Representative and each of their respective Affiliates in any matters and disputes adverse to Buyer, the Company Entities and/or their respective Affiliates that either are existing on the Closing Date or arise in the future and relate to this Agreement or the transactions contemplated hereby. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company Entities and Blocker), hereby (i) waives any claim that Buyer, the Company Entities, Blocker or any of their respective Affiliates have or may have that Taft has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, if a dispute arises after the Closing between Buyer, the Company Entities, Blocker or any of their respective Affiliates, on the one hand, and the Company Securityholders, the Seller Representative, or any of their respective Affiliates, on the other hand, then Taft may represent the Company Securityholders, the Seller Representative, and/or such Affiliate in such dispute even though the interests of the Company Securityholders, the Seller Representative, and/or such Affiliate may be directly adverse to Buyer, the Company Entities, Blocker and/or their respective Affiliates and even though Taft may have represented the Company Entities or Blocker in a matter substantially related to such dispute or may be handling ongoing matters for Buyer, the Company Entities, Blocker and/or their respective Affiliates. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company Entities and Blocker), agrees that, as to all communications between or among Taft and the Company Securityholders, the Company Entities and Blocker (prior to the Closing) and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs solely to the Company Securityholders, shall be controlled solely by the Company Securityholders and shall not pass to or be claimed by Buyer or the Company Entities or Blocker. Notwithstanding the foregoing, if a dispute arises between Buyer or the Company Entities or Blocker and a third party (other than the Company Securityholders, the Seller Representative or their respective Affiliates) after the Closing, then the Company Entities and Blocker, to the extent applicable, may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Taft; provided, however, that the Company Entities and Blocker may not waive such privilege without the prior written consent of the Seller Representative.
(b)    Certain Communications. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company Entities and Blocker), agrees that all communications involving any Company Securityholder, the Company Entities and Blocker (prior to the Closing) or any agent or representative of any of the foregoing with, and work product of, Taft, as such communications and work product relate to this Agreement and the transactions contemplated hereby, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (collectively, “Taft Protected Information”), are the sole and exclusive property of the Company Securityholders and, upon request of the Seller Representative, shall be returned to the Company Securityholders at Buyer’s expense. After the Closing, none of Buyer, the Company Entities, Blocker or any of their respective Affiliates shall disclose any Taft Protected Information to any Person or use any Taft Protected Information for any purpose, including in connection with any claims under Section 2.4 or Article 9. Buyer, Blocker and the Company shall not, and shall not permit any of their Affiliates to, (i) access or use any Taft Protected Information in any way, including by way of review of any electronic data, communications or other information, or by seeking to have Seller Representative waive the attorney-client or other privilege, or by otherwise asserting that Buyer, Blocker, the Company or any of its Subsidiaries has the right to waive the attorney-client or other privilege, or (ii) seek to obtain the Taft Protected Information from Taft. Without limiting the generality of the foregoing, the Parties recognize that it would be impracticable to try to purge all Taft Protected Information from Blocker’s, the Company’s and its Subsidiaries’ files and computer systems prior to the Closing, and therefore the Parties agree that: (x) no waiver is intended by leaving such documents where then located, and (y) Buyer and its Affiliates (including, after the Closing, Blocker, the Company and its Subsidiaries) will not be permitted to review or access (and shall not review or access) any Taft Protected Information. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, Blocker, the Company, its Subsidiaries, Seller Representative and/or any Seller, or any of their respective Representatives takes any action to protect from access or remove from the premises of Blocker, the Company or any of its Subsidiaries (or any offsite back-up or other facilities) any Taft Protected Information, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Taft Protected Information (any such action, a “Permitted Removal”).
13.13    Non-Recourse. This Agreement may be enforced only against the named Parties. Subject to the foregoing proviso, following the Closing, neither any past, present or future Affiliate nor any past, present or future director, officer, employee, incorporator, member, general or limited partner, shareholder, agent, trustee, beneficiary, attorney or representative of either Buyer or any Seller or any of their respective Affiliates (including any Person negotiating or executing this Agreement on behalf of a Party hereto) shall have any liability or obligation (in such capacity) with respect to this Agreement or any Related Agreement or with respect any claim or cause of action that may arise out of or relate to this Agreement or any Related Agreement or the negotiation, execution or performance of this Agreement or any Related Agreement. Notwithstanding the foregoing, nothing in this Section 13.13 shall be deemed to limit any recoveries by any Party in respect of the Fraud of another Party to this Agreement.
13.14    Interpretive Provisions. For purposes of this Agreement, (a) the terms “including” and “include” shall be deemed to be followed by the terms “without limitation;” (b) the word “or” is not exclusive; (c) the terms “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole; and (d) references to “$” refer to United States Dollars. Except as otherwise expressly set forth in this Agreement, all references in Article 3 to any Law (including any Environmental Law or the Code) shall be deemed to refer to such Law as in effect as of the date of this Agreement. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa. Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to or accompanying, this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the Schedules and Exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Whenever this Agreement states that any document or information has been “made available,” or “provided” (or words of similar import), unless otherwise expressly provided herein, that means the document or information was available in the Virtual Data Room at least two (2) Business Days prior to the date of this Agreement or otherwise delivered to Buyer or any of its Affiliates at least two (2) Business Days prior to the date of this Agreement.
13.15    Definitions. For purposes of this Agreement, the term:
“Acquired Companies” means the Company Entities and Blocker.
“Action” means any charge, dispute, action, claim (including any cross-claim or counter-claim), complaint, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate or other legal proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Adjusted Net Working Capital” shall mean an amount equal to the difference of Current Assets minus Current Liabilities.
“Adjusted Net Working Capital Target” shall mean an amount equal to $9,822,000.
“Adjustment Time” shall mean 12:01 a.m. Pacific time on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, the Company Entities shall be deemed (a) Affiliates of the Company Securityholders and Blocker solely with respect to periods prior to the Closing, and (b) Affiliates of Buyer solely with respect to periods after the Closing.
“Aggregate Exercise Price” means the aggregate amount necessary to exercise in full all Company Options with respect to Company Option Units.
“Allocated Percentage” shall mean, as to any Company Securityholder and as of any amount and any date of determination, the percentage for such Company Securityholder as of such date determined by the Seller Representative in accordance with the Allocation Methodology, which collectively shall sum 100%. For the avoidance of doubt, if the Allocated Percentage applies only to one Company Securityholder or a subset of Company Securityholders (e.g., the Blocker Sellers), the Allocated Percentage shall still equal 100%.

“Allocation Methodology” shall mean that certain allocation methodology described on Exhibit D.
“Binder Agreement” means a binder for the R&W Insurance Policy.
“Blocker Organizational Documents” shall mean the Organizational Documents of Blocker, including the Certificate of Incorporation and Bylaws of Blocker.
“Blocker Sellers” means each of the Persons identified on Schedule C.
“Business” means the business of development, manufacturing, marketing and selling of telematics hardware devices, sensing applications and cloud solutions for light duty vehicle, heavy duty vehicle, and cargo and container markets, and the conduct of other activities incidental to the foregoing, as conducted by the Company Entities as of the date hereof.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of Delaware or the State of Massachusetts are authorized or required by Law to be closed.
“Buyer Fundamental Representations” means the representations and warranties of the Buyer set forth in Section 6.1 (Due Organization and Power), Section 6.2 (Authority), Section 6.3(c)(i) (No Violation), Section 6.7 (Independent Investigation) and Section 6.10 (Brokers and Finders).
“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law, as may be amended (including IRS Notice 2020-65, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 and the Consolidated Appropriations Act, 2021).
“Cash” means, with respect to any Person, the aggregate unrestricted cash balance of such Person, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments (with a maturity of less than three (3) months) and all other cash equivalents in its accounts, and third-party checks deposited or held in its accounts that have not yet cleared (in each case to the extent not included in Current Assets), less any outstanding checks on draft of the Company Entities that are issued or outstanding (in each case to the extent not included in Current Liabilities), and less any withholding Taxes that would be imposed on the distribution to the Company of any cash held by any Company Entity that is a non-U.S. entity or otherwise held in a non-U.S. account, in each case, determined in accordance with GAAP.
“Closing Cash” shall mean the aggregate amount of Cash held by the Company Entities and Blocker, as of the Adjustment Time. For the avoidance of doubt, Closing Cash shall be reduced for any payments made between the Adjustment Time and Closing, which are not captured as a deduction to Purchase Price through either a liability in Closing Working Capital, or inclusion in Closing Indebtedness or Company Transaction Expenses. For purposes of calculating Closing Cash, any Closing Cash not denominated in US dollars shall be deemed converted into US dollars at the first exchange rate of the day published by PNC Bank, National Association two (2) Business Days prior to the Closing Date.
“Closing Consideration Amount” means an amount, in cash, equal to the sum of (a) the Base Purchase Price, (b) plus the Closing Cash of the Company Entities, (c) plus the Closing Cash of Blocker, (d) plus the amount, if any, by which the Adjusted Net Working Capital exceeds the Adjusted Net Working Capital Target or minus the amount, if any, by which the Adjusted Net Working Capital is less than the Adjusted Net Working Capital Target, (e) minus the Indebtedness of the Acquired Companies (excluding the PPP Loan Amount if outstanding as of the Closing Date), (f) minus the Seller Transaction Expenses, (g) minus the Adjustment Escrow Amount, (h) minus the Indemnity Escrow Amount, (i) minus the PPP Loan Escrow Amount (in the event the PPP Loan remains outstanding as of the Closing Date), (j) minus the Retention Bonus Escrow Amount, and (k) minus the Representative Expense Fund Amount.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Data” means all data collected, generated, or received in connection with the services rendered by the Company Entities and the marketing, delivery, or use of any Company product, including Confidential Data, Tracking Data and all credentials collected, held, or otherwise managed by or on behalf of the Company Entities.
“Company Employee” means, as of any date, any person who on such date is (or within six (6) months prior to such date was) an employee of any of the Company Entities, including those employees on vacation, leave of absence or disability leave.
“Company Entity” shall mean any of the Company or any of its Subsidiaries.
“Company Entity Organizational Documents” shall mean, collectively: (a) the Company Organizational Documents, and (b) the Organizational Documents of each Company Subsidiary.
“Company Intellectual Property” means any and all Intellectual Property that is owned or used, by any of the Company Entities and necessary for the current conduct of the Business.
“Company Option Holder” means any Persons who held outstanding Company Options as of immediately prior to Closing with respect to such Company Options.
“Company Option Plan” means the XIRGO Technologies Holdings, LLC 2016 Incentive Option Plan.
“Company Option Units” means, with respect to each Company Option, the aggregate number of Class A Units for which such Company Option is exercisable as of immediately prior to the Closing.
“Company Options” means options to purchase Class A Units of the Company.
“Company Organizational Documents” shall mean the Organizational Documents of the Company, including the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of the Company dated as of December 1, 2016 (as amended).
“Company Securityholders” means, collectively, the Sellers and the Company Option Holders.
“Company Technology” means all Technology owned or used by any of the Company Entities and necessary for the conduct of the Business.
“Competitor” means any Person that now or hereafter engages in or attempts to engage in the Business in the manner that the Company Entities engage in the Business as of the date hereof.

“Confidential Data” means information, including Personal Information, in whatever form that the Company Entities are obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by the Company Entities that is not intentionally shared with the general public or that is classified by the Company Entities with a designation that precludes sharing with the general public.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of December 4, 2019, between Sensata Technologies, Inc., and Xirgo Technologies Intermediate Holdings, LLC.
“Contract” means any (written or oral) legally binding indenture, mortgage, deed of trust, lease, license, contract, agreement or other legally binding arrangement.
“Current Assets” means the current assets of the Company Entities included in the asset categories set forth on Exhibit A, in each case, calculated in a manner consistent in all respects with Exhibit A. Current Assets shall in no event include (i) income Tax assets, (ii) Cash or (iii) any receivable balances arising from intercompany activity between or among the Acquired Companies.
“Current Employees” means all employees of the Company Entities as of the Closing, including those on vacation, leave of absence or disability.
“Current Liabilities” means, without duplication, the current liabilities of the Acquired Companies included in the liability categories set forth on Exhibit A, in each case, calculated in a manner consistent in all respects with Exhibit A, provided, however, that Current Liabilities shall exclude (i) income Tax liabilities, (ii) any Indebtedness of the Acquired Companies, and (iii) any payable balances arising from intercompany activity between or among the Acquired Companies.
“Designated Pre-Closing Matters” means (i) the defense of the IP Litigation and any judgment, penalties, fees, royalties or other amounts awarded against a Company Entity, or settlements or other amounts agreed to be paid by a Company Entity, to the plaintiff(s) in the IP Litigation, (ii) the failure of any Company Entity, prior to the Closing, to charge, collect or remit sales and use taxes on sales to (A) Progressive Casualty Insurance Company and its Affiliates that were shipped to a location in the State of Pennsylvania, and (B) Amazon.com, Inc. and its Affiliates that were shipped to the States of California, Georgia, Illinois, Missouri, Ohio, Wisconsin and Virginia, (iii) the failure of any Company Entity, prior to the Closing, to file income Tax Returns in, or pay income Tax to, the States of Georgia, Illinois, Indiana, Massachusetts, Michigan, Missouri, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Virginia and Wisconsin, (iv) any Taxes assessed against a Company Entity by reason of a failure of the Company Option Plan or any award thereunder (or payment in respect thereof) to comply with Section 409A of the Code (or similar state Law that could result in the imposition of penalties on employers) at any time on or prior to the Closing, including any Taxes for failure to report or withhold, (v) any Taxes or other liabilities assessed against a Company Entity by reason of or otherwise related to not treating a holder of Class B Units as a partner for Tax or other benefits or compensation purposes at, prior to, or in connection with the Closing (including with respect to participation in and treatment under any Company Benefit Plan), and (vi) any Losses arising out of the ownership by the Company or its Subsidiaries of real property in Lithuania (except to the extent such real property is transferred by the Company or its Subsidiaries to a non-affiliated Person prior to the Closing).
“Environmental Law” means any and all federal, state or local laws, statutes, ordinances, rules, orders, permits, standards or requirements (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder), together with all related amendments and implementing regulations, and all common law, relating to or imposing liability or standards of conduct (including disclosure or notification) concerning the protection of human health or the environment, industrial hygiene or unsafe conditions including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of, or exposure to, Hazardous Substances, those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to real properties, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about real properties. Environmental Laws also shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, and all regulations adopted in respect to the foregoing laws, and equivalent state statutes and regulations adopted in respect thereto, all as previously and in the future to be amended.
“Environmental Notice” means any written directive, notice of violation or infraction, or written notice relating to actual or alleged noncompliance with, or actual or alleged liability arising under any Environmental Law.
“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (b) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition and (c) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any trade or business with which such Person is treated as a single employer under Section 414 of the Code.
“Environmental Claim” means any Action by any Person alleging liability arising out of, based on or resulting from: (i) the presence, release of, or exposure to, any Hazardous Substances, or (ii) any actual or alleged non-compliance with any Environmental Law.
“Escrow Agent” means PNC Bank, National Association and any successor escrow agent appointed pursuant to the Escrow Agreement.
“Export Control Laws” means (i) all applicable trade, export control, import, and antiboycott laws imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018 (Pub. L. 115-232), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter

1, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (ii) all applicable trade, export control, import, and antiboycott laws imposed, administered or enforced by any other country, except to the extent inconsistent with the laws of the United States.
“Fraud” means, with respect to any Person, actual and intentional common law fraud committed by such Person prior to or at the Closing in connection with this Agreement or the transactions contemplated hereby with the intention that one or more of the other Parties hereto rely thereon to its detriment.
“Fundamental Representations” means the representations and warranties of:
(a)    the Company set forth in Section 3.1 (Organization, Power and Authority), Section 3.2(iii)(A) (No Violation), Section 3.3(a), (b), (c), (d) and (e) (with respect to the first sentence only) (Capitalization), Section 3.20 (Brokers and Finders), and Section 3.22 (Related Party Agreements),
(b)    each Seller set forth in Section 4.1 (Right to Sell Acquired Securities, Binding Effect; Organization and Power), Section 4.2 (Title to Interests; Liens, etc.), Section 4.3(c)(i) (No Violation), and Section 4.6 (Brokers and Finders),
(c)    each Company Option Holder set forth in Section 6(a) (Right to Sell Acquired Securities; Binding Effect; Organization and Power), Section 6(b) (Title to Option, etc.), and Section 6(e) (Brokers and Finders) of such Company Option Holder’s Option Cancellation and Joinder Agreement, and
(d)    Blocker set forth in Section 5.1 (Organization and Power) Section 5.2 (Authority), Section 5.3(c)(i) (No Violation), Section 5.4 (No Operations; Title; Capitalization); Section 5.8 (Brokers and Finders); and Section 5.10 (Taxes).
“GAAP” means generally accepted accounting principles in the United States in effect at the time in question.
“Governmental Entity” means any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body exercising judicial, quasi-judicial, legislative, executive or other government powers, whether federal, state, local, foreign or otherwise (including national antitrust authorities that have jurisdiction to review the transactions contemplated by this Agreement).
“Hazardous Substance” means any material, substance, product, pollutant or waste that is listed, regulated, classified or otherwise defined by any Governmental Entity as a “contaminant,” “pollutant,” “hazardous waste,” “toxic material,” “toxic substance,” “toxic waste,” “radioactive material,” “radioactive waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste” or “restricted hazardous waste” (or words of similar intent or meaning or regulatory effect), including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, corrosive, reactive, flammable or explosive substances, or pesticides.
“Indebtedness” means, without duplication and with respect to any Company Entity or Blocker, all (a) obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all Seller notes and “earn-out” payments, whether or not matured and trade payables more than ninety (90) days past due, (c) all obligations evidenced by notes, bonds, debentures, mortgage or other instruments, (d) indebtedness secured by a Lien on assets or properties of such Person, (e) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, (f) all reimbursement obligations under letters of credit (only to the extent drawn) or other facilities pursuant to which a Person assures a creditor against loss, (g) liabilities under leases that are required to be recorded as capital or finance leases in accordance with GAAP, (h) (calculated as if paid on the Closing Date) compensation and benefits owed to Service Providers, consisting of (i) outstanding and unpaid severance obligations owed to former employees in connection with the termination of such former employees by the Company Entities prior to the Closing, (ii) any annual cash performance bonuses in respect of any performance period commencing prior to the Closing Date, whether or not accrued, (iii) any accrued but unused vacation and other paid time off accruals, and (iv) any unpaid 401(k) plan accruals, (i) any costs incurred (or reasonably expected to be incurred based on notification from FedEx) but not yet paid in relation to the extended warranty program offered to FedEx in 2016, (j) payroll, social security, unemployment and similar Taxes payable by any Company Entity or the Blocker in respect of any payments or benefits described in subsections (h), without regard for any ability to defer Taxes under the CARES Act (including without limitation any such Taxes previously deferred under the CARES Act), (k) unpaid income Taxes relating to Pre-Closing Tax Periods (whether or not due and payable at the Closing), (l) payroll, social security or similar Taxes payable by any Company Entity that were deferred pursuant to the CARES Act, (m) all guarantees, including guarantees of any items set forth in this definition of Indebtedness, (n) dividends or distributions which have been declared but not yet paid, (o) any funds received under any program related to the COVID-19 virus, including the Paycheck Protection Program or the Main Street Loan Program under the CARES Act, (p) any unpaid management, monitoring, advisory or similar fees owed to Affiliates of any of the Company Entity or Blocker, and (q) all outstanding prepayment premiums, breakage costs, accrued interest, penalties, indemnities, fees and expenses related to any of the items set forth in clauses (a) through (p). For the avoidance of doubt, the term “Indebtedness” shall exclude, and be without duplication to, items specifically accounted on a dollar-for-dollar basis for in the calculation of Adjusted Net Working Capital.
“Indemnification Pro Rata Percentage” means, as of any amount and any date of determination,
a.with respect to the indemnification obligations of the Company Securityholders under Section 9.1, or as otherwise specified in the Agreement, with respect to each Company Securityholder, the percentage of the Final Purchase Price allocated to such Company Securityholder in relation to the aggregate amount of the Final Purchase Price allocated to all Company Securityholders who are either Sellers or who have executed a delivered an Option Cancellation and Joinder Agreement prior to the date on which such Indemnification Pro Rata Percentage is determined, which shall collectively sum to one hundred percent (100%),
b.with respect to the indemnification obligations of the Blocker Sellers under Section 9.3, the percentage of the Final Purchase Price allocated to a Blocker Seller in relation to the aggregate amount of the Final Purchase Price allocated to all Blocker Sellers pursuant to the terms of this Agreement, which shall collectively sum to one hundred percent (100%), and
c.with respect to the indemnification obligations of an individual Seller under Section 9.2, one hundred percent (100%).

“Information Privacy Laws” means any Laws pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws, implementing Laws, ordinances, regulations, rules, codes, Orders, constitutions, treaties, judgments, ruling, and decrees, in each case, of any Governmental Entity, including, as applicable, the General Data Protection Regulation (2016/679), the e-Privacy Directive (2002/58/EC) and the e-Privacy Regulation (2017/003) and any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument of any EEA member country where the Company or any of its Subsidiaries has a presence that implements any one of them (in each case as amended, consolidated, re-enacted or replaced from time to time), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, the CAN-SPAM Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), and Lithuania’s Law on Legal Protection of Personal Data.
“Institutional Investors” means, collectively, CapitalSouth Partners Fund II Limited Partnership, CapitalSouth Partners SBIC Fund III, L.P., Capitala Private Credit Fund V, L.P. and RGA Reinsurance Company, and each is an “Institutional Investor”.
“IP Litigation” means the litigation described on Section 3.7(a) of the Disclosure Schedule, to the extent pending on the date of this Agreement.
“Intellectual Property” means all United States, foreign, multi-national and other intellectual property, intellectual property rights, and proprietary rights of any kind, including all: (i) Patents, (ii) Trademarks, (iii) copyrights, mask works, works of authorship and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing and moral rights, (iv) Trade Secrets, (v) Software and Source Code, (vi) internet domain names, uniform resource locators, social media accounts and handles, IP addresses and websites and the images, videos and data contained therein, (vii) copies and tangible embodiments of the foregoing (in whatever form or medium), (viii) rights in and to Technology, (ix) Software, and (x) rights to past, present or future claims or causes of action arising out of or related to any infringement, dilution, misappropriation, improper disclosure or other violation of any of the foregoing, and all proceeds arising in connection therewith.
“Inventory” means the inventories of raw materials, work in process and finished goods of the Company Entities.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all computer systems, Software, servers, network equipment and other computer hardware owned, leased or licensed by the Company Entities.
“K-1 Option Holder Self-Employment Taxes” means an amount equal to what would be (if such individual was an employee of a Company Entity) the employer portion of all payroll, social security, unemployment and similar Taxes payable with respect to any amounts payable pursuant to this Agreement or the Allocation Methodology in respect of any Company Options held by a Company Option Holder whose compensation in respect of such Company Options is reported as “guaranteed payments for services” on IRS Schedule K-1 (Form 1065). For the avoidance of doubt, any such payments shall also be reported as “guaranteed payments for services” on IRS Schedule K-1 (Form 1065) and may result in additional K-1 Option Holder Self-Employment Taxes.

“Knowledge” whether capitalized or not capitalized, (a) of the Company, with respect to any fact or matter in question, shall mean the actual knowledge of Shawn Aleman, Joel Young, Mike Lavery, Mark Grout, Ken Boschwitz, Enrico Carlini or Giedrius Žibikas and shall include the knowledge that such person has or would have after due inquiry of their direct reports; (b) of Blocker, with respect to any fact or matter in question, shall mean the actual knowledge of Shawn Aleman or Mark Grout and shall include the knowledge that such person has or would have after due inquiry of their direct reports; and (c) of any Seller, with respect to any fact or matter in question, shall mean all facts that are actually known by such party after due inquiry; provided, that the knowledge of a particular Seller, in its, his or her capacity as such, shall not be imputed to another Seller, in its, his or her capacity as such.
“Law” means any federal, state, local, foreign or other law, including common law, statute, ordinance, rule, regulation, Order and other pronouncements having the effect of law of any Governmental Entity.
“Lien” means any mortgage, deed of trust, lien, pledge, security interest, charge, claim, hypothecation, option, right of first refusal, right-of-way, easement, encroachment, servitude, condition, equitable interest, proxy, voting trust or agreement, or encumbrance of any kind, including, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
“Loss” means (a) all debts, liabilities and obligations owed to any other Person; (b) all damages, causes of action, losses, judgments, awards, Taxes, penalties and settlements; and (c) all reasonable costs and expenses (including interest; court costs; and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any demands, claims, suits, actions, causes of action, proceedings and assessments.
“Material Adverse Effect” means any fact, event, condition, change, occurrence or effect (either individually or in the aggregate with other facts, events, conditions, changes, occurrences or effects), which has had or would reasonably be expected to have a material adverse effect (a) upon the Business of the Company Entities or (b) the ability of the Company, the Blocker or the Sellers to consummate the transactions contemplated hereby; provided, however, that none of the following facts, events, conditions, changes, occurrences or effects (or results thereof) shall be taken into account, either alone or in combination with other facts, events, conditions, changes, occurrences or effects, in determining whether a Material Adverse Effect has occurred: (i) conditions generally affecting any nation’s economy or credit, securities, currency, financial, banking or capital markets (including any general disruption thereof and any decline in the price or value of any security, currency or any market index), (ii) any national or international political or social events or conditions, including the engagement by any nation or political, religious or ideological group in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon any nation or any territories, possessions, or diplomatic or consular offices thereof or upon any military installation, equipment or personnel of any nation, and including any escalation thereof, (iii) changes resulting from any natural or man-made disaster or acts of God, (iv) epidemics or pandemics, including the COVID-19 pandemic, (v) changes resulting solely from any failure by any Company Entity to meet any internal or published financial projections, forecasts, revenue or earnings predictions, performance measures or operating statistics (but without limiting any underlying causes of such failure to meet such projections, forecasts, revenue or earnings predictions, performance measures or operating statistics from being considered in determining whether a Material Adverse Effect has occurred), (vi) changes in GAAP or other applicable financial or accounting rules, guidance or standards after the date hereof, (vii)  changes in any statutes, Laws, treaties, rules, regulations, Orders or other binding directives enacted or issued by any Governmental Entity, (viii) any change that is generally applicable to the industries or markets in which the Company Entities or its Competitors, customers or suppliers operate; and provided, further, that any fact, event, condition, change, occurrence or effect referred to in clauses (i) through (viii) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such fact, event, condition, change, occurrence or effect has a material and disproportionate adverse effect on the Company Entities compared to other similarly situated participants in the industries or markets in which the Company Entities operate.
“Order” means any order, writ, injunction, judgment, plan or decree of any Governmental Entity.
“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, together with all amendments thereto and restatements thereof (including equityholders’ or investors’ rights agreement). For example, the “Organizational Documents” of a corporation include its certificate of incorporation and by-laws, the “Organizational Documents” of a limited partnership include its certificate of limited partnership and limited partnership agreement and the “Organizational Documents” of a limited liability company include its certificate of formation and its operating agreement.
“Owlcam Earn-Out” means the payment obligations set forth in Section 2 of that certain Article 9 Purchase Agreement, dated as of February 7, 2020, by and among Xirgo Technologies, LLC, Venture Lending & Leasing VIII, Inc. and Venture Lending & Leasing IX, Inc.
“Owned Intellectual Property” means any Company Intellectual Property that is owned or purported to be owned by any of the Company Entities.
“Owned Technology” means any Company Technology that is owned or purported to be owned by any of the Company Entities.
“Party” or “Parties” means any one or more of Buyer, the Company, the Blocker, any Seller, or any Company Option Holder who has executed and delivered an Option Cancellation and Joinder Agreement, as the case may be.
“Patent” means (a) patents and patent applications (including any provisional applications), and all continuations, continuations-in-part, divisionals, patents issued therefrom, re-examinations, reissues, revisions, and extensions thereof, and (b) utility models, industrial designs and other statutory invention registrations, and applications for any of the foregoing.
“Paying Agent” means PNC Bank, National Association.
“Permits” means all waivers, clearances, licenses, permits, certifications, declarations, registrations, orders, accreditations, authorizations, certificates of occupancy or regulatory plans, compliance standards and approvals issued by any Governmental Entity.
“Permitted Equity Liens” means Liens arising pursuant to (a) the Organizational Documents of the Acquired Companies or (b) applicable securities Laws, in each case of clauses (a) and (b), other than as a result of any violation, breach or noncompliance or default in respect thereof.
“Permitted Liens” means (i) statutory Liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP and reflected on the Financial Statements; (ii) Liens as reflected in title, as would be reflected in a title commitment, or search of other public records or disclosed by an accurate survey relating to Real Property owned or leased by the Acquired Companies that do not or would not reasonably be expected to materially impair the use or occupancy of such assets in the operation of the business of the Company Entities and its Subsidiaries; (iii) Liens securing Indebtedness of any Acquired Company that will be released at the Closing in connection with the transactions contemplated by this Agreement without liability after the Closing to the Acquired Companies or Buyer or any of its Affiliates; (iv) Liens arising from or created by municipal and zoning ordinances that do not adversely impact in any material respect the value or current use, occupancy or operation of the Real Property by the Acquired Companies and are not violated by the current use, occupancy or activity conducted thereon by the Acquired Companies, as applicable; (v) Liens arising out of work performed, services provided or materials delivered that arise in the ordinary course of business for amounts which are not delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies for which adequate reserves are being maintained and reflected on the Financial Statements to the extent required by GAAP; (vi) title of each landlord under each Real Property lease set forth on Section 3.10(c) of the Disclosure Schedule, and Liens affecting such title; (vii) leasehold and occupancy rights and restrictions of tenants under the terms of any Real Property lease set forth on Section 3.10(c) of the Disclosure Schedule; and (viii) Liens created or incurred by Buyer.
“Person” means an individual and a corporation, partnership, limited liability company, association, trust and other entity or organization, including a Governmental Entity.
“Personal Information” means any data or information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to such Person’s physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information”, “personal data”, “protected health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual.
“PPP Lender” means PNC Bank, National Association.
“PPP Loan” means the loan in the amount of $1,481,100 made by the PPP Lender to XIRGO Technologies, LLC under the Paycheck Protection Program administered by the US Small Business Administration and authorized under the CARES Act, as evidenced by that certain promissory note dated April 15, 2020 executed by XIRGO Technologies, LLC in favor of the PPP Lender.
“PPP Loan Amount” means the aggregate amount of Indebtedness with respect to the PPP Loan.
“PPP Loan Escrow Agent” means PNC Bank, National Association.

“PPP Loan Escrow Amount” means the amount required by the PPP Loan Escrow Agent to be placed into escrow pursuant to the PPP Loan Escrow Agreement for purposes of satisfying the obligations existing under the PPP Loan, plus (without duplication) any interest and fees expected to be accrued in the event that the PPP Loan remains outstanding for a period of twelve (12) months following the Closing Date.

“PPP Loan Escrow Agreement” means an Escrow Agreement, dated as of the Closing between XIRGO Technologies, LLC and the PPP Loan Escrow Agent, pursuant to which the PPP Loan Escrow Agent is to hold and disburse the PPP Loan Escrow Amount.
“Pre-Closing Blocker Taxes” means, without duplication, all Taxes of or imposed on Blocker for the Pre-Closing Tax Period; provided that Pre-Closing Blocker Taxes shall not include any (i) Taxes to the extent taken into account in calculating the Final Indebtedness Amount, the Final Seller Transaction Expense Amount or the Final Adjusted Net Working Capital Amount, (ii) Taxes arising from a transaction on the Closing Date after the Closing involving Blocker or any one or more of the Company Entities outside the ordinary course of business and not contemplated by this Agreement or any Related Agreement which transaction is effected by Buyer or at the direction of Buyer, or (iii) Taxes arising from or related to an election under Section 338(g) of the Code with respect to the purchase of Blocker hereunder. For purposes of determining Pre-Closing Blocker Taxes with respect to any Straddle Period of the Company Entities, Blocker’s share of the Company Entities’ items of income, gain, loss and deduction and any other relevant tax items for the Straddle Period shall be determined based on a closing of the books as of the Closing Date.
“Pre-Closing Company Entity Taxes” means, without duplication, (i) all Taxes of or imposed on any Company Entity with respect to any Pre-Closing Tax Period, and (ii) all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which any Company Entity is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, imposed on a Company Entity; provided that Pre-Closing Company Entity Taxes shall not include any Taxes to the extent taken into account in calculating the Final Indebtedness Amount, the Final Seller Transaction Expense Amount or the Final Adjusted Net Working Capital Amount. For purposes of determining Pre-Closing Company Entity Taxes, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (i) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period of a Company Entity multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.
“Pre-Closing Tax Period” means, without duplication, (a) any Tax period ending on or before the Closing Date; or (b) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on the Closing Date (which Tax period or portion thereof shall include, for this purpose, the Closing Date).
“Process” or “Processing” means, with respect to Company Data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, disclosure, dissemination or combination of such Company Data.
“Proprietary Information” means any confidential or proprietary information of or concerning any of the Acquired Companies that is not generally known in or available to the trade or industry of which the Business is a part and about which a Seller has knowledge solely as a result of his or its beneficial ownership of Company Entities prior to the Closing; provided, however, that Proprietary Information shall not include any idea, information or discovery that is generally available to and known by the public through no fault of the Company Securityholders or any of their Affiliates or Representatives.

“Representative” means, with respect to a particular Person, any officer, director, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.
“Resigning Persons” means those individuals set forth on Schedule D.
“Restricted Seller” means Joel Young, Mark Grout, Mike Lavery, Ken Boschwitz, Terry Mallberg, Shawn Aleman and Brian Rhodes.
“R&W Insurance Policy” means the Buyer-side representation and warranty insurance policy to be issued by the R&W Insurer to Buyer in connection with the transactions contemplated by this Agreement, in substantially the form attached hereto as Exhibit E, with such additional changes thereto as shall have been approved by the Seller Representative, such approval not to be unreasonably withheld, delayed, conditioned or denied.
“R&W Insurance Policy Limit” means the “Limit of Liability” as defined in the R&W Insurance Policy.
“R&W Insurer” means the insurer or other insurance provider that issues the R&W Insurance Policy.
“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person listed on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) sanctions lists (including but not limited to the OFAC List of Specially Designated Nationals and Blocked Persons) or any other list of designated or blocked Persons maintained by a U.S. or non-U.S. Governmental Entity under Sanctions Laws; (ii) any Person organized under the laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine) or part of the Government of Venezuela; and (iii) any Person 50% or more owned or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by OFAC or other U.S. or non-U.S. Governmental Entity.
“Sanctions Laws” means applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entity (to the extent consistent with U.S. law), including those administered by the U.S. government through OFAC or the U.S. Department of State; the European Union and its Member States; and Her Majesty’s Treasury of the United Kingdom.
“Seller Transaction Expenses” means (a) all transaction bonuses, change in control bonuses, retention bonuses, “stay” bonuses, success bonuses, severance payments, and other similar payment obligations arising, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement, including, for the avoidance of doubt, any bonus payments or other benefits that become payable at the Closing pursuant to individual retention agreements as a result of the Closing occurring and any such payments or benefits payable pursuant to a “double trigger” arrangement to the extent such termination decision is communicated in writing to employee or individual consultant at or prior to the Closing, including the employer portion of any payroll, social security, unemployment and similar Taxes payable with respect to such amounts, without regard for any ability to defer Taxes under the CARES Act; (b) the employer portion of all payroll, social security, unemployment and similar Taxes (including, for these purposes, the K-1 Option Holder Self-Employment Taxes) payable with respect to any amounts payable in respect of any Company Options pursuant to this Agreement or the Allocation Methodology (calculated as if all escrows and holdbacks are released in full on the Closing Date) without regard for any ability to defer Taxes under the CARES Act; (c) one-half of all fees and costs payable to the Escrow Agent pursuant to the Escrow Agreement; (d) the premiums for all of the D&O Tail Policies; (e) all broker, legal, financial, advisory, investment banking, accounting or other professional advisory fees and expenses incurred by the Company Entities or Blocker on their own behalf or on behalf of some or all of the Company Securityholders in connection with the negotiation, preparation and execution of this Agreement and the other documents to be delivered hereunder and the consummation of the transactions contemplated by this Agreement; and (f) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the Company Entities, Blocker or the Company Securityholders in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, but only to the extent any of the items set forth in clauses (a) through (f) above have not been paid prior to the Closing Date. For purposes of this Agreement and solely to avoid any double counting or duplication, any amounts to the extent actually taken into account in (i) the calculation of Indebtedness of the Acquired Companies and amounts payable to Company Option Holders in respect of the Company Options will not be included in the calculation of Seller Transaction Expenses, and (ii) the calculation of Seller Transaction Expenses will not be included in the calculation of Indebtedness of the Acquired Companies.
“Service Provider” means any director, manager, officer, individual independent contractor, employee, or other individual service provider of any of the Company Entities or Blocker, specifically including, but not limited to, Current Employees and former employees of the Company Entities.
“Software” means any and all (a) computer programs and other software, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations, and collections of data or information, including all data and information included in such databases, compilations or collections; (c) descriptions, flowcharts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, command structures, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation including development, diagnostic, support, user manuals and other training documentation related to any of the foregoing.
“Source Code” means computer code which may be printed out or displayed in human readable form and which is compiled to create machine readable code or object code.
“Straddle Period” means any Tax period that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any Person, any entity in which such Person (or one or more of such Person’s Subsidiaries) owns or controls, directly or indirectly, a sufficient amount of the outstanding voting securities to elect at least a majority of such entity’s board of directors or other governing body (or, if there are no such voting securities, more than fifty percent (50%) of the Equity Securities of such entity).
“Tax Return” means any return, report, estimate, claim for refund, or information return or statement relating to, or filed or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.
“Taxes” means (i) all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, estimated, license, environmental, customs duties, disability, property, escheat, unclaimed property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and taxes or other charges in the nature of excise, withholding, ad valorem or value added taxes and (ii) any liability for amounts described in (i) as a transferee or successor, under Treasury Regulations 1.1502-6 or any similar provision of Law, or otherwise under applicable Law.
“Technology” means all Software, computer content, websites, technical data, subroutines, computer tools, and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.
“Tracking Data” means (a) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (c) any device identification, or device activity data or data collected from a networked physical object.
“Trade Secrets” means all trade secrets as defined under the Uniform Trade Secret Act as well as all confidential, proprietary business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, studies, reports, records of inventions, test information, customer and supplier lists, pricing and cost information, financial information and business and marketing plans and proposals), in each case, whether or not reduced to written form.
“Trademark” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, brand names, corporate names, domain names, and other indicia of commercial source of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof, (b) all registrations and applications to register the foregoing (including any intent-to-use trademark applications), and (c) all goodwill connected with the use thereof or symbolized thereby.
“Virtual Data Room” means the Datasite Project Xirgo virtual data room maintained by Harris Williams LLC and the Sellers for the purposes of Buyer’s due diligence in connection with the transactions contemplated by this Agreement.
“Xirgo Retention Bonus Plan” means the Xirgo Technologies, LLC 2021 Retention Bonus Plan in the form attached hereto as Exhibit F.

Additional Defined Terms	Agreement Reference
Acquired Securities	Recitals
Adjustment Escrow Account	Section 2.3(c)
Adjustment Escrow Amount	Section 2.3(c)
Affordable Care Act	Section 3.15(c)
Agreement	Preamble
Audited Financial Statements	Section 3.3(f)
Base Purchase Price	Section 2.1

Blocker	Recitals
Blocker Shares	Recitals
Buyer	Preamble
Buyer Indemnified Parties	Section 9.1
Buyer-Handled Claims	Section 9.7(c)
Class A Units	Recitals
Class B Unit Schedule	Section 3.3(a)
Class B Units	Recitals
Closing	Section 10.1
Closing Consideration Allocation Certificate	Section 2.2(b)
Closing Date	Section 10.1
Company	Recitals
Company Benefit Plan	Section 3.15(a)
Company Insurance Policies	Section 3.11
Company Seller	Preamble
Company Sellers	Preamble
Company Software	Section 3.16(h)
Company Trade Secrets	Section 3.16(e)
CPA Firm	Section 2.4(c)(ii)
D&O Tail Policy	Section 8.3(b)
Disclosure Schedule	Article 3
Indemnity Escrow Amount	Section 2.3(c)
Employee IP Agreement	Section 3.16(f)
Employment Laws	Section 3.14(b)
Engagement Letter	Section 2.4(c)(ii)
Escrow Agreement	Section 10.2(b)
Estimated Adjusted Net Working Capital Amount	Section 2.2(a)(iii)
Estimated Blocker Closing Cash Amount	Section 2.2(a)(ii)
Estimated Closing Consideration Amount	Section 2.2(a)(vi)
Estimated Closing Statement	Section 2.2(a)
Estimated Company Closing Cash Amount	Section 2.2(a)(i)
Estimated Indebtedness Amount	Section 2.2(a)(iv)
Estimated Purchase Price	Section 2.2(a)(vi)
Estimated Seller Transaction Expense Amount	Section 2.2(a)(v)
Expense Invoice	Section 10.2(g)
Final Adjusted Net Working Capital Amount	Section 2.4(d)
Final Blocker Closing Cash Amount	Section 2.4(d)
Final Closing Statement	Section 2.4(d)
Final Company Closing Cash Amount	Section 2.4(d)
Final Indebtedness Amount	Section 2.4(d)
Final Purchase Price	Section 2.4(d)

Final Seller Transaction Expense Amount	Section 2.4(d)
Financial Statements	Section 3.3(f)
Funds Flow Memorandum	Section 2.2(c)
Indemnification Notice	Section 9.6
Indemnified Agent	Section 8.3(a)
Indemnified Party	Section 9.6
Indemnifying Party	Section 9.6
Indemnity Escrow Account	Section 2.3
Indemnity Escrow Amount	Section 2.3
Interim Financial Statements	Section 3.3(f)
Leases	Section 3.10(c)
Material Contract	Section 3.11
Material Customer	Section 3.13(a)
Material Supplier	Section 3.13(b)
Non-US Plan	Section 3.15(h)
Option Schedule	Section 3.3(d)
Payoff Letter	Section 2.3(a)
Permitted Update	Section 8.12
Preliminary Closing Statement	Section 2.4(a)
Preliminary Purchase Price	Section 2.4(a)(vi)
Purchase Price	Section 2.1
Purchased Units	Recitals
Real Property	Section 3.10(c)
Recent Balance Sheet	Section 3.3(f)
Registered Intellectual Property	Section 3.16(a)
Related Agreement	Section 3.1(a)
Related Party	Section 3.22
Related Party Arrangement	Section 3.22
Releasees	Section 8.13
Releasors	Section 8.13
Representative Expense Fund Amount	Section 2.3(d)
Required Regulatory Approvals	Section 8.5(a)
Response Period	Section 2.4(b)
Retention Bonus Escrow Account	Section 2.3
Retention Bonus Escrow Amount	Section 2.3
Schedule Supplement	Section 8.12
Sellers	Preamble
Statement Dispute	Section 2.4(c)(i)
Statement Objection	Section 2.4(b)
Taft	Section 13.12(a)
Taft Protected Information	Section 13.12(b)

Tangible Assets	Section 3.10(a)
Third Party Claim	Section 9.7(a)
Units	Recitals
WARN Act	Section 3.14(f)
Xirgo Marks	Section 8.10
1.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

BLOCKER:
XIRGO HOLDINGS, INC.

By: /s/ Luke A. Phenicie
Name: Luke A. Phenicie
Title: Chairman

COMPANY:
XIRGO TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC

By: /s/ Luke A. Phenicie
Name: Luke A. Phenicie
Title: Chairman

[Signature Page to Securities Purchase Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER REPRESENTATIVE:

Hammond, Kennedy, Whitney & Company, Inc.

By: /s/ Luke A. Phenicie
Name: Luke A. Phenicie
Title: Lead Transaction Partners

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.
SELLER:

HKW CAPITAL PARTNERS IV, L.P.

By:    HKW Management IV, L.P.
Its:    General Partner

By:    HKW Equity Partners, L.L.C.
Its:    General Partner

By: /s/ Luke A. Phenicie
Name: Luke A. Phenicie
Title: Lead Transaction Partners

SELLER:

HKW CAPITAL PARTNERS IV-A, L.P.

By:    HKW Management IV, L.P.
Its:    General Partner

By:    HKW Equity Partners, L.L.C.
Its:    General Partner

By: /s/ Luke A. Phenicie
Name: Luke A. Phenicie
Title: Lead Transaction Partners

SELLER:

HKW CAPITAL PARTNERS IV-B, L.P.

By:    HKW Management IV, L.P.
Its:    General Partner

By:    HKW Equity Partners, L.L.C.
Its:    General Partner

By: /s/ Luke A. Phenicie
Name: Luke A. Phenicie
Title: Lead Transaction Partners

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.
SELLER:

CAPITALSOUTH PARTNERS FUND II
LIMITED PARTNERSHIP

By:    CapitalSouth Partners SBIC F-II, LLC,
    its general partner

By: /s/ Joseph B. Alala
Name:     Joseph B. Alala, III
Title:     CEO

SELLER:

CAPITALSOUTH PARTNERS SBIC FUND III, L.P.

By:    CapitalSouth Partners SBIC Fund F-III, LLC,
    its general partner

By: s/ Joseph B. Alala
Name:     Joseph B. Alala, III
Title:     CEO

SELLER:

CAPITALA PRIVATE CREDIT FUND V, L.P.

By:    Capitala PCPV, LLC, its general partner

By: s/ Joseph B. Alala
Name:     Joseph B. Alala, III
Title:     CEO

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.
SELLER:

RGA REINSURANCE COMPANY

By: /s/ Kevin T. Prunty
Name:     Kevin T. Prunty
Title:     VP & Co-Head, Private Debt & Equity

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.
SELLER:

XIRGO TECHNOLOGIES HOLDINGS, INC.

By: /s/ Roberto Piolanti
Name:     Roberto Piolanti
Title:     CEO

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

ROBERTO PIOLANTI

/s/ Roberto Piolanti
Roberto Piolanti

SELLER:

CARMELA BARBIERI

/s/ Carmela Barbieri
Carmela Barbieri

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

THE ALEMAN YANEZ FAMILY REVOCAVBLE TRUST, DTD 10/14/09

By: /s/ Shawn Aleman
Name:     Shawn Aleman
Title:     Trustee

By: /s/ Shannon Yanez
Name:     Shannon Yanez
Title:     Trustee

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

THE BARAKAT REVOCAVBLE FAMILY
TRUST, DATED 5/14/13

By: /s/ Nader Barakat
Name:     Nader Barakat
Title:     Trustee

By: /s/ Randa H. Barakat
Name:     Randa H. Barakat
Title:     Trustee

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

MARK GROUT

/s/ Mark Grout
Mark Grout

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

TERRY MALLBERG

/s/ Terry Mallberg
Terry Mallberg

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

BRIAN RHODES

/s/ Brian Rhodes
Brian Rhodes

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

ENRICO CARLINI

/s/ Enrico Carlini
Enrico Carlini

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

JACOB FOELL

/s/ Jacob Foell
Jacob Foell

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

WILLIAM FREDERICK

/s/ William Frederick
William Frederick

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

TIMOTHY NELSON

/s/ Timothy Nelson
Timothy Nelson

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

JOHN PONTI

/s/ John Ponti
John Ponti

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

MICHELLE ROTHMAN

/s/ Michelle Rothman
Michelle Rothman

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

KHALID SYED

/s/ Khalid Syed
Khalid Syed

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

ANDRIUS ZABULIONIS

/s/ Andrius Zabulionis
Andrius Zabulionis

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.

SELLER:

GIEDRIUS ŽIBIKAS

/s/ Giedrius Žibikas
Giedrius Žibikas

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Securities Purchase Agreement as of the date first written above.
[Signature Page to Securities Purchase Agreement]

BUYER:

SENSATA TECHNOLOGIES, INC.

By: /s/ Hans Lidforss
Name: H. Lidforss
Title: SVP, Chief Strategy and Corporate Development     Officer

[Signature Page to Securities Purchase Agreement]